                               C-TEC Corporation
                            Proxy Filing Responses


Certain Related Information, Page 19
- ------------------------------------

1. Please expand the first paragraph under Current Negotiations to disclose management's assertion that the joint venture and facilities lease agreement with MFSCC is not probable or revise the Proxy Statement to
                          ------
     provide the information required by Item 14 of Schedule 14A.

     Response

     "A subsidiary of the Company is engaged in preliminary negotiations with MFSCC regarding a possible joint venture and facilities lease arrangement pursuant to which certain of the facilities of MFSCC would be utilized to provide telecommunication services to residential customers. The Company and MFSCC have been involved in ongoing negotiations for many months. The parties have not reached agreement on a number of the critical issues concerning the prospective joint venture. The possible transaction would involve the start up of a new business and there does not exist any historical financial statements nor any factually supportable data to prepare proforma financial statements. The terms of any such agreement and scope of the joint venture, which may be material to the Company, would be determined pursuant to arm's-length negotiations."

Proposal 5: Approval of Issuance of C-TEC Preferred Stock in Buffalo Valley
            ---------------------------------------------------------------
            Merger, page 37
            ---------------

     Conditions of the Merger, page 39
     ---------------------------------

2. The staff notes the Company's supplemental response to prior comment numbered 15. Advise the staff of the number of shareholders of Buffalo Valley, and the number of directors and executive officers of Buffalo Valley who are also shareholders.

     Response

     The Company is advising the staff that Buffalo Valley Telephone Company has 214 Preferred shareholders and 312 Common shareholders. The majority of the Common Shareholders are also Preferred Shareholders. All of the directors own Common Stock and five of the directors also own Preferred Stock. There is only one executive officer of Buffalo Valley Telephone Company that owns both Common and Preferred Stock.

Pro Forma Financial Data page 49
- --------------------------------

3. Reference is made to the pro forma financial data (pages 49 and 52) for the three months ended March 31, 1995. Please advise the staff supplementally as to the consideration given to combining Twin County's statement of operations data for the three months ended April 30, 1995 (rather than the three months ended January 31, 1995) with C-TEC's and BVT's statement of operations data for the three months ended March 31, 1995. In this regard, the significant decrease in income from continuing operations for Twin County's second fiscal quarter is noted.

     Response

     The Company notes that the significant decrease in income from continuing operations for Twin County's second quarter was due substantially to the large increase in professional fees over the first quarter. As noted in the MD&A, this increase was due to services relative to the merger with C-TEC. Since such expenses will not continue in the future, the Company believes that Twin County's income from continuing operations for the three months ended January 31, 1995 is more representative of results which can be expected in the future than its income from continuing operations for the three months since April 30, 1995. Additionally, the period which ended January 31, 1995, is also Twin County's first quarter and is therefore consistent with a presentation of C-TEC's first quarter.


Twin County
- -----------
Interim Statements of Income page F-54
- --------------------------------------

4. It appears that the line items for interest income and interest expense should be reversed. It also appears that the second line item in the statements of retained earnings on page F-55 should be revised to state that the profit is for the six months (not three months) ended April 30, 1995 and 1994. Additionally, it appears that the net income for the second fiscal quarter of 1995 (page F-58) is not correctly stated. Please revise or advise.

     Response

     The requested revision have been made.

                               C-TEC CORPORATION
                              105 Carnegie Center
                              Princeton, NJ 08540
                                     ----
                                  609/734-3700

David C. McCourt
Chairman & CEO

August 4, 1995

Dear Shareholder:

  On behalf of the C-TEC Corporation Board of Directors and Management, I cordially invite you to attend our Annual Meeting of Shareholders to be held at the Nassau Inn at Palmer Square, 10 Palmer Square, Princeton, New Jersey on Thursday, September 14, 1995 at 11:00 a.m., local time.

  The following matters will be considered and acted upon at the Annual
Meeting: (i) election to the Board of Directors of four Class II Directors;
(ii) approval of an amendment to the Company's Articles of Incorporation to increase the authorized number of shares of Common and Class B stock; (iii) approval of an amendment to the Company's Articles of Incorporation to authorize a new class of Preferred Stock; (iv) approval of the issuance of Preferred Stock of the Company in the merger of Twin County Trans Video, Inc. into a subsidiary of the Company; (v) approval of the issuance of Preferred Stock of the Company in the merger of Buffalo Valley Telephone Company into a subsidiary of the Company; (vi) ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent auditors for the 1995 fiscal year; and (vii) transaction of such other business as may properly come before the Annual Meeting.

  Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. We encourage you to review the attached material and to sign, date and return the enclosed proxy card in the postage prepaid envelope provided. Seating is limited, so please check the box on the proxy card if you anticipate attending the meeting. Each proxy is revocable and will not affect your right to vote in person if you attend the meeting.

  I look forward to the opportunity of sharing our plans for C-TEC with you at the meeting.

                                              Sincerely,

                                              /s/ David C. McCourt,

                                              David C. McCourt,
                                               Chairman, Chief Executive
                                               Officer

                   [LOGO OF C-TEC CORPORATION APPEARS HERE]

       105 CARNEGIE CENTER, PRINCETON, NEW JERSEY 08540 . (609) 734-3700


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               SEPTEMBER 14, 1995

  The Annual Meeting of Shareholders of C-TEC Corporation (the "Company") will be held at the Nassau Inn at Palmer Square, 10 Palmer Square, Princeton, New Jersey on Thursday, September 14, 1995 at 11:00 a.m., local time. The meeting will be held for the following purposes, as further described in the accompanying Proxy Statement:

    1. To elect four (4) Class II Directors to serve for a term of three (3) years;

    2. To consider and vote upon a proposal to amend the Amended and Restated Articles of Incorporation of the Company to increase the authorized number of shares of Common Stock and Class B Common Stock of the Company;

    3. To consider and vote upon a proposal to amend the Amended and Restated Articles of Incorporation of the Company to authorize a new class of Preferred Stock;

    4. To consider and vote upon a proposal to approve the issuance of Preferred Stock of the Company in the merger of Twin County Trans Video, Inc. into a subsidiary of the Company;

    5. To consider and vote upon a proposal to approve the issuance of Preferred Stock of the Company in the merger of Buffalo Valley Telephone Company into a subsidiary of the Company;

    6. To consider and vote upon a proposal to ratify the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 31, 1995;

    7. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

  Only shareholders of record at the close of business on August 1, 1995 will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

  In order to insure that your shares are represented and are voted in accordance with your wishes, IT WILL BE APPRECIATED IF YOU WILL DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. If you attend the meeting, you may personally vote your shares regardless of whether you have signed a proxy.

                                              /s/ Raymond B. Ostroski

                                              Raymond B. Ostroski, Executive
                                               Vice President, General Counsel
                                               and Corporate Secretary

Dated: August 4, 1995

                               C-TEC CORPORATION

                            ----------------------

                                PROXY STATEMENT

                            ----------------------

          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 14, 1995

  This Proxy Statement is being mailed to shareholders on or about August 4, 1995 in connection with the solicitation of proxies by the Board of Directors of C-TEC Corporation, a Pennsylvania corporation (the "Company" or "C-TEC"), for use at the Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, September 14, 1995 at 11:00 a.m., local time, at the Nassau Inn at Palmer Square, 10 Palmer Square, Princeton, New Jersey, and at any adjournment or postponement thereof.

  At the Annual Meeting, shareholders of C-TEC eligible to vote will consider and vote upon proposals (i) to elect four (4) Class II Directors to serve for a term of three (3) years; (ii) to amend the Amended and Restated Articles of Incorporation of C-TEC (the "Articles of Incorporation") to (a) increase the authorized number of shares of Common Stock of C-TEC, par value $1.00 per share (the "C-TEC Common Stock"), from 35,000,000 to 85,000,000, and (b) increase the authorized number of shares of Class B Common Stock of C-TEC, par value $1.00 per share (the "C-TEC Class B Stock"), from 8,753,203 to 15,000,000; (iii) to amend the Articles of Incorporation to authorize a class of 25,000,000 shares of preferred stock of C-TEC, in such series and with such rights and preferences as the Board of Directors of C-TEC (the "Board" or the "Board of Directors") may determine from time to time (the "C-TEC Preferred Stock"); (iv) to approve the issuance of C-TEC Preferred Stock in the merger (the "Twin County Merger") of Twin County Trans Video, Inc., a Pennsylvania corporation ("Twin County"), with and into C-TEC Cable Systems Inc., a Delaware corporation ("C-TEC Cable") and a wholly owned subsidiary of C-TEC; (v) to approve the issuance of C-TEC Preferred Stock in the merger (the "Buffalo Valley Merger") of Buffalo Valley Telephone Company, a Pennsylvania corporation ("Buffalo Valley" or "BVT"), with and into BVT Merger Corporation, a Pennsylvania corporation ("C-TEC Sub") and a wholly owned subsidiary of C-TEC; and (vi) to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of C-TEC for the fiscal year ending December 31, 1995. Shareholders of C-TEC will also consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and if given or made, such information or representation should not be relied upon as having been authorized by C-TEC.

                               ----------------

              The date of this Proxy Statement is August 4, 1995.

                             AVAILABLE INFORMATION

  C-TEC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by C-TEC with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048); Chicago (500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661); and Los Angeles (Suite 500 East, Tishman Building, 5757 Wilshire Boulevard, Los Angeles, California 90036). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by C-TEC can be inspected at the offices of The NASDAQ Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission by C-TEC pursuant to the Exchange Act are incorporated by reference in this Proxy
Statement:

    1. C-TEC's Current Report on Form 8-K dated October 27, 1994;

    2. C-TEC's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A filed with the Commission on April 3, 1995 and by Form 10-K/A filed with the Commission on July 31, 1995;

    3. C-TEC's Quarterly Report on Form 10-Q for the quarter ended March 31,
  1995;

    4. C-TEC's Current Report on Form 8-K dated February 8, 1995, as amended by Form 8-K/A filed with the Commission on July 31, 1995;

    5. C-TEC's Current Report on Form 8-K dated April 10, 1995, as amended by Form 8-K/A filed with the Commission on July 31, 1995;

    6. C-TEC's Current Report on Form 8-K dated May 25, 1995; and

    7. C-TEC's Current Report on Form 8-K dated June 1, 1995.

  All documents filed by C-TEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST TO C-TEC CORPORATION, 105 CARNEGIE CENTER, PRINCETON, NEW JERSEY 08540, TELEPHONE NUMBER
(609) 734-3700, ATTENTION: VALERIE HAERTEL, DIRECTOR, INVESTOR RELATIONS. IN ORDER TO ENSURE DELIVERY PRIOR TO THE ANNUAL MEETING, REQUESTS SHOULD BE RECEIVED BY SEPTEMBER 1, 1995.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................    2
SUMMARY....................................................................    5
THE ANNUAL MEETING.........................................................    9
  Time, Date and Place.....................................................    9
  Purpose of the Annual Meeting............................................    9
  Record Date, Quorum, Required Vote.......................................    9
  Rights of Appraisal......................................................   10
PROPOSAL 1: ELECTION OF DIRECTORS..........................................   11
DIRECTOR INFORMATION.......................................................   11
SECURITY OWNERSHIP INFORMATION.............................................   13
  Security Ownership of Directors and Executive Officers...................   13
  Security Ownership of Certain Beneficial Owners..........................   13
COMPENSATION INFORMATION...................................................   14
  Executive Compensation...................................................   14
  Aggregate Option Grants in Last Fiscal Year and Year-End Option Values...   15
  Pension Benefits.........................................................   15
  Compensation Committee Report............................................   15
  Compensation Committee Interlocks and Insider Participation..............   17
  Other Related Information................................................   17
  Performance Graph........................................................   18
CERTAIN RELATED INFORMATION................................................   19
  Transactions with Management and Certain Concerns........................   19
  Information about the Board and its Committees...........................   20
PROPOSAL 2: AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE
 AUTHORIZED C-TEC COMMON STOCK AND CLASS B STOCK AND
PROPOSAL 3: AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE
 NEW CLASS OF C-TEC PREFERRED STOCK........................................   21
  Possible RCN Transaction.................................................   23
PROPOSAL 4: APPROVAL OF ISSUANCE OF C-TEC PREFERRED STOCK IN TWIN COUNTY
 MERGER....................................................................   25
THE TWIN COUNTY MERGER.....................................................   25
  Background and Reasons for the Twin County Merger........................   25
  Twin County Minority Interest Acquisition................................   26
  Certain Agreements of the Parties........................................   27
  Terms of the Twin County Merger..........................................   27
  Accounting and Tax Treatment.............................................   28
  Description of C-TEC TC Preferred........................................   29
  Description of Cable Preferred...........................................   31
INFORMATION REGARDING TWIN COUNTY..........................................   33
  Description of the Business..............................................   33
  Selected Historical Financial Data.......................................   34
  Management's Discussion and Analysis of Results of Operations and
   Financial Condition of Twin County......................................   34
PROPOSAL 5: APPROVAL OF ISSUANCE OF C-TEC PREFERRED STOCK IN BUFFALO VALLEY
 MERGER....................................................................   37

THE BUFFALO VALLEY MERGER..................................................  37
  Background and Reasons for the Buffalo Valley Merger.....................  37
  Terms of the Buffalo Valley Merger.......................................  38
  Regulatory Approvals.....................................................  40
  Accounting and Tax Treatment.............................................  40
  Description of C-TEC BVT Preferred.......................................  40
INFORMATION REGARDING BUFFALO VALLEY.......................................  43
  Description of Business..................................................  43
  Selected Historical Financial Data.......................................  43
  Management's Discussion and Analysis of Results of Operations and
   Financial Condition of Buffalo Valley...................................  44
SELECTED FINANCIAL INFORMATION AND COMPARATIVE PER SHARE DATA..............  48
  Comparative Per Share Data...............................................  49
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS............  50
  Pro Forma Condensed Consolidated Balance Sheet...........................  51
  Pro Forma Condensed Consolidated Statement of Operations.................  52
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.............  54
PROPOSAL 6: RATIFICATION OF INDEPENDENT AUDITORS...........................  56
OTHER MATTERS..............................................................  57
GENERAL INFORMATION........................................................  57

                                    SUMMARY

  The following is a summary of certain information in this Proxy Statement. It is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement or incorporated by reference herein, in the accompanying appendices and in the documents referred to herein. Shareholders are urged to read this Proxy Statement in its entirety.

                               THE ANNUAL MEETING

TIME, DATE AND PLACE

  The Annual Meeting will be held at the Nassau Inn at Palmer Square, 10 Palmer Square, Princeton, New Jersey, on September 14, 1995, at 11:00 a.m., local time.

PURPOSE OF THE ANNUAL MEETING

  Shareholders of C-TEC will consider and vote upon proposals (i) to elect four
(4) Class II Directors to serve for a term of three (3) years; (ii) to amend the Articles of Incorporation to (a) increase the authorized number of shares of C-TEC Common Stock from 35,000,000 to 85,000,000, and (b) increase the authorized number of shares of C-TEC Class B Stock, from 8,753,203 to 15,000,000; (iii) to amend the Articles of Incorporation to authorize a class of 25,000,000 shares of C-TEC Preferred Stock; (iv) to approve the issuance of C-TEC Preferred Stock in the Twin County Merger; (v) to approve the issuance of C-TEC Preferred Stock in the Buffalo Valley Merger; and (vi) to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of C-TEC for the fiscal year ending December 31, 1995. Shareholders of C-TEC will also consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof. See "The Annual Meeting--Purpose of the Annual Meeting."

RECORD DATE, QUORUM, REQUIRED VOTE

  The close of business on August 1, 1995 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of August 1, 1995, there were outstanding and entitled to vote 19,069,527 shares of C-TEC Common Stock and 8,375,640 shares of C-TEC Class B Stock. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the total votes entitled to be cast at the Annual Meeting shall constitute a quorum at the Annual Meeting. Shareholders will be entitled to one vote per share of C-TEC Common Stock and fifteen votes per share of C-TEC Class B Stock on all matters submitted to a vote at the Annual Meeting. Shareholders have cumulative voting rights with respect to the election of Directors.

  Directors will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not treated as votes cast, and thus will not be the equivalent of votes against the election of a nominee. The approval of Proposals 2 and 3 (regarding the amendments to the Articles of Incorporation to increase the authorized number of shares of C-TEC Common Stock and C-TEC Class B Common Stock, and to authorize a new class of C-TEC Preferred Stock, respectively) each requires the affirmative vote of a majority of the votes entitled to be cast by all the holders of C-TEC Common Stock voting as a single class, and a majority of the votes entitled to be cast by all the holders of C-TEC Class B Stock voting as a single class. Abstentions and broker non-votes are considered in determining the number of votes required to pass Proposals 2 and 3 and thus will have the same legal effect as votes against Proposals 2 and 3. The approval of Proposals 4, 5 and 6

(regarding the issuance of C-TEC Preferred Stock in the Twin County Merger, the issuance of C-TEC Preferred Stock in the Buffalo Valley Merger and the ratification of the independent auditors, respectively) each requires the affirmative vote of a majority of the votes cast by the holders of C-TEC Common Stock and C-TEC Class B stock voting together as a single class. Abstentions and broker non-votes, because they are not treated as votes cast, will not be the equivalent of votes against Proposals 4, 5 and 6. See "The Annual Meeting-- Record Date, Quorum, Required Vote."

                       PROPOSAL 1: ELECTION OF DIRECTORS

  Shareholders of C-TEC will elect four (4) Class II Directors to serve for a term of three (3) years. The Board of Directors is divided into three classes and is currently comprised of 12 members. One class is elected each year to serve for a three-year term. Thomas C. Stortz, Robert E. Julian, Frank M. Henry and Eugene Roth, all of whom are presently Class II Directors, are nominees for election as Class II Directors at the Annual Meeting. The Board of Directors recommends that shareholders vote FOR the election of these four nominees as Class II Directors to serve for a term of three years. See "Proposal 1:
Election of Directors."

         PROPOSAL 2: AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE
             AUTHORIZED C-TEC COMMON STOCK AND C-TEC CLASS B STOCK
                                      AND
PROPOSAL 3: AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE NEW CLASS OF C-
                              TEC PREFERRED STOCK

  The Board of Directors has adopted a resolution unanimously approving and recommending to the Company's shareholders for their approval two amendments to the Articles of Incorporation to provide therein for (i) in the case of the first amendment (Proposal 2) (a) an increase in the authorized number of shares of C-TEC Common Stock from 35,000,000 to 85,000,000 and (b) an increase in the authorized number of shares of C-TEC Class B Stock from 8,753,203 to 15,000,000 and (ii) in the case of the second amendment (Proposal 3), a new class of 25,000,000 shares of C-TEC Preferred Stock.

  If the shareholders of the Company approve Proposal 3, RCN Corporation, the Company's largest shareholder, voting alone will have sufficient voting power to approve Proposals 4 and 5 regarding the issuance of C-TEC Preferred Stock in the Twin County Merger and the Buffalo Valley Merger, respectively.

  The Board of Directors recommends that shareholders vote FOR the proposals to amend the Articles of Incorporation to increase the authorized number of shares of C-TEC Common Stock and C-TEC Class B Stock and to authorize a new class of C-TEC Preferred Stock. See "Proposal 2: Amendment to Articles of Incorporation to Increase Authorized C-TEC Common Stock and C-TEC Class B Stock" and "Proposal 3: Amendment to Articles to Incorporation to Authorize New Class of C-TEC Preferred Stock."

PROPOSAL 4: APPROVAL OF ISSUANCE OF C-TEC PREFERRED STOCK IN TWIN COUNTY MERGER

THE TWIN COUNTY MERGER

  Pursuant to the Twin County Merger Agreement (as hereinafter defined), Twin County will be merged with and into C-TEC Cable, with C-TEC Cable being the surviving corporation. If the shareholders of C-TEC authorize the C-TEC Preferred Stock and approve the issuance of C-TEC Preferred Stock in the Twin County Merger, then on the effective date of the Twin County Merger, the shares of common stock of Twin County ("Twin County Common Stock") outstanding immediately prior to the merger (other than shares owned by C-TEC or its affiliates, which shares will be canceled) will be converted into the right to receive 4,100,000 shares of C-TEC Preferred Stock Series A with an aggregate stated value of $41,000,000 ("C-TEC TC Preferred Series A") and 1,100,000 shares of C-TEC Preferred Stock Series B with an aggregate stated value of $11,000,000 ("C-TEC TC Preferred Series B" and collectively with the C-TEC TC Preferred Series A, the "C-TEC TC Preferred").

  In the event that the shareholders of C-TEC do not authorize the C-TEC Preferred Stock or do not approve the issuance of the C-TEC Preferred Stock in the Twin County Merger, then on the effective date of the Twin County Merger, the shares of Twin County Common Stock outstanding immediately prior to the merger (other than shares owned by C-TEC or its affiliates, which shares will be canceled) will be converted into the right to receive 4,100,000 shares of C-TEC Cable Preferred Stock Series A with an aggregate stated value of $41,000,000 ("Cable Preferred Series A") and 1,100,000 shares of C-TEC Cable Preferred Stock Series B with an aggregate stated value of $11,000,000 ("Cable Preferred Series B" and collectively with the Cable Preferred Series A, the "Cable Preferred"). The shares of Cable Preferred necessary to consummate the above transaction would be issued by C-TEC Cable, a wholly owned subsidiary of C-TEC, and such issuance would not require approval by shareholders of C-TEC. See "The Twin County Merger."

  The Board of Directors recommends that shareholders vote FOR the proposal to authorize the issuance of C-TEC Preferred Stock in the Twin County Merger. See "Proposal 4: Approval of Issuance of C-TEC Preferred Stock in Twin County Merger" and "The Twin County Merger."

INFORMATION REGARDING TWIN COUNTY

  Twin County offers cable television service to approximately 210,000 homes in Pennsylvania's Lehigh Valley area, including the cities of Allentown, Bethlehem and Easton, and virtually all of Lehigh and Northhampton County. Twin County provides cable television service to over 80,000 households. Twin County has operated in a competitive cable market for over 30 years with Service Electric Cable TV, Inc. and services approximately 60% of the cable subscribers in the competitive areas.

  Twin County's principal executive office is located at 5508 Nor-Bath Boulevard, Northampton, Pennsylvania 18064, and its telephone number is (610) 262-6100. See "Information Regarding Twin County."

  PROPOSAL 5: APPROVAL OF ISSUANCE OF C-TEC PREFERRED STOCK IN BUFFALO VALLEY
                                     MERGER

THE BUFFALO VALLEY MERGER

  Pursuant to the Buffalo Valley Merger Agreement (as hereinafter defined), Buffalo Valley will be merged with and into C-TEC Sub, with C-TEC Sub being the surviving corporation. The consideration to be received by holders of shares of common stock of Buffalo Valley (the "Buffalo Valley Common Stock") pursuant to the Buffalo Valley Merger will be either (i) cash of approximately $54.8 million, (ii) C-TEC Preferred Stock having the conversion rights and other terms set forth in the Buffalo Valley Merger Agreement (the "C-TEC BVT Preferred") and with an aggregate par value of approximately $54.8 million, or
(iii) a combination of cash and C-TEC BVT Preferred in an aggregate amount of approximately $54.8 million. The form of such consideration will depend upon the outcome of the C-TEC shareholder vote on Proposals 3 and 5 and the elections made by the holders of Buffalo Valley Common Stock.

  If the shareholders of C-TEC authorize the C-TEC Preferred Stock and approve the issuance of the C-TEC Preferred Stock in the Buffalo Valley Merger, then on the effective date of the Buffalo Valley Merger, (i) each share of Buffalo Valley Common Stock outstanding immediately prior to the merger, other than shares for which appraisal rights have been exercised pursuant to the Pennsylvania Business Corporation Law, will thereupon be converted into the right to receive, at the option of the holder of shares of Buffalo Valley Common Stock, either (a) $61.00 in cash (the "BVT Cash Consideration") or (b) one share of C-TEC BVT Preferred, par value $61.00 per share (the "BVT Stock Consideration" and, together with the "BVT Cash Consideration", the "BVT Merger Consideration") and (ii) each share of Buffalo Valley Common Stock held as treasury stock of Buffalo Valley or held directly or indirectly by C-TEC, other than in fiduciary capacity or in satisfaction of indebtedness, will be canceled; provided that in no event will the BVT Stock Consideration be less than 50% of the BVT Merger Consideration, pro rata adjustments being made if holders of Buffalo Valley Common Stock elect more than 50% of the BVT Merger Consideration in the form of BVT Cash Consideration. Assuming all shares of Buffalo Valley Common Stock are converted pursuant to the Buffalo Valley Merger and that all holders of Buffalo Valley Common Stock elect to receive C-TEC BVT Preferred, 899,154 shares of C-TEC BVT Preferred with an aggregate par value of approximately $54.8 million will be issued. The shares of C-TEC BVT Preferred would be convertible into shares of C-TEC Common Stock subject to the terms and conditions set forth in the Buffalo Valley Merger Agreement.

  If the shareholders of C-TEC do not approve the C-TEC Preferred Stock or do not approve the issuance of the C-TEC Preferred Stock in the Buffalo Valley Merger, then Buffalo Valley will have the option to proceed with the Buffalo Valley Merger on the terms described above, except that each share of Buffalo Valley Common Stock outstanding immediately prior to the Effective Time would be converted into the right to receive $61.00 in cash. If the Buffalo Valley Merger is consummated in accordance with the preceding sentence, then, assuming all shares of Buffalo Valley Common Stock are converted pursuant to the Buffalo Valley Merger, the aggregate consideration to be received by holders of Buffalo Valley Common Stock would be $54.8 million in cash. As a result of the foregoing, the consummation of the Buffalo Valley Merger is not necessarily dependent upon C-TEC shareholder approval.

  The Board of Directors recommends that shareholders vote FOR the proposal to authorize the issuance of C-TEC Preferred Stock in the Buffalo Valley Merger. See "Proposal 5: Approval of Issuance of C-TEC Preferred Stock in Buffalo Valley Merger" and "The Buffalo Valley Merger."

INFORMATION REGARDING BUFFALO VALLEY

  Buffalo Valley is an independent local exchange carrier that operates two telephone exchanges, one in Lewisburg, Pennsylvania and one in Mifflinburg, Pennsylvania. As of March 31, 1995 Buffalo Valley had approximately 17,450 main access lines. Buffalo Valley's rates for basic services are the lowest rates in Pennsylvania. Buffalo Valley has made substantial investments in upgrading its facilities and has a 100% digital network.

  Buffalo Valley's principal executive office is located at 20 South Second Street, Lewisburg, Pennsylvania 17837, and its telephone number is (717) 523-1211. See "Information Regarding Buffalo Valley."

                PROPOSAL 6: RATIFICATION OF INDEPENDENT AUDITORS

  C-TEC is asking the shareholders to ratify the selection of Coopers & Lybrand L.L.P. as C-TEC's independent auditors for the fiscal year ending December 31, 1995.

  The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of Coopers & Lybrand L.L.P. to serve as the independent auditors of the Company for the fiscal year ending December 31, 1995. See "Proposal 6: Ratification of Independent Auditors."

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

                               THE ANNUAL MEETING

TIME, DATE AND PLACE

  The Annual Meeting of shareholders of C-TEC will be held at the Nassau Inn at Palmer Square, 10 Palmer Square, Princeton, New Jersey, on September 14, 1995, at 11:00 a.m., local time.

PURPOSE OF THE ANNUAL MEETING

  Shareholders of C-TEC will consider and vote upon proposals (i) to elect four
(4) Class II Directors to serve for a term of three years ("Proposal 1"); (ii) to amend the Articles of Incorporation to (a) increase the authorized number of shares of C-TEC Common Stock from 35,000,000 to 85,000,000, and (b) increase the authorized number of shares of C-TEC Class B Stock from 8,753,203 to 15,000,000 ("Proposal 2"); (iii) to amend the Articles of Incorporation to authorize a class of 25,000,000 shares of C-TEC Preferred Stock, in such series and with such rights and preferences as the Board may determine from time to time ("Proposal 3"); (iv) to approve the issuance of C-TEC Preferred Stock in the Twin County Merger ("Proposal 4"); (v) to approve the issuance of C-TEC Preferred Stock in the Buffalo Valley Merger ("Proposal 5"); and (vi) to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of C-TEC for the fiscal year ending December 31, 1995 ("Proposal 6"). Shareholders of C-TEC will also consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE, QUORUM, REQUIRED VOTE

  All shares of C-TEC Common Stock and C-TEC Class B Stock represented by valid proxies received in time for the Annual Meeting, and not revoked, will be voted. Unless the shareholder otherwise specifies therein, such shares will be voted by the persons named as proxy holders in favor of Proposals 1, 2, 3, 4, 5 and 6. As to any other business which may properly come before the Annual Meeting and be submitted to a vote of shareholders, proxies will be voted in the best judgment of the designated proxy holders. The form of proxy enclosed (the "Proxy") is for use by a shareholder if the shareholder is unable to attend or does not desire to vote in person. Any shareholder giving a Proxy has the right to revoke it at any time before the Proxy is exercised, by executing another form of proxy and delivering it to the Secretary of the Company or by voting in person at the Annual Meeting.

  The close of business on August 1, 1995 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. On August 1, 1995, there were outstanding 19,069,527 shares of C-TEC Common Stock and 8,375,640 shares of C-TEC Class B Stock. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast will constitute a quorum for the Annual Meeting. Shareholders will be entitled to one vote per share for C-TEC Common Stock and fifteen votes per share for C-TEC Class B Stock on all matters to be submitted at the Annual Meeting and are entitled to cumulative voting rights with respect to the election of Directors. Under cumulative voting, a shareholder's total vote (the number of votes to which such shareholder is entitled multiplied by the number of Directors to be elected) may be cast entirely for one candidate or distributed among two or more candidates. The persons named in the accompanying Proxy may, at their discretion, cumulate the votes which they are authorized to cast. Holders of C-TEC Common Stock and holders of C-TEC Class B Stock will vote as a single class on all matters except that such holders will vote as separate classes with respect to Proposals 2 and 3 to amend the Articles of Incorporation to increase the authorized amount of C-TEC Common Stock and C-TEC Class B Stock, and to authorize the new class of C-TEC Preferred Stock, respectively. If a shareholder is a participant in the C-TEC Corporation Common-Wealth Builder Plan, the Proxy will indicate the number of shares held beneficially by the participant in the plan and the Proxy will serve as a voting instruction for the trustee of the plan.

  In accordance with Pennsylvania law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Directors will be elected by a plurality of the votes cast. Abstentions and broker non-votes are not treated as votes cast, and thus will not be the equivalent of votes against a given nominee.

   The approval of Proposals 2 and 3 (regarding the amendments to the Articles of Incorporation to increase the authorized amount of C-TEC Common Stock and C-TEC Class B Stock, and to authorize the C-TEC Preferred Stock, respectively) each requires the affirmative vote of a majority of the votes entitled to be cast by all the holders of the C-TEC Common Stock voting as a single class, and a majority of the votes entitled to be cast by all the holders of the C-TEC Class B Stock voting as a single class. Abstentions and broker non-votes are considered in determining the number of votes required to pass such Proposals. Thus, abstentions and broker non-votes will have the same legal effect as votes against such Proposals.

  The approval of Proposals 4, 5 and 6 (regarding the issuance of C-TEC Preferred Stock in the Twin County Merger, the issuance of C-TEC Preferred Stock in the Buffalo Valley Merger and the ratification of the independent auditors, respectively) each requires the affirmative vote of a majority of the votes cast by the holders of C-TEC Common Stock and C-TEC Class B Stock voting together as a single class. Abstentions and broker non-votes, because they are not treated as votes cast, will not be the equivalent of votes against such Proposals.

  With respect to each of Proposals 2, 3, 4 and 5, the Company believes that brokers who have received no voting instructions from their customers will not have discretion to vote on such Proposals.

RIGHTS OF APPRAISAL

  Under Pennsylvania law, shareholders are not entitled to dissenters' rights of appraisal with respect to any of Proposals 1, 2, 3, 4, 5 or 6.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes and is currently comprised of 12 members. One class is elected each year to serve for a three-year term. Class II Directors whose term will expire at the Annual Meeting are the following nominees, all of whom are presently Directors of the
Company: Thomas C. Stortz, Robert E. Julian, Frank M. Henry and Eugene Roth. These four (4) nominees, if elected at the Annual Meeting, will serve for a term of three (3) years expiring at the Annual Meeting of Shareholders to be held in 1998. For information regarding these nominees, see "Director Information."

  It is not anticipated that any of these nominees will become unavailable for any reason, but, if that should occur before the Annual Meeting, the persons named on the enclosed Proxy reserve the right to substitute another person of their choice in the place of such nominee or to vote for such lesser number of Directors as may be prescribed by the Board of Directors. Directors are elected by a plurality of the votes cast.

  The Board of Directors recommends that the shareholders vote FOR the election of these four nominees as Class II Directors to serve for a term of three years.

                              DIRECTOR INFORMATION

  Information as of June 1, 1995 concerning the principal occupation and beneficial ownership of C-TEC Common Stock and C-TEC Class B Stock for the nominees for election as Class II Directors and for the other current Directors is set forth below.

                                                                       DIRECTOR
      NAME OF DIRECTOR      AGE                                         SINCE
      ----------------      ---                                        --------
 James Q. Crowe............  45 Chairman of the Board, Chief Execu-      1993
                                 tive Officer and Director, MFS Com-
                                 munications Company, Inc.
                                 ("MFSCC"); and Director, Peter Kie-
                                 wit Sons', Inc. ("PKS") and Cali-
                                 fornia Energy Company, Inc.
                                 ("CECI"). Mr. Crowe does not own
                                 any Company securities.
 Stuart E. Graham..........  49 Chairman, President and Chief Execu-     1990
                                 tive Officer, Skanska Engineering
                                 and Construction, Inc. Mr. Graham
                                 owns 3,200 shares of C-TEC Class B
                                 Stock.
 Frank M. Henry............  61 President, Frank Martz Coach Compa-      1980
                                 ny; President, Gold Line, Inc.; Di-
                                 rector, First Fidelity Bancorpora-
                                 tion and First Fidelity Bank, N.A.
                                 Mr. Henry owns 41,040 shares of C-
                                 TEC Common Stock and 23,097 shares
                                 of C-TEC Class B Stock.
 Richard R. Jaros..........  43 Executive Vice President and Direc-      1993
                                 tor, PKS; Director, MFSCC and CECI.
                                 Mr. Jaros does not own any Company
                                 securities.
 Robert E. Julian..........  56 Executive Vice President, Chief Fi-      1993
                                 nancial Officer and Director, PKS;
                                 and Director, MFSCC. Mr. Julian
                                 does not own any Company securi-
                                 ties.
 Daniel E. Knowles(1)......  65 Personnel Consultant; retired Vice       1995
                                 President of Personnel and Adminis-
                                 tration, Grumman Corporation. Mr.
                                 Knowles owns 500 shares of C-TEC
                                 Common Stock.

                                                                      DIRECTOR
      NAME OF DIRECTOR      AGE                                        SINCE
      ----------------      ---                                       --------
 Michael J. Mahoney(2).....  45 President and Chief Operating Offi-     1995
                                 cer of the Company since February,
                                 1994. Mr. Mahoney owns 5,000
                                 shares of C-TEC Common Stock.
 David C. McCourt..........  38 Chairman, Chief Executive Officer       1993
                                 and Director of the Company since
                                 October, 1993; President, Chief
                                 Executive Officer and Director,
                                 RCN Corporation ("RCN"); Chairman
                                 and Chief Executive Officer,
                                 Mercom Inc.; President and Direc-
                                 tor, Metropolitan Fiber
                                 Systems/McCourt, Inc.; and Direc-
                                 tor, MFSCC, MFS Telecom, Inc. and
                                 C-SPAN. Mr. McCourt owns 6,000
                                 shares of C-TEC Class B Stock and
                                 2,484 shares of C-TEC Common Stock
                                 and disclaims beneficial ownership
                                 of ten (10) shares of C-TEC Common
                                 Stock which are owned by his chil-
                                 dren for which his spouse is cus-
                                 todian.
 David C. Mitchell.........  54 Retired Corporate Executive Vice        1993
                                 President of the Telephone Group
                                 and Director, Rochester Telephone
                                 Corporation; Regional Director,
                                 Marine Midland Bank. Mr. Mitchell
                                 owns 570 shares of C-TEC Common
                                 Stock.
 Eugene Roth...............  59 Partner, Rosenn, Jenkins and            1989
                                 Greenwald (Attorneys); and Direc-
                                 tor, Pennsylvania Regional Board
                                 of First Fidelity Bank, N.A. Mr.
                                 Roth has sole voting and invest-
                                 ment power with respect to 357
                                 shares of C-TEC Common Stock and
                                 396 shares of C-TEC Class B Stock
                                 and shares voting and investment
                                 power with respect to 3,600 shares
                                 of C-TEC Class B Stock.
 Walter Scott, Jr..........  64 Chairman, President and Director,       1993
                                 PKS; and Director, MFSCC, CECI,
                                 Berkshire Hathaway Inc., Burling-
                                 ton Resources, Inc., ConAgra,
                                 Inc., FirsTier Financial, Inc.,
                                 and Valmont Industries, Inc. Mr.
                                 Scott does not own any Company se-
                                 curities.
 Thomas C. Stortz..........  44 Vice President and General Counsel,     1993
                                 Kiewit Construction Group, Inc.;
                                 Mr. Stortz does not own any Com-
                                 pany securities.

- --------
(1) Mr. Knowles was appointed by the Board to replace Donald Reinhard who resigned on December 31, 1994.
(2) Mr. Mahoney was appointed by the Board on May 15, 1995.

  David C. McCourt, David C. Mitchell, Daniel E. Knowles and Walter Scott, Jr. are members of Class I with terms expiring in 1997. James Q. Crowe, Stuart E. Graham, Richard R. Jaros and Michael J. Mahoney are members of Class III with terms expiring in 1996.

                         SECURITY OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  No named executive officer (as such term is defined herein), nominee or Director beneficially owned, as of June 1, 1995, more than one percent (1%) of either the outstanding C-TEC Common Stock or C-TEC Class B Stock. The named executive officers who beneficially owned securities of the Company as of such date are David C. McCourt (6,000 shares of C-TEC Class B Stock and 2,484 shares of C-TEC Common Stock of which he shares voting and investment power with his spouse; Mr. McCourt disclaims beneficial ownership of the ten (10) shares of C-TEC Common Stock for which his spouse is custodian for his minor children), Michael J. Mahoney (5,000 shares of C-TEC Common Stock), Raymond B. Ostroski (1,000 shares of C-TEC Class B Stock and 390 shares of C-TEC Common Stock), Paul W. Mazza (20,000 shares of C-TEC Common Stock) and Bruce C. Godfrey (1,820 shares of C-TEC Common Stock). Nominees, Directors and executive officers as a group (the "Group") beneficially owned 72,161 shares of C-TEC Common Stock and 37,293 shares of C-TEC Class B Stock, representing less than one percent (1%) of each class of stock. The Group, after giving effect to the conversion of C-TEC Class B Stock into C-TEC Common Stock, owned 109,454 shares of C-TEC Common Stock, representing less than one percent of such class. The information set forth above and in "Director Information" does not give effect to the ownership of Company securities by RCN. Certain executive officers and directors of the Company are directly or indirectly affiliated with RCN. For information with respect to the beneficial ownership of securities by RCN, see "Security Ownership of Certain Beneficial Owners."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information with respect to the beneficial ownership of shares of C-TEC Common Stock and C-TEC Class B Stock by any person or group known to the Company to be a beneficial owner of more than five percent of either class of shares. The "Total" columns are unlikely to represent the sum of the related columns because most forms of ownership require that the same shares be disclosed in two of the columns.

  Because the shares of C-TEC Class B Stock are convertible at the option of the holder into shares of C-TEC Common Stock on a one-for-one basis at any time and from time to time, the "Assuming Conversion" columns in the C-TEC Common Stock table reflect the total shares of C-TEC Common Stock which would be beneficially owned upon conversion by each group, as well as the related percentage beneficially owned by such group assuming no other conversions. The "Percent of Class" columns represent ownership not voting interest. Shares of C-TEC Common Stock have one vote per share and shares of C-TEC Class B Stock have 15 votes per share. In addition, shares of both classes can be voted cumulatively with respect to the election of directors.

                               C-TEC COMMON STOCK

                                            WITHOUT CONVERSION                     ASSUMING CONVERSION
                         --------------------------------------------------------- -------------------
                           SOLE       SOLE    SHARED   SHARED             PERCENT             PERCENT
                          VOTING   INVESTMENT VOTING INVESTMENT           OF CLASS            OF CLASS
                           POWER     POWER    POWER    POWER      TOTAL   APPROX.    TOTAL    APPROX.
                         --------- ---------- ------ ---------- --------- -------- ---------- --------
RCN Corporation(1)...... 8,226,260 8,226,260     0          0   8,226,260   43.1%  13,320,483  69.85%
Mario J. Gabelli
 Group(2)............... 3,527,501 3,828,281     0          0   3,828,281   20.7%   5,040,352  26.43%
Ruane, Cunniff & Co,
 Inc.(3)................   971,100   578,535     0    696,900   1,275,435   6.68%   1,275,435   6.68%

                              C-TEC CLASS B STOCK

RCN Corporation(1)...... 5,094,223 5,094,223     0          0   5,094,223  60.82%
Mario J. Gabelli
 Group(2)............... 1,212,071 1,212,071     0          0   1,212,071  14.47%

- --------
(1) PKS is the sole stockholder of Kiewet Diversified Group, Inc., which holds 90% of the stock of RCN. David C. McCourt owns the remaining 10% of the stock of RCN. The address for each of RCN, KDG and PKS is 1000 Kiewit Plaza, Omaha, Nebraska 68131.

(2) Based on information obtained from Schedule 13Ds and amendments thereto for the C-TEC Common Stock and the C-TEC Class B Stock filed through February 28, 1995 with the Commission by Mario J. Gabelli, together with GAMCO Investors, Inc., Gabelli Funds, Inc., Gabelli Performance Partnership, Gabelli International Limited, Gabelli International II Limited and Gabelli & Co., each of whose address is One Corporate Center, Rye, New York 10580-1434.

(3) Based on information obtained from Schedule 13G for the C-TEC Common Stock filed through December 31, 1994 with the Commission by Ruane, Cunniff & Co., Inc. whose address is 767 Fifth Avenue, Suite 4701, New York, New York 10153-4798.

                            COMPENSATION INFORMATION

EXECUTIVE COMPENSATION

  The following table sets forth, for the fiscal years ending December 31, 1992, 1993 and 1994, the cash compensation, as well as certain other compensation, paid or accrued to the named executive officers.

                               ANNUAL COMPENSATION            LONG TERM COMPENSATION
                          ------------------------------ ---------------------------------
                                                                AWARDS           PAYOUTS
                                                         --------------------- -----------
                                                  (1)               SECURITIES
                                                 OTHER   RESTRICTED UNDERLYING                 (1) (2)
        NAME AND               SALARY   BONUS   ANNUAL     STOCK     OPTIONS       LTP        ALL OTHER
        POSITION          YEAR   ($)     ($)   COMP. ($)   AWARDS      (#)     PAYOUTS ($) COMPENSATION ($)
        --------          ---- ------- ------- --------- ---------- ---------- ----------- ----------------
David C. McCourt........  1994 375,000 500,000     --        --      250,000          --          387
 Chairman of the          1993  64,904     N/A    N/A       N/A          N/A         N/A           28
 Board and C.E.O.         1992     N/A     N/A    N/A       N/A          N/A         N/A          N/A
Michael J. Mahoney......  1994 190,719 125,000     --        --      100,000          --        5,585
 President and Chief      1993 141,231  83,504     --        --           --     293,902        5,135
 Operating Officer        1992 136,846  50,000     --        --           --     149,919        2,782
Bruce C. Godfrey........  1994 128,154  53,500     --        --       70,000          --          165
 E.V.P. and               1993     N/A     N/A    N/A       N/A          N/A         N/A          N/A
 Chief Financial Officer  1992     N/A     N/A    N/A       N/A          N/A         N/A          N/A
Raymond B. Ostroski.....  1994 122,335  43,750     --        --       35,000          --        4,427
 E.V.P., General Counsel  1993  91,615  53,503     --        --           --     137,296        3,199
 and Corporate Secretary  1992  88,961  23,000     --        --           --     128,772        2,633
Paul W. Mazza...........  1994 162,443  54,000     --        --       25,000          --        5,615
 E.V.P.--Telephone Group  1993 146,462  70,560     --        --           --     248,214        5,678
                          1992 144,231  40,000     --        --           --     299,427        5,555

- --------
(1) The only other type of annual compensation for each of the named executive officers was in the form of perquisites and was less than the level required for reporting.

(2) Includes the following amounts for the fiscal year ending December 31, 1994: (i) David C. McCourt: $387--Company paid life insurance; (ii) Bruce
    C. Godfrey: $165--Company paid life insurance; (iii) Michael J. Mahoney; $503--Company paid life insurance; $5,082--401(k) Company match; (iv) Raymond B. Ostroski; $390--Company paid life insurance; $4,037--401(k) Company match; (v) Paul W. Mazza; $1,433--Company paid life insurance; $5,082--401(k) Company match. Does not include $686,685 paid to certain senior officers listed for relocation expenses incurred in moving said senior officers and their families to the Company's new executive offices in Princeton, New Jersey.

AGGREGATE OPTION GRANTS IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

  The following tables show information with respect to the executive officers identified below concerning the grants of options under the Company's 1994 Stock Option Plan.

                    C-TEC OPTION GRANTS IN FISCAL YEAR 1994

                                                                                     POTENTIAL REALIZED
                                                                                      VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF
                                               % OF TOTAL                                STOCK PRICE
                           # OF SECURITIES   OPTIONS GRANTED                            APPRECIATION
                             UNDERLYING        TO EMP. IN    EXERCISE OR EXPIRATION ---------------------
  NAME                   OPTIONS GRANTED (1) FISCAL YR. 1994 BASE PRICE     DATE      5% ($)    10% ($)
  ----                   ------------------- --------------- ----------- ---------- ---------- ----------
David C. McCourt........       250,000            29.92%       $22.50     08/19/04  $3,537,532 $8,964,801
Michael J. Mahoney......       100,000            11.97%        25.50     04/21/04   1,603,681  4,064,043
Bruce C. Godfrey........        70,000             8.38%        25.50     04/21/04   1,122,577  2,844,830
Raymond B. Ostroski.....        35,000             4.19%        25.50     04/21/04     561,288  1,422,415
Paul W. Mazza...........        25,000             2.99%        25.50     04/21/04     400,920  1,016,011

- --------
(1) Said options become exercisable (subject to acceleration upon a change in control) in cumulative annual increments of 20% from the original date of grant.

C-TEC OPTION EXERCISES IN FISCAL YEAR 1994 AND OPTION VALUES AS OF DECEMBER 31,
                                      1994

                                                   # OF SECURITIES        VALUE OF UNEXERCISED
                           SHARES              UNDERLYING UNEXERCISED         IN-THE-MONEY
                          ACQUIRED    VALUE    OPTIONS AS OF 12/31/94    OPTIONS AS OF 12/31/94
  NAME                   ON EXERCISE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
  ----                   ----------- -------- ------------------------- -------------------------
David C. McCourt........      $0        $0            0/250,000                     $0
Michael J. Mahoney......       0         0            0/100,000                      0
Bruce C. Godfrey........       0         0            0/70,000                       0
Raymond B. Ostroski.....       0         0            0/35,000                       0
Paul W. Mazza...........       0         0            0/25,000                       0

PENSION BENEFITS

  The following table shows the estimated annual benefits payable upon retirement for the named executive officers based upon the compensation and years of service classifications indicated under the Company's pension plan.

                                          YEARS OF SERVICE
         AVERAGE         ------------------------------------------------------------------
       COMPENSATION        15            20            25            30            35
       ------------      -------       -------       -------       -------       -------
         $125,000        $23,040       $30,720       $38,400       $46,080       $53,760
          150,000         28,103        37,470        46,838        56,225        65,573
          175,000         28,103        37,470        46,838        56,225        65,573
          200,000         28,103        37,470        46,838        56,225        65,573
          225,000         28,103        37,470        46,838        56,225        65,573
          250,000         28,103        37,470        46,838        56,225        65,573

  Pensions are computed on a straight life annuity basis and are not reduced for social security or other offset amounts. Participants receive a pension based upon average compensation multiplied by the number of years of service. Average compensation is computed on the basis of the average of the employee's highest five (5) consecutive annual base salaries in the ten (10) years immediately preceding retirement. The compensation covered by this plan is generally based upon the compensation disclosed as salary in the "Summary Compensation Table."

COMPENSATION COMMITTEE REPORT

  The compensation programs for the Company's executive officers are administered by the Compensation Committee (as used under the caption Compensation Committee Report, the

"Committee") of the Company's Board of Directors. The Committee makes recommendations with respect to executive compensation matters, which are submitted to the Board for approval. The Committee is comprised entirely of non-management directors. No member of the Committee is a former or current officer or employee of the Company. One member of the Committee is a consultant to the Company and another member's law firm performs services from time-to-time for the Company. The Committee has access to an independent compensation consultant.

  The Committee submits the following report on compensation for the Company's executive officers for 1994.

 Compensation Philosophy

  In 1994, the Committee completed a review of the Company's compensation strategies, policies and practices. The fundamental philosophy of the Company's compensation program is to offer performance-based compensation to its executives, while rewarding those executives whose efforts enable the Company to achieve its business objectives and enhance shareholder value. The following objectives for the Company's executive compensation plan were established:

    1. Establish and implement the concept of Total Direct Compensation ("TDC") with a base salary slightly below that of our peer group, a short term bonus equivalent to that of our peer group, and a long term bonus above that of our peer group.

    2. Establish levels or bands which are market-based for the executive group and develop a TDC for each band. Position placement in the bands will be based on level of responsibility, scope and impact on decision making.

    3. The design of the plan will convey a philosophy of executive officer ownership through stock options. This will align executive performance to shareholder rewards.

  Base salary structure guidelines were approved by the Board and became effective February 1, 1994. The 1994 executive short-term incentive plan was approved by the Board in April 1994. The plan established specific objectives and component weightings for each executive level band. On April 21, 1994 the shareholders of C-TEC approved the Company's 1994 Stock Option Plan which provides for the long term incentive component of the TDC.

  These actions completed the implementation of the executive compensation objectives enumerated above. As a result of these actions, as an executive's level of responsibility increases, a greater portion of their potential total compensation opportunity is based on performance incentives and less on base salary and benefits.

 Executive Officer Compensation

  In conjunction with the establishment of market-based executive level position bands referred to above, the Board, acting on the recommendations of the Committee, increased executive salaries effective February 1, 1994. These increases were based upon the consideration of comparable employment data, an assessment of the Company's and the officers' performance during the prior year, adjustments to reflect relocation cost of living considerations, elimination of annual automobile allowances, and in two cases, promotional increases.

  In February 1995, executive short-term incentive plan performance results for 1994 were compared to the established short-term incentive plan objectives. The Committee awarded each executive officer short-term cash bonuses based on the weighted results of corporate and business unit financial performance, individual objectives and a discretionary component.

  At February 14, 1995, 860,000 stock options are held by eight executive officers, including Mr. McCourt, and an additional 165,500 stock options were held by nineteen (19) mid-level management employees of the Company. All grants are governed by the terms and conditions of the 1994 Stock Option Plan. The number of stock options granted to each executive officer and/or mid level management employee was based on the individual's salary band and scope of responsibility.

 Chief Executive Officer Compensation

  Mr. McCourt's annual base salary of $375,000 in 1994 was at the same rate as his compensation in 1993.

  Mr. McCourt participates in the executive short-term incentive plan and was awarded a cash bonus of $500,000 by action of the Board on February 14, 1995 for performance results for the period of October 1993 through December 1994. Mr. McCourt's short-term incentive award reflects the major accomplishments achieved during his first fourteen (14) months as Chief Executive Officer. These accomplishments include strengthening of the balance sheet (debt restructuring and rights offering), the divestiture of the Company's cellular division, the purchase of Twin County Cable and the attainment of corporate financial goals.

  During 1994, the Committee awarded Mr. McCourt stock options in accordance with the Company's 1994 Stock Option Plan. Mr. McCourt was granted 500,000 options; 250,000 options were granted as of August 19, 1994 at an exercise price equal to the closing price of the C-TEC Common Stock on August 19, 1994 ($22.50); 250,000 options were granted on January 20, 1995 with an exercise price equal to the closing price of the C-TEC Common Stock on January 20, 1995 ($21.125). The number of shares granted reflects the Committee's assessment of competitive compensation practices and Mr. McCourt's contribution toward the achievement of C-TEC's strategic objectives. Mr. McCourt's grant is governed by the terms and conditions of the 1994 Stock Option Plan which was approved by the shareholders on April 21, 1994.

                                          COMPENSATION COMMITTEE

                                          David C. Mitchell, Chairman
                                          Robert E. Julian
                                          Stuart E. Graham
                                          Eugene Roth

                                          Dated: February 14, 1995


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Eugene Roth served on the Company's Compensation Committee in 1994. He is a partner in Rosenn, Jenkins and Greenwald, which serves as counsel to the Company from time to time.

  David C. Mitchell, Chairman of the Compensation Committee, serves as a consultant. In 1994, the Company paid Mr. Mitchell $104,750 in fees for consulting services rendered to the Company.

  In 1994, the Company paid $304,401 to Frank M. Henry Associates pursuant to a lease for office space in the Martz Tower, 46 Public Square, Wilkes-Barre, Pennsylvania. The total paid by the Company was for rent, utilities, parking and maintenance services for the period January 1, 1994 through December 31, 1994. See "Certain Related Information--Transactions with Management and Certain Concerns."

OTHER RELATED INFORMATION

  PKS and/or its affiliates have a substantial stock ownership in MFSCC, CECI, RCN and the Company. Many of the companies share mutual director representation on their respective boards. Although members of the current Compensation Committee do not serve on any Kiewit-related compensation committees, Robert E. Julian is a Director at PKS and MFSCC. James Q. Crowe, a member of the Company's Executive Committee and Chairman of the Board of MFSCC, is on the Compensation Committee of CECI. Richard R. Jaros, also a member of the Company's Executive Committee, is Chairman of the Board of CECI and serves on the Compensation Committee of MFSCC.

  For information regarding certain potential or completed transactions between the Company and its subsidiaries, on the one hand, and other affiliates of PKS, on the other hand, see "Certain Related Information-- Transactions with Management and Certain Concerns."

PERFORMANCE GRAPH

  The following performance graph compares the performance of C-TEC Common Stock and C-TEC Class B Stock to the NASDAQ market index and to a peer group index (composed of Associated Communications, Lincoln Telecommunications, Inc., and TCA Cable Television, Inc.) for the Company's last five fiscal years. The non-Company related indices were supplied by Star. The graph assumes that the value of the investment in C-TEC Common Stock, C-TEC Class B Stock and each index was $100 at December 31, 1989 and that all dividends were reinvested.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG C-TEC COMMON STOCK, C-TEC CLASS B STOCK,
               THE NASDAQ STOCK MARKET-US INDEX AND A PEER GROUP

                             [GRAPH APPEARS HERE]

Measurement period              C-TEC       NASDAQ      Peer        C-TEC Corp.
(Fiscal Year Covered)           Corp.       Index       Group       Class B
- ---------------------           --------    --------    --------    --------
Measurement PT -
12/31/89                        $100        $100        $100        $100

FYE 12/90                       $ 58        $ 85        $ 83        $ 67
FYE 12/91                       $ 64        $136        $ 91        $ 68
FYE 12/92                       $ 56        $159        $102        $ 56
FYE 12/93                       $120        $181        $153        $137
FYE 12/94                       $ 80        $177        $132        $ 76

  Associated Communications, one of the companies included in the Company's peer group, effected a plan of merger and reorganization on December 16, 1994. The 1994 period end stock price utilized for Associated Communications in determining peer group performance was the closing price on December 15, 1994, the last day on which Associated Communications' stock traded prior to the merger.

                          CERTAIN RELATED INFORMATION

TRANSACTIONS WITH MANAGEMENT AND CERTAIN CONCERNS

 Completed Transactions

  Frank M. Henry, a Director of the Company, is a principal in Martz Travel and Frank Martz Coach Company which perform certain travel and related services for the Company. In 1994, the Company paid $196,339 to Martz Travel and Frank Martz Coach Company for such services.

  Frank M. Henry, together with his spouse, owns a 50% partnership interest in Frank M. Henry Associates, which leases office space to the Company under an amended lease which expires May 31, 1996. A total of $304,401 was paid by the Company to Frank M. Henry Associates for rent, utility, parking and maintenance services for 1994.

  Eugene Roth, a Director of the Company, is a partner in Rosenn, Jenkins and Greenwald which serves as counsel for the Company from time to time.

  David C. Mitchell, a director of the Company, serves as a consultant to the Company and was paid $104,750 by the Company in 1994.

  During 1994, the Company made payments in the aggregate amount of $332,103 to PKS and its affiliates (including but not limited to MFSCC) for engineering, financial and other related support services.

  On January 6, 1995, C-TEC Properties, Inc., a Delaware corporation ("C-TECP"), executed a Stock Purchase Agreement with MFSCC for the sale of C-TECP's interest in Northeast Networks, Inc. ("NNI") to MFSCC. C-TECP is a wholly owned subsidiary of the Company and owned a fifty percent interest in NNI. Other shareholders owned the remaining interest. On May 8, 1995, the transaction closed and MFSCC acquired all outstanding capital stock in NNI from C-TECP and the other shareholders. The consideration paid to C-TECP for its interest in NNI was $5,006,805.

  The Company believes that all transactions described in this subsection "Completed Transactions" were on terms at least as favorable to the Company as would have been available from an unrelated third party in an arm's-length transaction.

 Current Negotiations

  A subsidiary of the Company is engaged in preliminary negotiations with MFSCC regarding a possible joint venture and facilities lease arrangement pursuant to which certain of the facilities of MFSCC would be utilized to provide telecommunication services to residential customers. The Company and MFSCC have been involved in ongoing negotiations for many months. The parties have not reached agreement on a number of the critical issues concerning the prospective joint venture. This possible transaction would involve the start up of a new business and there do not exist any historical financial statements nor any factually supportable data to prepare pro forma financial statements. The terms of any such agreement and scope of the joint venture, which may be material to the Company, would be determined pursuant to arm's-length negotiations.

  The Company is engaged in negotiations with Kiewit Construction Group, Inc. ("KC"), a subsidiary of PKS, regarding the possible purchase by the Company from KC of a secured third party loan in the amount of approximately $13,000,000. The terms of any such purchase would be determined pursuant to arm's-length negotiations.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  The Board held eight (8) meetings in 1994. The Board has standing Executive, Audit, Compensation and Pension Committees.

  The Executive Committee of the Company held two (2) meetings in 1994. The Committee reviewed and recommended investments and acquisitions and presented names of prospective candidates to serve on the Board of Directors. The current Executive Committee consists of David C. McCourt, Chairman, James Q. Crowe, Richard R. Jaros and Walter Scott, Jr.

  The Audit Committee of the Company held three (3) meetings in 1994. The Committee (i) discussed matters concerning the audit of the annual financial statements, (ii) considered the Company's internal audit program, (iii) recommended the selection of the independent auditors to audit the accounts of the Company, and (iv) discussed other matters of concern to the Audit Committee, the auditors and management. The current Audit Committee consists of Robert E. Julian, Chairman, David C. Mitchell and Frank M. Henry.

  The Compensation Committee of the Company held four (4) meetings in 1994. The Committee made recommendations to the Board concerning the salaries and incentive compensation awards for the top levels of management of the Company and its subsidiaries and established compensation policy. The Compensation Committee also administered the Company's Short-Term Incentive Plan and the 1994 Stock Option Plan. The current Compensation Committee consists of Eugene Roth, Chairman, David C. Mitchell, Robert E. Julian and Stuart E. Graham.

  The Pension Committee of the Company held four (4) meetings in 1994. The Committee reviewed and evaluated the investment performance of the various pension investment funds and monitored the performance of the administrators, investment managers and trustees of such funds, as well as reviewed the actuarial assumptions used in setting the Company's funding policies for such funds. The current Pension Committee consists of Richard R. Jaros, Chairman, David C. McCourt, Thomas C. Stortz, Michael J. Mahoney and William A. Dorgan.

  Non-employee Directors of the Company receive a retainer of $900 per month and are paid $1,000 for each board meeting attended. The Committee Chairmen and other committee members are paid $500 and $300, respectively, for each committee meeting attended. In fiscal 1994, Stuart E. Graham, Frank M. Henry, David C. Mitchell, Donald G. Reinhard (resigned December 31, 1994) and Eugene Roth were paid $20,300, $21,500, $22,150, $18,800 and $21,300, respectively, for the foregoing services. Compensation for director services rendered by Directors not employed as executive officers of the Company but employed as executive officers at PKS and MFSCC totaled $88,100(/1/) and $17,200(/2/), respectively, in 1994.
- --------
(1) Messrs. Jaros, Julian, Scott, and Stortz.

(2) Mr. Crowe.

                                  PROPOSAL 2:

 AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED C-TEC COMMON
                            STOCK AND CLASS B STOCK

                                      AND

                                  PROPOSAL 3:

AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZENEW CLASS OF C-TEC PREFERRED
                                     STOCK

  The Board has adopted a resolution unanimously approving and recommending to the Company's shareholders for their approval two amendments (the "Stock Amendments") to the Articles of Incorporation to provide therein for (i) in the case of the first amendment (Proposal 2) (a) an increase in the authorized number of shares of C-TEC Common Stock, from 35,000,000 to 85,000,000 and (b) an increase in the authorized number of shares of C-TEC Class B Stock, from 8,753,203 to 15,000,000 and (ii) in the case of the second amendment (Proposal
3), a new class of 25,000,000 shares of C-TEC Preferred Stock in such series and with such rights and preferences as the Board may determine from time to time. The text of the Stock Amendments is attached hereto as Annex A and is incorporated herein by reference.

  As of August 1, 1995, there were 19,069,527 shares of C-TEC Common Stock and 8,375,640 shares of C-TEC Class B Stock outstanding. In addition, 8,375,640 shares of C-TEC Common Stock were reserved for issuance upon possible conversion of the outstanding shares of C-TEC Class B Stock and 1,350,000 shares of C-TEC Common Stock were reserved for issuance in connection with stock options granted under the Company's 1994 Stock Option Plan. The Company has no authorized or outstanding preferred stock.

  The Board believes the increase in the authorized amount of C-TEC Common Stock and C-TEC Class B Stock and the creation of the C-TEC Preferred Stock is in the best interests of the Company and believes it advisable to authorize such shares to have them available for, among other things, possible issuance in connection with such activities as public or private offerings of shares for cash, dividends payable in stock of the Company, acquisitions of other companies or properties and implementation of employee benefit plans. The Company has entered into two agreements, the Twin County Merger Agreement and the Buffalo Valley Merger Agreement (each as hereinafter defined), pursuant to which the Company has, subject to the approval of such issuances by the Company's shareholders, agreed to issue C-TEC Preferred Stock (which would be convertible into C-TEC Common Stock) in connection with the acquisitions of Twin County and Buffalo Valley, respectively. See "Proposal 4: Approval of Issuance of C-TEC Preferred Stock in Twin County Merger" and "Proposal 5:
Approval of Issuance of C-TEC Preferred Stock in Buffalo Valley Merger." The Company currently has a sufficient number of authorized but unissued shares of C-TEC Common Stock to satisfy the obligations it would have to issue C-TEC Common Stock on conversion of the C-TEC Preferred Stock proposed to be issued in connection with the Twin County Merger and the Buffalo Valley Merger. One possible transaction in which additional shares of C-TEC Common Stock and C-TEC Class B Stock might be issued is a reorganization transaction involving a subsidiary of RCN, the Company's largest shareholder. See "Possible RCN Transaction."

  The additional shares of C-TEC Common Stock and C-TEC Class B Stock that would be available for issuance if Proposal 2 is approved, and the newly created Preferred Stock that would be available for issuance if Proposal 3 is approved, could, in each case, be issued for any proper corporate purpose by the Board at any time without further shareholder approval, subject to applicable law and to the rules of the National Association of Securities Dealers, Inc. (the "NASD") that apply to the Company as a result of the quotation of the C-TEC Common Stock on The NASDAQ Stock Market's National Market and the quotation on the C-TEC Class B Stock on the NASDAQ Small Cap Market (the NASDAQ National Market or the NASDAQ Small Cap Market as the case may be, "NASDAQ") so long as the C-TEC Common Stock and C-TEC Class B Stock is so quoted; provided, however, that no C-TEC Preferred Stock will be issued in either the Twin County Merger or the Buffalo Valley Merger without the approval of the Company's shareholders. See "Proposal 4: Approval of Issuance of C-TEC Preferred Stock in Twin County Merger" and "Proposal 5:
Approval of Issuance of C-TEC Preferred Stock in Buffalo Valley Merger." Except as described above, further authorization from the Company's shareholders will not be solicited prior to the issuance of such securities. The voting and equity ownership rights of the Company's shareholders may be diluted by such issuances. Stockholders will not have preemptive rights to subscribe for shares of C-TEC Common Stock, C-TEC Class B Stock or C-TEC Preferred Stock unless the Company grants such rights at the time of issue. The Company currently has no plans or proposals to issue any of the additional shares of C-TEC Common Stock or C-TEC Class B Stock or any of the shares of C-TEC Preferred Stock except as described herein.

  Except as described below with respect to the C-TEC Preferred Stock that may be issued in the Twin County Merger and the Buffalo Valley Merger, the C-TEC Preferred Stock being authorized as part of the Stock Amendments is stock for which the designations, voting rights, preferences, limitations and special rights, if any, and other terms (collectively, the "Rights and Preferences") will be determined from time to time in the future by the Board. If Proposal 3 is approved by the shareholders, the Board would have the authority to create and authorize the issuance of up to 25,000,000 shares of C-TEC Preferred Stock in one or more classes or series with such Rights and Preferences as may be determined in the Board's sole discretion to be in the best interests of the Company, with no further authorization by holders of C-TEC Common Stock or C-TEC Class B Stock.

  Except as described below with respect to the C-TEC Preferred Stock that may be issued in the Twin County Merger and the Buffalo Valley Merger, it is not possible to state the actual effect of the C-TEC Preferred Stock on the rights of holders of C-TEC Common Stock and C-TEC Class B Stock until the Board determines the Rights and Preferences of one or more series of the C-TEC Preferred Stock. However, such effects could include (i) restrictions on dividends; (ii) dilution of the voting power to the extent that one or more classes or series of C-TEC Preferred Stock were given voting rights; (iii) dilution of the equity interest of the C-TEC Common Stock and C-TEC Class B Stock; and (iv) restrictions upon distributions of assets to the holders of C-TEC Common Stock or C-TEC Class B Stock upon liquidation or dissolution until the satisfaction of any liquidation preference of one or more classes or series of the C-TEC Preferred Stock.

  The Board is required to make any determination to issue shares of C-TEC Common Stock, C-TEC Class B Stock or C-TEC Preferred Stock based on its judgment as to the best interests of the Company. Although the Board has no present intention of doing so, it could issue shares of C-TEC Common Stock, C-TEC Class B Stock or C-TEC Preferred Stock (within the limits imposed by applicable laws and the rules of the NASD as described above) that could, depending on the circumstances and, in the case of the C-TEC Preferred Stock, the Rights and Preferences of the relevant class or series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. When in the judgment of the Board such use would be in the best interest of the Company, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company. Such shares could be privately placed with purchasers favorable to the Board in opposing such action. In addition, the Board could authorize holders of a class or series of C-TEC Preferred Stock to vote either separately as a class or with the holders of the C-TEC Common Stock and/or C-TEC Class B Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the C-TEC Preferred Stock could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares of C-TEC Common Stock, C-TEC Class B Stock or C-TEC Preferred Stock also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board consider the action of such entity or person not to be in the best interest of the Company. Any such issuance could also have the effect of diluting the earnings per share, book value per share and/or voting power of the C-TEC Common Stock and C-TEC Class B Stock.

  The approval of Proposal 2 to amend the Articles of Incorporation to increase the authorized amount of C-TEC Common Stock and C-TEC Class B Stock and the approval of Proposal 3 to amend the Articles of Incorporation to authorize the new class of C-TEC Preferred Stock requires, in each case, the approval of (a) a majority of the votes entitled to be cast by all of the holders of the C-TEC Common Stock voting separately as a class and (b) a majority of the votes entitled to be cast by all of the holders of the C-TEC Class B Stock voting separately as a class. If the shareholders of the Company approve Proposal 3, RCN voting alone will have sufficient voting power to approve Proposals 4 and 5 regarding the issuance of C-TEC Preferred Stock in the Twin County Merger and the Buffalo Valley Merger, respectively.

  The Board of Directors recommends a vote FOR the proposals to amend the Articles of Incorporation to increase the number of authorized shares of C-TEC Common Stock and C-TEC Class B Stock and to authorize a new class of C-TEC Preferred Stock.

POSSIBLE RCN TRANSACTION

  One possible transaction in which additional shares of C-TEC Common Stock and C-TEC Class B Stock might be issued is a reorganization transaction involving RCN Holdings, Inc. ("Holdings"). Holdings is a wholly owned subsidiary of RCN.

  RCN is the largest shareholder in the Company owning, directly or indirectly, 8,226,260 shares of C-TEC Common Stock and 5,094,223 shares of C-TEC Class B Stock representing, respectively, 43.1% of the outstanding C-TEC Common Stock and 60.8% of the outstanding C-TEC Class B Stock. A portion of RCN's interest in the Company is owned indirectly through Holdings, which is the record owner of 128,198 shares of C-TEC Common Stock and 3,582,406 shares of C-TEC Class B Stock (collectively, the "Subsidiary Shares"). Holdings serves as a holding company for the Subsidiary Shares. It engages in no other business and owns no other assets. The mailing address and telephone number of the principal executive offices of Holdings are as follows: 1000 Kiewit Plaza, Omaha, Nebraska 68131, telephone number (402) 342-2052.

  RCN purchased the shares of Holdings in October 1993 as part of an acquisition by RCN of a controlling interest in the Company from Andrew J. Sordoni, III, William B. Sordoni, Stephen Sordoni, Charles E. Parente and certain related parties (collectively, the "Sellers"). On October 29, 1993, RCN purchased from the Sellers, either directly or through the purchase of Holdings and its predecessor, a total of 600,768 shares of C-TEC Common Stock and 5,094,223 shares of C-TEC Class B Stock for $202,327,191 in cash, subject to certain adjustments. Effective as of the closing of that transaction (the "RCN Closing"), William B. Sordoni, Andrew J. Sordoni and Charles E. Parente resigned from their positions as directors of the Company.

  On October 28, 1993, the Board held a meeting at which the independent Directors adopted certain resolutions. Pursuant to those resolutions, effective as of the RCN Closing, (i) the Board was expanded from seven to eight members and (ii) James Q. Crowe, Richard R. Jaros, David C. McCourt and Thomas C. Stortz, each of whom is an officer and/or director of one or more of RCN, KDG and PKS, were elected as Directors of the Company. On December 14, 1993, the Board held a meeting at which they adopted certain resolutions. Pursuant to those resolutions, (i) the Board was expanded from eight to eleven members and
(ii) Walter Scott, Jr. and Robert E. Julian, each of whom is an officer and/or director of one or more of RCN, KDG and PKS, and David C. Mitchell, were elected as Directors of the Company. RCN nominees currently constitute a majority of the Board.

  On November 10, 1994, the Company commenced a rights offering of 14,858,634 shares of C-TEC Common Stock (the "Rights Offering"). Shareholders of record at the close of business on November 10, 1994 received nine rights for every ten shares of C-TEC Common Stock or C-TEC Class B Stock held. Rights holders were permitted to purchase one share of C-TEC Common Stock for each right held at a subscription price of $20 per share and each right also carried the right to "oversubscribe" for shares of C-TEC Common Stock that were not otherwise purchased pursuant to the exercise of rights. RCN purchased 7,625,494 shares of C-TEC Common Stock pursuant to the Rights Offering by exercising the 5,125,494 rights it received in respect of the shares it held at an aggregate subscription price of $102,509,880 and by oversubscribing for 2.5 million additional shares of C-TEC Common Stock at an aggregate subscription price of $50 million.

  The Company and RCN have held preliminary discussions regarding a possible reorganization in which RCN would transfer to the Company all of the capital stock of Holdings in exchange for newly issued shares of C-TEC Common Stock and C-TEC Class B Stock equal, respectively, to the number of shares of C-TEC Common Stock and C-TEC Class B Stock comprising the Subsidiary Shares. Holdings would become a wholly owned subsidiary of the Company, and the Subsidiary Shares would be treated as treasury shares of the Company. Following such a reorganization, RCN would hold directly all of its interest in C-TEC Common Stock and C-TEC Class B Stock. RCN has informed the Company that this would afford RCN greater flexibility if RCN should decide in the future to liquidate all or a portion of its interest in the Company.

  A reorganization of the type described above would not affect the ownership interest of any shareholder in the Company other than RCN. As noted, the Subsidiary Shares would be treated as treasury shares of the Company. The Subsidiary Shares would not be entitled to voting, dividend or liquidation privileges as long as they were held as treasury shares. Accordingly, such a reorganization would not result in any increase in the number of outstanding shares and would not result in any increase or decrease in the direct and indirect beneficial ownership, voting power or other rights of any shareholder in the Company.

  Such a reorganization should have no adverse tax effects on the Company or any shareholder. No federal or state regulatory approvals would be required to consummate such a reorganization.

  The Company does not have any agreements with or commitments to RCN regarding such a reorganization. It is therefore not possible to predict whether a reorganization transaction will take place or to describe the timing or terms on which such a reorganization might be effected. If a reorganization were to be consummated, however, the Company anticipates that RCN or one of its affiliates would indemnify the Company against any liabilities of Holdings and from any expenses and other liabilities resulting from the reorganization.

  Prior to any implementation of a reorganization, the Company's Board of Directors would establish a special committee composed of independent directors to review the transaction. The special committee would, in the exercise of its fiduciary duties, determine whether the transaction was fair to and in the best interests of the Company. The special committee's approval of the terms and conditions of a reorganization would be required before the transaction would be undertaken. Except as required by law or by the applicable rules of the NASD, no further shareholder approval would be required for such a reorganization. RCN may furnish the Company with some additional monetary or other benefit, not material in amount, in such a reorganization.

                                  PROPOSAL 4:

      APPROVAL OF ISSUANCE OF C-TEC PREFERRED STOCK IN TWIN COUNTY MERGER

  Following unanimous approval by the Board of Directors of C-TEC, C-TEC entered into the Twin County Merger Agreement. Pursuant to the Twin County Merger Agreement, C-TEC has acquired a minority equity interest in Twin County. The Twin County Merger Agreement provides for C-TEC to acquire the remaining issued and outstanding capital stock of Twin County pursuant to the Twin County Merger. Such Agreement provides that, subject to the approval of C-TEC's shareholders and to the other terms of such Agreement, C-TEC will issue C-TEC Preferred Stock having the conversion rights and other terms specified in such Agreement (the "C-TEC TC Preferred") as the consideration to be paid in the Twin County Merger. If the shareholders of C-TEC approve (i) Proposal 3, to amend the Articles of Incorporation to authorize the C-TEC Preferred Stock and
(ii) Proposal 4, regarding the issuance of shares of C-TEC Preferred Stock in the Twin County Merger, then 5,200,000 shares of C-TEC TC Preferred having an aggregate stated value of $52 million will be issued in the Twin County Merger. If C-TEC's shareholders do not approve both Proposals 3 and 4, then the Twin County Merger will nonetheless be consummated, but exchangeable preferred stock having an aggregate stated value of $52 million (the "Cable Preferred") of C-TEC Cable, will be issued in lieu of the shares of C-TEC TC Preferred. Under certain limited circumstances, cash consideration would be paid in lieu of either the C-TEC TC Preferred or the Cable Preferred. For information regarding Twin County, the Twin County Merger, the Twin County Merger Agreement, the C-TEC TC Preferred and the Cable Preferred, see "The Twin County Merger" and "Information Regarding Twin County."

  Approval of the proposal to authorize the issuance of C-TEC Preferred Stock in the Twin County Merger requires the affirmative vote of a majority of the votes cast by the holders of C-TEC Common Stock and C-TEC Class B Stock voting together as a single class.

  The Board of Directors recommends that the shareholders vote FOR the proposal to authorize the issuance of C-TEC Preferred Stock in the Twin County Merger.

                             THE TWIN COUNTY MERGER

  The detailed terms of the Twin County Merger are contained in the Merger Agreement dated as of September 23, 1994 (the "Initial Merger Agreement") among C-TEC Cable, C-TEC Cable Systems of Pennsylvania, Inc., a Pennsylvania corporation ("C-TEC-PA") and a wholly owned subsidiary of C-TEC Cable, Twin County, and Bark Lee Yee, Stella C. Yee, Susan C. Yee, Raymond C. Yee, Kenneth
C. Yee and Robert G. Tallman as trustee for those two (2) certain trusts created pursuant to trust agreements dated December 17, 1992 (such individuals and trustee are referred to collectively as the "Shareholders"), as amended by the Amendment Agreement dated March 30, 1995 (the "Amendment Agreement"), among C-TEC and the parties to the Initial Merger Agreement, and as further amended by the Second Amendment Agreement dated May 15, 1995 (the "Second Amendment Agreement"), among the parties to the Amendment Agreement. The Initial Merger Agreement is filed as an exhibit to the Company's Current Report on Form 8-K dated October 27, 1994 and the Amendment Agreement and the Second Amendment Agreement are filed as exhibits to the Company's Current Report on Form 8-K dated June 1, 1995. Such Agreements are incorporated herein by reference. The Initial Merger Agreement as amended by the Amendment Agreement and the Second Amendment Agreement is referred to herein as the "Twin County Merger Agreement". Set forth below is a summary of the terms of the Twin County Merger Agreement. The following summary is qualified in its entirety by the text of the aforementioned agreements.

BACKGROUND AND REASONS FOR THE TWIN COUNTY MERGER

  Prior to the execution of the agreements described herein, C-TEC and Twin County had no preexisting affiliation. Following extensive negotiations and the execution of a Letter of Intent dated

August 18, 1994, the parties entered into the Initial Merger Agreement on September 23, 1994. On March 30, 1995, the parties entered into the Amendment Agreement. At the time of execution of the Amendment Agreement, C-TEC paid the Shareholders a $5,000,000 deposit in respect of the consideration to be paid for the outstanding capital stock of Twin County. On May 15, 1995, the parties entered into the Second Amendment Agreement.

  The Twin County Merger Agreement provides for C-TEC to acquire Twin County in two steps (referred to collectively herein as the "Twin County Acquisition"). In the first step, which occurred on May 15, 1995, C-TEC acquired a portion of the outstanding Twin County capital stock. In the second step, which is referred to herein as the "Twin County Merger" and is to take place shortly after the Annual Meeting, C-TEC is to acquire the remaining outstanding capital stock of Twin County pursuant to the merger of Twin County with and into C-TEC Cable. See "Twin County Minority Interest Acquisition", "Terms of the Twin County Merger" and "Conversion and Exchange of Shares."

  On October 11, 1994, the day prior to the announcement of the Twin County transaction, the closing sales prices of the C-TEC Common Stock and the C-TEC Class B Stock on NASDAQ were $23.00 and $22.75, respectively.

  Twin County has the same customer service philosophies as C-TEC in that it offers expanded programming choices and competitive prices. C-TEC expects to build upon this tradition of excellence and continue to expand the capabilities of the network, thereby adding value for customers. The Twin County Acquisition will allow C-TEC to offer voice, video, data and interactive service to over 500,000 households. C-TEC expects to benefit from Twin County's management expertise in running a competitive cable operation.

TWIN COUNTY MINORITY INTEREST ACQUISITION

  Twin County has outstanding 3,720.2 shares of Class A non-voting common stock (the "Twin County Class A Stock") and 5,500 shares of Class B voting common stock (the "Twin County Class B Stock", and collectively with Twin County Class A Stock, the "Twin County Common Stock"). The shares of Twin County Class A Stock and Twin County Class B Stock are identical except that the shares of Twin County Class A Stock are generally not entitled to voting rights.

 The Closing

  In accordance with the Twin County Merger Agreement, on May 15, 1995 (the "Twin County Closing Date"), (i) C-TEC purchased 3,671 shares of Twin County Class B Stock (the "Purchased Twin Shares") representing 66.7% of the outstanding Twin County Class B Stock and 39.9% of the outstanding Twin County Common Stock for consideration of $27,426,137 in cash (including the $5,000,000 deposit previously paid to the Shareholders by C-TEC pursuant to the Amendment Agreement) and a $4,000,000 note executed by C-TEC Cable (the "Note") and (ii) C-TEC paid $11,000,000 in consideration of a Noncompetition Agreement dated May 15, 1995 (the "Noncompetition Agreement") between C-TEC and the individual Shareholders. The cash allocated to the purchase of the Purchased Twin Shares is referred to herein as the "Twin County Cash Consideration." On the Twin County Closing Date, the Shareholders also purchased certain life insurance policies from Twin County for approximately $2,750,000.

 Purchase Price Adjustment

  The Twin County Cash Consideration of $27,426,137 represents the $28,600,000 cash payment provided for in the Twin County Merger Agreement as adjusted for certain items, including a deduction for the estimated adjustment for Net Liabilities (defined generally as the excess of all of the liabilities of Twin County over all cash held by Twin County) to the extent such Net Liabilities, calculated as of May 1, 1995, exceeded $14,000,000. On the Twin County Closing Date, $1,000,000 of the Twin County Cash Consideration was placed into escrow (the "Cash Escrow") pending the determination of final adjustments to the Twin County Cash Consideration. Such adjustments are expected to reduce the consideration paid to the Shareholders but not in an amount in excess of the Cash Escrow.

CERTAIN AGREEMENTS OF THE PARTIES

 Management

  On the Twin County Closing Date, the parties entered into a Management Agreement governing the management of Twin County (the "Management Agreement"). The Management Agreement provides for C-TEC-PA to manage Twin County from the Twin County Closing Date until the earlier of (i) the Twin County Effective Date or the Second Closing Date (as such terms are hereinafter defined), as applicable, (ii) the date C-TEC disposes of its interest in Twin County and
(iii) December 31, 1999. The Management Agreement provides for C-TEC-PA to receive a management fee of $100,000 per year. During the management period, C-TEC is entitled to direct the vote of all shares of Twin County Common Stock in all matters, including the election of directors.

 Note

  The Note is in the amount of $4,000,000, bears interest at a rate of 5% per annum, provides for quarterly interest payments and matures on May 15, 2003. The obligor under the Note is C-TEC Cable.

 Noncompetition Agreement

  Pursuant to the Noncompetition Agreement, the individual Shareholders have agreed, for a period of five years and subject to certain terms and conditions, not to engage in certain types of competitive activities and not to employ certain employees of C-TEC and its subsidiaries.

TERMS OF THE TWIN COUNTY MERGER

  The Twin County Merger Agreement provides that within six (6) business days after a vote of the shareholders of C-TEC regarding the authorization of the C-TEC Preferred Stock and the issuance of the C-TEC Preferred Stock in the Twin County Merger, Twin County will be merged with and into C-TEC Cable in accordance with Delaware and Pennsylvania law, whereupon the separate existence of Twin County will cease, and C-TEC Cable will be the surviving corporation. The consideration that the Shareholders will receive upon consummation of the Twin County Merger will depend upon the outcome of the C-TEC shareholder vote and is described in "Conversion and Exchange of Shares" below. The date on which the Twin County Merger is effective is referred to herein as the " Twin County Effective Date."

 Conversion and Exchange of Shares

  C-TEC Preferred. If the shareholders of C-TEC authorize the C-TEC Preferred Stock (Proposal 3) and approve the issuance of the C-TEC Preferred Stock in the Twin County Merger (Proposal 4), then on the Twin County Effective Date, the shares of Twin County Common Stock outstanding immediately prior to the Twin County Effective Date (other than shares owned by C-TEC or its affiliates, which shares will be canceled) will be converted into the right to receive 4,100,000 shares of C-TEC Preferred Stock Series A with an aggregate stated value of $41,000,000 ("C-TEC

TC Preferred Series A") and 1,100,000 shares of C-TEC Preferred Stock Series B with an aggregate stated value of $11,000,000 ("C-TEC TC Preferred Series B" and collectively with the C-TEC TC Preferred Series A, the "C-TEC TC Preferred"). The terms of the C-TEC TC Preferred are described in "Description of C-TEC TC Preferred" below.

  C-TEC Cable Preferred. In the event that the shareholders of C-TEC do not authorize the C-TEC Preferred Stock (Proposal 3) or do not approve the issuance of the C-TEC Preferred Stock in the Twin County Merger (Proposal 4), then on the Twin County Effective Date, the shares of Twin County Common Stock outstanding immediately prior to the Twin County Effective Date (other than shares owned by C-TEC or its affiliates, which shares will be canceled) will be converted into the right to receive 4,100,000 shares of C-TEC Cable Preferred Stock Series A with an aggregate stated value of $41,000,000 ("Cable Preferred Series A") and 1,100,000 shares of C-TEC Cable Preferred Stock Series B with an aggregate stated value of $11,000,000 ("Cable Preferred Series B" and collectively with the Cable Preferred Series A, the "Cable Preferred"). The terms of the Cable Preferred are described in "Description of Cable Preferred" below. If such shares of Twin County Common Stock are so converted into Cable Preferred, then, on the Twin County Effective Date, C-TEC and the holders of such Cable Preferred will enter into a Share Exchange Agreement (the "Exchange Agreement"), the terms of which are described in "Description of Cable Preferred--Exchange Agreement" below. The shares of Cable Preferred necessary to consummate the Twin County Merger do not require C-TEC shareholder approval.

  Purchase of Shares. If C-TEC determines that neither the C-TEC TC Preferred nor the Cable Preferred may be issued on or before December 31, 1995, for any reason, then, in lieu of the Twin County Merger and the conversion of the Twin County Common Stock described above, C-TEC will purchase all of the outstanding shares of Twin County Common Stock (excluding the shares of Twin County Common Stock already held by C-TEC) for $57,209,350. If such a determination is made, C-TEC shall consummate such purchase at a closing to be held on December 29, 1995, or such earlier time as is mutually acceptable to the parties (the "Second Closing Date").

 Covenants; Representations and Warranties; Indemnitees

  The Twin County Merger Agreement contains representations, warranties, covenants and indemnities customary for a transaction of this type.

 Tax Indemnity

  C-TEC has agreed to indemnify each Shareholder for any Federal or state income tax liability (and certain related expenses) that such Shareholder incurs solely as a consequence of the Twin County Merger that exceeds whatever Federal or state income tax liability such Shareholder would have incurred had the Twin County Merger occurred in accordance with the Initial Merger Agreement as amended by the Amendment Agreement.

 Conditions

  All of the conditions to closing of the transactions set forth in the Twin County Merger Agreement were deemed satisfied prior to the Twin County Closing Date. The consummation of the Twin County Merger is not subject to the satisfaction of any further conditions and does not require any further regulatory approvals or compliance.

ACCOUNTING AND TAX TREATMENT

  C-TEC will account for the Twin County Acquisition under the purchase method of accounting described in Accounting Principle Board Opinion No. 16 ("APB 16"). The purchase price allocation is based on preliminary estimates of the fair value of the assets acquired and preferred stock to be issued and is subject to adjustment as additional information becomes available in 1995. For information on the pro forma effect of the Twin County Acquisition, see "Unaudited Pro Forma Condensed Consolidated Financial Statements."

  The Twin County Merger will constitute a tax-free reorganization under
Section 368a(2) (D) of the Internal Revenue Code if carried out in the manner set forth in the Twin County Merger Agreement. Consequently, no gain or loss will be recognized by C-TEC Cable as a result of the transaction. C-TEC Cable will obtain a carryover basis in the assets of Twin County.

DESCRIPTION OF C-TEC TC PREFERRED

 General

  The following is a summary of certain material provisions that will be contained in the Certificates of Designation authorizing the issuance of C-TEC TC Preferred Series A and C-TEC TC Preferred Series B if the C-TEC shareholders approve the authorization of the C-TEC Preferred Stock (Proposal 3) and approve of the issuance of the C-TEC Preferred Stock in the Twin County Merger (Proposal 4). Except as specifically noted, the terms of the C-TEC TC Preferred Series A and the C-TEC TC Preferred Series B are the same. This summary is qualified in its entirety by reference to the Certificates of Designation, the forms of which have been filed as exhibits to C-TEC's Current Report on Form 8-K dated June 1, 1995 and are incorporated herein by reference.

  When issued, the C-TEC TC Preferred will be fully paid and nonassessable. The holders of the C-TEC TC Preferred will have no preemptive rights with respect to any shares of capital stock of C-TEC or any other securities of C-TEC convertible into or carrying rights or options to purchase any such shares.

 Ranking

  The C-TEC TC Preferred Series A and the C-TEC TC Preferred Series B will rank senior to the C-TEC Common Stock, the C-TEC Class B Stock and any other common stock of C-TEC (collectively, "C-TEC Common Equity") and on a parity with each other and all other series of preferred stock of C-TEC, with respect to dividends and upon liquidation, dissolution or winding up.

 Dividends

  Holders of shares of C-TEC TC Preferred will be entitled to receive, when and as declared by the Board of Directors of C-TEC, but in no event more frequently than quarterly, dividends at a rate of five percent (5 %) per annum. The dividends will be cumulative from the first day of the calendar month in which the shares are issued; provided, however, that if any shares are issued prior to January 1, 1996, dividends will begin to accrue thereon on January 1, 1996. Accruals of dividends will not bear interest. No dividends on C-TEC Common Equity may be paid or set apart for payment unless all dividends payable on the C-TEC TC Preferred have been fully paid or declared and set apart for payment.

 Liquidation Rights

  In the event of any liquidation, dissolution or winding up of C-TEC, the holders of shares of the C-TEC TC Preferred will be entitled to receive, out of the net assets of C-TEC, ten dollars ($10) per share (as used in this description of C-TEC TC Preferred, the "Stated Value") plus an amount equal to the dividends accrued and unpaid on such shares, whether or not earned or declared, before any distribution of the assets of C-TEC will be made to the holders of C-TEC Common Equity. After payment to the holders of C-TEC TC Preferred of the full amounts to which they are entitled, such holders will have no further right to the assets of C-TEC.

 Voting Rights

  Holders of the C-TEC TC Preferred will not have voting rights except as set forth below or as otherwise from time to time required by law. If C-TEC shall fail to pay dividends on the C-TEC TC Preferred Series A or Series B for at least twelve (12) consecutive calendar months sufficient to provide a cumulative dividend rate of five percent (5%) per annum, the holders of such shares of such series, voting separately as a class, shall be entitled to elect one (1) Director to the Board, thus increasing the size thereof by one (1) Director. Such Director will remain on the Board until the holders have received dividends sufficient to provide a cumulative rate of five percent (5%) per annum, but no longer. In the event that dividends on both series of C-TEC TC Preferred are so in arrears, the right to elect a Director as herein described will be exercised jointly by the holders of both series acting as a single class to elect one Director.

  So long as any shares of the C-TEC TC Preferred are outstanding, C-TEC will not, without the consent of at least 50% of the holders of each series of the C-TEC TC Preferred, create or authorize any kind of stock (or security convertible into stock) ranking prior to the C-TEC TC Preferred with respect to the payment of dividends or upon dissolution, liquidation or winding up of C-TEC. C-TEC will not amend, alter, change or repeal any of the express terms of either series of the C-TEC TC Preferred so as to affect the holders thereof adversely without the consent of 50% of the holders of the affected series.

 Conversion

  Conversion at the Election of Holders. Shares of C-TEC Preferred Series A will be convertible into such number of shares of C-TEC Common Stock (the "TC Converted Common Stock") as is equal to the aggregate Stated Value of the shares of C-TEC TC Preferred Series A which are being converted divided by $35.00 (the "Conversion Price") rounded to the nearest 1/100 of a share. Shares of C-TEC Preferred Series B will be similarly convertible, using a Conversion Price equal to $38.50. (If all shares of C-TEC TC Preferred Series A are so converted, 1,171,428 shares of C-TEC Common Stock will be issued, representing 6.14% of the outstanding C-TEC Common Stock as of the date hereof, and if all shares of C-TEC TC Preferred Series B are so converted, 285,714 shares of C-TEC Common Stock will be issued, representing 1.50% of the outstanding C-TEC Common Stock as of the date hereof.) Holders of shares of C-TEC TC Preferred may elect to convert their shares at any time during the period commencing on the date that is three (3) years after the Twin County Closing Date and ending on the date that is eight (8) years after the Twin County Closing Date (the "Exchange Period"). With respect to either series, an election to convert shares will be effective only if the total number of shares to be converted (by the holder alone or together with other holders) equals at least five percent (5%) of the total number of shares of such series outstanding at the time the election is made. C-TEC will pay any accrued and unpaid dividends on C-TEC TC Preferred as of the date of conversion to the holders of the TC Converted Common Stock when and if any subsequent dividend is declared and paid.

  Conversion at the Election of C-TEC. At any time during the Exchange Period, C-TEC may elect to acquire all, but not less than all, of either series of C-TEC TC Preferred for shares of C-TEC Common Stock or cash as herein described. If on the day C-TEC gives notice of its election (the "Notice Date"), the trading price on the day preceding the Notice Date (the "Market Value") of the shares of C-TEC Common Stock into which such shares of C-TEC TC Preferred could be converted as described above is greater than or equal to the aggregate Conversion Price for such shares, then C-TEC will transfer and deliver C-TEC Common Stock based on the Conversion Price of the shares of such C-TEC TC Preferred. If such Market Value is less than such Conversion Price, then C-TEC will, at the holders' option (acting as a whole), either deliver cash equal to the aggregate Conversion Price of such shares or transfer and deliver C-TEC Common Stock based upon such Conversion Price of such shares.

 Redemption

  All remaining C-TEC TC Preferred shall be redeemed by C-TEC for an amount equal to the aggregate Stated Value thereof, plus any accrued and unpaid dividends, on the date that is eight (8) years from the Twin County Closing Date, whether or not the holders so elect.

 Restricted Transactions

  For so long as shares of C-TEC TC Preferred are outstanding, C-TEC is prohibited from entering into any Transaction (as defined below) if upon entering into such transaction, the ratio of its Obligations (as defined below) to its EBITDA (as defined below) for the last fiscal quarter, thereafter annualized by multiplying by four (4), exceeds 8:1. The foregoing restriction is referred to herein as the "C-TEC Transaction Restriction." For purposes of the foregoing: "EBITDA" means for any period, the consolidated net income (or net loss) of C-TEC, as determined in accordance with generally accepted accounting principles, plus (1) the sum of, without duplication, the following for C-TEC: (a) depreciation expense, (b) amortization expense, (c) the excess, if any, of gross interest expense for such period over gross interest income for such period, in each case determined in accordance with generally accepted accounting principles, (d) total income tax expense and (e) extraordinary or unusual non-cash losses, less (2) extraordinary non-cash gains. "Obligations" means with respect to C-TEC, the consolidated outstanding (1) principal amount of indebtedness for borrowed money, (2) principal amount of indebtedness for the deferred purchase price of property or services (other than property or services purchased in the ordinary course of business) and (3) the total stated value of outstanding preferred stock having a liquidation payment priority senior to or pari passu with the C-TEC TC Preferred, excluding, however, the C-TEC TC Preferred. "Transaction" means, with respect to C-TEC, (1) the incurrence of any Obligation, (2) any merger or consolidation to which C-TEC is a party, or (3) the sale of all or substantially all of the assets of C-TEC.

 Registration Rights

  Subject to certain terms and conditions, the Certificate of Designation grants the holders of the relevant series of C-TEC TC Preferred a one-time right during the Exchange Period to require C-TEC to register for sale under the Securities Act of 1933, as amended (the "Securities Act"), the Common Stock into which such series of C-TEC TC Preferred may be converted. In addition, during the Exchange Period the holders of C-TEC TC Preferred will be entitled, subject to certain terms and conditions, to include such shares of C-TEC Common Stock in certain registrations of securities by C-TEC (on its own behalf or on behalf of the shareholders of C-TEC).

DESCRIPTION OF CABLE PREFERRED

  The following is a summary of certain material provisions that will be contained in the Certificates of Designation authorizing the issuance of Cable Preferred Series A and Cable Preferred Series B and the Exchange Agreement if the C-TEC shareholders do not approve the authorization of the C-TEC Preferred Stock (Proposal 3) or do not approve the issuance of the C-TEC Preferred Stock in the Twin County Merger (Proposal 4). Except as specifically noted, the terms of the Cable Preferred Series A and the Cable Preferred Series B are the same. This summary is qualified in its entirety by reference to the Certificates of Designation and the Exchange Agreement, the forms of which have been filed as exhibits to C-TEC's Current Report on Form 8-K dated June 1, 1995 and are incorporated herein by reference.

 Cable Preferred

  Holders of shares of Cable Preferred are entitled to receive cumulative dividends of five percent (5%) per annum, accruing from the first day of the calendar month in which such shares are issued. Upon the dissolution, liquidation or winding up of C-TEC Cable, the holders of Cable Preferred will be entitled to receive an amount equal to ten dollars ($10) per share plus any dividends accrued and unpaid on such shares. Payments on shares of Cable Preferred of dividends and amounts on dissolution, liquidation or winding up rank senior to all payments on the common stock of C-TEC Cable (the "Cable Common Stock").

  The holders of Cable Preferred shall have no voting rights except as follows and except as otherwise required by law. The consent of 50% of the holders of each series of Cable Preferred will be required before C-TEC Cable may create or authorize any stock of C-TEC Cable which ranks ahead of the Cable Preferred. The consent of 50% of the holders of each affected series of Cable Preferred is required before C-TEC Cable may amend the terms of such series so as to affect the holders thereof adversely. The holders of the Cable Preferred will have the right to elect a member of the board of directors of C-TEC Cable when and if C-TEC Cable shall fail to pay dividends for at least twelve (12) consecutive calendar months sufficient to provide a cumulative dividend rate of five percent (5%) per annum.

  As long as there are any shares of Cable Preferred outstanding, C-TEC Cable is subject to a transaction restriction with the same terms as the C-TEC Transaction Restriction described above under "Description of C-TEC TC Preferred--Restricted Transactions" assuming the references in such description to "C-TEC" were changed to "C-TEC Cable."

 Exchange Agreement

  The Exchange Agreement provides as follows: During the Exchange Period, the holders of each series of Cable Preferred acting as a whole but not in part may elect to exchange their shares of Cable Preferred for (i) in the case of the Cable Preferred Series A, 1,171,428 shares of C-TEC Common Stock (the "Series A Transfer Shares"), representing 6.14% of the outstanding C-TEC Common Stock as of the date hereof and, (ii) in the case of the Cable Preferred Series B, 285,714 shares of C-TEC Common Stock (the "Series B Transfer Shares") representing 1.50% of the outstanding C-TEC Common Stock as of the date hereof. C-TEC may elect during the Exchange Period to acquire all of either or both series of Cable Preferred for an amount of consideration as follows: If the Market Value of the Series A Transfer Shares or the Series B Transfer Shares, as the case may be, is greater than or equal to (i) in the case of the Cable Preferred Series A, $41,000,000 ($35.00 per Series A Transfer Share) and (ii) in the case of the Cable Preferred Series B, $11,000,000 ($38.50 per Series B Transfer Share), the consideration shall be the Series A Transfer Shares or the Series B Transfer Shares, as the case may be. If the Market Value of the Series A Transfer Shares or the Series B Transfer Shares, as the case may be, is less than or equal to (i) in the case of the Cable Preferred Series A, $41,000,000 and (ii) in the case of the Cable Preferred Series B, $11,000,000, the consideration shall be, at the election of the holders, (a) in the case of the Cable Preferred Series A, either $41,000,000 or the Series A Transfer Shares and (b) in the case of the Cable Preferred Series B, either $11,000,000 or the Series B Transfer Shares. On May 15, 2003 or within 90 days thereafter, C-TEC will purchase all shares of Cable Preferred that remain outstanding for ten dollars ($10) per share plus any accrued and unpaid dividends on such shares. Subject to certain terms and conditions, the Exchange Agreement obligates C-TEC in certain circumstances to register for sale under the Securities Act the shares of C-TEC Common Stock issued on exchange of shares of Cable Preferred.

                       INFORMATION REGARDING TWIN COUNTY

Information regarding Twin County has been supplied by Twin County.

DESCRIPTION OF THE BUSINESS

  The principal offices of Twin County are located at 5508 Nor-Bath Boulevard, Northampton, Pennsylvania 18067 and its telephone number is (610) 262-6100. Serving Pennsylvania's Lehigh Valley area including the cities of Allentown, Bethlehem and Easton, and virtually all of Lehigh and Northampton County, Twin County's cable television service is available to approximately 210,000 homes and services over 80,000 households. Twin County has operated in a competitive cable market for over 30 years with Service Electric Cable TV, Inc. It services approximately 60% of the cable subscribers in the competitive areas.

  From a single headend, Twin County operates 3,400 miles of coaxial cable, approximately seventy percent of which is 550 MHz or higher.

  Twin County has over 50 cable franchises in the Lehigh Valley. Many are original franchises granted over 20 years ago and are without formal expiration dates.

  In 1992 Congress enacted the Cable Television Consumer Protection and Competition Act ("Cable Act"). The primary provisions of the Cable Act applicable to Twin County are the "must carry" and "retransmission consent" provisions. Twin County has entered into agreements with the broadcasters of the channels carried by Twin County pursuant to which Twin County has agreed to carry such channels in return for retransmission consents. Because Twin County is in a competitive market, the rate regulation provisions of the Cable Act do not apply to it.

  The following table indicates the development of Twin County by summarizing, as of October 31 of each of the last five years and as of April 30, 1995 and 1994, the number of homes passed by cable, the number of homes purchasing basic cable service ("basic subscribers"), the number of basic subscribers as a percentage of homes passed ("basic penetration"), the number of premium subscribers, premium subscribers as a percentage of homes passed ("premium penetration"), and the average revenue per subscriber for each period.

                               SIX
                          MONTHS ENDED
                            APRIL 30,              YEAR ENDED OCTOBER 31,
                         ----------------  -------------------------------------------
                          1995     1994     1994     1993     1992     1991     1990
                         -------  -------  -------  -------  -------  -------  -------
Homes passed............ 156,200  154,400  156,000  154,000  152,000  148,000  144,000
Basic subscribers.......  86,577   82,508   84,271   81,459   80,017   76,549   74,248
Basic penetration.......    55.4%    53.4%    54.0%    52.9%    52.6%    51.7%    51.6%
Premium subscribers.....  14,961   14,940   14,367   15,572   18,926   17,617   15,641
Premium penetration.....    17.3%    18.1%    17.0%    19.1%    23.7%    23.0%    21.1%
Average revenue per
 subscriber............. $158.48  $136.04  $280.94  $245.51  $228.28  $196.96  $182.51

 Properties

  Twin County owns and maintains in good operating condition head-end, distribution and subscriber equipment.

 Legal Proceedings

  Twin County is not a party to any material legal proceedings and is not aware of any material unasserted claims.

SELECTED HISTORICAL FINANCIAL DATA

  The following table presents selected historical financial data for Twin County. Twin County's fiscal year ends on October 31. The selected financial data for each of the years in the five-year period ended October 31, 1994 are derived from the financial statements of Twin County. The selected financial data for the six months ended April 30, 1995 and 1994, are derived from unaudited financial statements of Twin County, which in the opinion of Twin County management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results for such interim periods are not necessarily indicative of the results for the full fiscal year. The historical financial data is not necessarily indicative of future operations. This information should be read in conjunction with the historical financial statements and notes thereto of Twin County included elsewhere in this Proxy Statement. See "Index to Financial Statements."

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               SIX
                          MONTHS ENDED
                            APRIL 30,            YEAR ENDED OCTOBER 31,
                         --------------- ---------------------------------------
                          1995    1994    1994    1993    1992    1991    1990
                         ------- ------- ------- ------- ------- ------- -------
TWIN COUNTY
Sales................... $13,720 $11,224 $23,675 $19,999 $18,267 $15,077 $13,551
Income from continuing
 operations............. $   675 $   385 $   808 $   468 $   623 $   377 $   477
Income per average
 common share from
 continuing operations.. $  7.23 $ 41.74 $ 87.64 $ 50.76 $ 67.57 $ 40.88 $ 51.68
Dividends per share.....       0       0       0       0       0       0       0
Total assets............ $27,051 $26,349 $26,349 $23,491 $21,927 $17,933 $14,429
Long-term debt, net of
 current maturities..... $12,441 $11,941 $12,641 $11,941 $12,241 $11,150 $ 8,631
Net book value per
 common share........... $551.35 $498.20 $544.13 $456.50 $405.74 $338.17 $297.28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF TWIN COUNTY

 Operations for the three and six months ending April 30, 1995 vs. 1994

  Sales increased 21.0%, or $1,202,000, for the three months ended April 30, 1995 as compared to the same period in 1994. Sales increased 22.2% to $13,720,000 for the six months ended April 30, 1995 from $11,224,000 for the six months ended April 30, 1994. The primary reasons for the increases were increases in the number of average basic subscribers and a rate increase of $.65 per month.

  Operating expenses increased $1,150,000, or 32.4%, and $1,589,000, or 23.1%, for the three and six months ended April 30, 1995, respectively, as compared to the same periods in 1994. The primary reasons for the increases were three and six month increases in maintenance of approximately $656,000 and $793,000, respectively, program expenses of approximately $320,000 and $607,000, respectively, and payroll of approximately $216,000 and $224,000, respectively. Higher maintenance expense was the result of growth in miles of active cable in Twin County's network. Program expense increased due to increases in average basic subscribers, programming rates and channel additions. Increases in payroll expense were caused by increases in labor required to service the expanding network.

  Selling and administrative expense increased approximately $731,000, or 45.4%, and $1,357,000, or 41.5%, for the three and six months ended April 30, 1995, respectively, as compared to the same periods in 1994. The most significant increases occurred in payroll of approximately $458,000 and $586,000 for the three and six month periods, respectively, and professional services of approximately $708,000 and $706,000 for the three and six month periods, respectively. The increases in payroll and professional services were attributable to an increase in personnel and services relative to the merger with C-TEC, respectively. Additionally, for the three months ended April 30, 1995, state and local taxes decreased approximately $210,000 as compared to the same period in 1994 due to a reduction in the Pennsylvania Capital Stock Tax base while franchise taxes decreased $187,000 as compared to the same period in 1994 due to lower reportable income during the three month period and a 6.9% reduction in copyright fee charges.

  Interest expense increased approximately $67,000, or 33.4%, and $137,000, or 33.8%, during the three and six months ended April 30, 1995, respectively, compared to the three and six months ended April 30, 1994 due to increases in credit line outstanding and increases in the prime rate.

 Operations 1994 vs 1993

  Sales increased 18.4% to $23,675,000 for the year ended October 31, 1994 from $19,999,000 for the fiscal year ended October 31, 1993. The primary reasons for the increase were an increase in average basic subscribers of approximately 2,810 for the year ended October 31, 1994, a rate increase of $.65 per month, and the initiation of the policy of adding copyright fees and franchise fees to subscriber invoices.

  Operating expenses increased $1,341,000 or 10.1% for the fiscal year ended October 31, 1994 as compared to fiscal 1993. The primary reasons for the increase were increases in payroll expense of approximately $608,000 and program expense of approximately $1,117,000, offset by a reduction in operating overhead of approximately $544,000. Payroll expense increased due to additional workload to maintain and upgrade the system as a result of extreme and severe weather conditions during the winter of 1993/1994. Program expense increased due to increases in average basic subscribers, programming rates and channel additions. Operating overhead decreased as a result of the prior year's maintenance programs.

  Selling and administrative expense increased approximately $1,546,000 or 29.9% in 1994 as compared to 1993. The majority of the increase was attributable to increases in payroll of approximately $450,000, franchise taxes of approximately $681,000 and professional services of approximately $345,000. The increase in payroll was due to an aggressive sales and collections effort which required an increase of personnel and related expenses. Franchise taxes increased as a result of adding WTBS which increased copyright fees, a major component of franchise taxes. The average copyright fee, as a percentage of basic revenue, increased from 2.3% to 5.4%. Professional services increased primarily from consulting services related to the pursuit of a joint venture and the services related to Twin County's merger with C-TEC.

 Operations 1993 vs 1992

  Sales increased 9.5% to $19,999,000 for the fiscal year ended October 31, 1993 from $18,267,000 for the year ended October 31, 1992. The primary reason for the increase was an increase in average basic subscribers of approximately 1,440 for the fiscal year ended October 31, 1993 and a rate increase of $2.00 per month.

  Operating expenses increased $1,246,000 or 10.4% for the year ended October 31, 1993 as compared to 1992. The primary reasons for the increase were increases in abandonment of cable and equipment of approximately $464,000, in maintenance of approximately $280,000, in depreciation of approximately $350,000 and in program expense of approximately $211,000. Abandonment of cable and equipment increased primarily as a result of increased system wide replacement of trunk, distribution and drop lines. The increase in depreciation was attributable to additional capital expenditures, increasing the depreciable base in the current year. Program expense increased due to increases in average basic subscribers, programming rates and channel additions. Higher maintenance was caused by unseasonably high storm and lightning damage.

  Selling and administrative expense increased approximately $1,032,000 or 24.9% in fiscal year 1993 as compared to 1992. The most significant increase, approximately $533,000, occurred in taxes other than income. This increase was the result of a rebate of state sales tax credited against 1992 taxes.

 Liquidity and Capital Resources

  Twin County generally funds the majority of its cash requirements through cash provided by operations. Twin County has a revolving credit facility of $15,200,000 at April 30, 1995 with outstanding borrowings of $12,440,991 at a weighted average effective interest rate of 9.5%. This revolving credit facility is drawn upon as needed. Additionally, Twin County has available a $2,500,000 standby letter of credit. Maturities of debt are not significant in 1995 or 1996.

 Environmental Matters

  Management of Twin County does not believe any material environmental liabilities are probable. Twin County is not a party to any environmental litigation.

 Regulatory Issues--Cable Television Consumer Protection and Competition Act

  On October 5, 1992, Congress passed the Cable Act which regulates certain subscriber rates and a number of other matters in the cable industry. The most significant provision of the Cable Act requires the Federal Communications Commission (the "FCC") to establish rules to ensure that rates for basic services are reasonable for subscribers in areas without effective competition as defined in the Cable Act. Effective competition is defined by the Cable Act to exist if (1) the franchise area is served by at least two unaffiliated multichannel video programming distributors, each of which offers comparable programming to at least 50 percent of the households in the franchise area, and
(2) the number of households subscribing to multichannel video programming other than the largest multichannel video programming distributor exceeds 15 percent of the households in the franchise area. If effective competition is present, no government authority (federal, state or local) can regulate cable television rates for cable service. Twin County operates in areas subject to effective competition. Therefore, the Cable Act has not had, and is not expected to have, a material financial impact on Twin County.

                                  PROPOSAL 5:

    APPROVAL OF ISSUANCE OF C-TEC PREFERRED STOCK IN BUFFALO VALLEY MERGER

  Following unanimous approval by the Board of Directors of C-TEC, C-TEC entered into the Buffalo Valley Merger Agreement (as hereinafter defined). Subject to the terms and conditions provided therein, the Buffalo Valley Merger Agreement provides for C-TEC to acquire all of the issued and outstanding capital stock of Buffalo Valley pursuant to the merger of Buffalo Valley with and into C-TEC Sub. The Buffalo Valley Merger Agreement provides that, subject to the approval of C-TEC's shareholders and to the other terms and conditions of such Agreement, C-TEC will issue C-TEC Preferred Stock having the conversion rights and other terms specified in such Agreement (the "C-TEC BVT Preferred") as all or a portion of the consideration to be paid in the Buffalo Valley Merger. If the shareholders of the Company approve (i) Proposal 3 to amend the Articles of Incorporation to authorize the C-TEC Preferred Stock and (ii) Proposal 5 regarding issuance of shares of C-TEC Preferred Stock in the Buffalo Valley Merger, then at least 449,577 shares, but no more than 899,154 shares, of C-TEC BVT Preferred will be issued in the Buffalo Valley Merger. The exact number of shares of C-TEC BVT Preferred that will be issued under such circumstances will depend upon the elections made by Buffalo Valley shareholders. Under the terms of the Buffalo Valley Merger Agreement, the Buffalo Valley shareholders may elect to receive either one share of C-TEC BVT Preferred (with a par value of $61.00 per share) or $61.00 in cash for each share of common stock, without par value ("Buffalo Valley Common Stock"), of Buffalo Valley held, provided that at least one-half of the consideration paid will be in the form of C-TEC BVT Preferred. If the shareholders do not approve Proposals 3 and 5, then Buffalo Valley will have the option to proceed with the Buffalo Valley Merger on the same terms as described above except that no C-TEC BVT Preferred would be issued and each Buffalo Valley shareholder would receive $61.00 in cash for each share of Buffalo Valley Common Stock held. As of the date of the Buffalo Valley Merger Agreement, a total of 899,154 shares of Buffalo Valley Common Stock were outstanding. For information regarding Buffalo Valley, the Buffalo Valley Merger, the Buffalo Valley Merger Agreement and the C-TEC BVT Preferred, see "The Buffalo Valley Merger" and "Information Regarding Buffalo Valley."

  Approval of the proposal to authorize the issuance of C-TEC Preferred Stock in the Buffalo Valley Merger requires the affirmative vote of a majority of the votes cast by the holders of C-TEC Common Stock and C-TEC Class B Stock voting together as a single class.

  The Board of Directors recommends that the shareholders vote FOR the proposal to authorize the issuance of C-TEC Preferred Stock in the Buffalo Valley Merger.


                           THE BUFFALO VALLEY MERGER

  The detailed terms of the Buffalo Valley Merger are contained in the Agreement and Plan of Merger dated as of May 10, 1995 (the "Buffalo Valley Merger Agreement") among Buffalo Valley, C- TEC, and C-TEC Sub. The Buffalo Valley Merger Agreement is filed as an exhibit to C-TEC's Current Report on Form 8-K dated May 25, 1995, and is incorporated herein by reference. Set forth below is a summary of the terms of the Buffalo Valley Merger Agreement. The following summary is qualified in its entirety by the text of the Buffalo Valley Merger Agreement.

BACKGROUND AND REASONS FOR THE BUFFALO VALLEY MERGER

  Prior to the execution of the agreements described herein, C-TEC and Buffalo Valley had no preexisting affiliation. Following extensive negotiations and execution of a Letter of Intent dated February 22, 1995, and additional negotiations thereafter, the parties entered into the Buffalo Valley Merger Agreement on May 10, 1995.

  On February 22, 1995, the day prior to the announcement of the Letter of Intent, the closing sale prices of the C-TEC Common Stock and the C-TEC Class B Stock on NASDAQ were $21.75 and $21.00, respectively. On May 10, 1995, the day prior to the announcement of the Buffalo Valley Merger Agreement, the closing sale prices of the C-TEC Common Stock and the C-TEC Class B Stock on NASDAQ were $22.75 and $22.25, respectively.

  C-TEC believes the proposed Buffalo Valley Merger would significantly expand C-TEC's tightly clustered Pennsylvania telephone operating territory. Buffalo Valley fits well with C-TEC's management philosophies of providing high quality customer service and advanced digital network capacity.

TERMS OF THE BUFFALO VALLEY MERGER

  The Buffalo Valley Merger Agreement provides that pursuant to the Buffalo Valley Merger, Buffalo Valley will be merged with and into C-TEC Sub, in accordance with Pennsylvania law, whereupon the separate existence of Buffalo Valley will cease and C-TEC Sub will be the surviving corporation and a wholly owned subsidiary of C-TEC. The consideration to be received by holders of shares of Buffalo Valley Common Stock pursuant to the Buffalo Valley Merger will be either cash, C-TEC BVT Preferred or a combination of the two, in each case in an aggregate amount of approximately $54.8 million. The form of such consideration will depend upon the outcome of the C-TEC shareholder vote and the elections made by the holders of Buffalo Valley Common Stock, as described in "Conversion and Exchange of Shares" below. The date upon which the Buffalo Valley Merger is effective is referred to herein as the "Buffalo Valley Effective Date".

 Conversion and Exchange of Shares

  C-TEC BVT Preferred. If the shareholders of C-TEC authorize the C-TEC Preferred Stock (Proposal 3) and approve the issuance of the C-TEC Preferred Stock in the Buffalo Valley Merger (Proposal 5), then on the Buffalo Valley Effective Date, (i) each share of Buffalo Valley Common Stock outstanding immediately prior to the Buffalo Valley Effective Date, other than shares for which appraisal rights have been exercised pursuant to the Pennsylvania Business Corporation Law, will thereupon be converted into the right to receive, at the option of the holder of shares of Buffalo Valley Common Stock, either (a) $61.00 in cash (the "BVT Cash Consideration") or (b) one share of C-TEC BVT Preferred, par value $61.00 per share (the "Stock Consideration" and, together with the BVT Cash Consideration, the "BVT Merger Consideration"), and
(ii) each share of Buffalo Valley Common Stock held as treasury stock of Buffalo Valley or held directly or indirectly by C-TEC, other than in a fiduciary capacity or in satisfaction of indebtedness, will be canceled. Notwithstanding the foregoing, in no event will the Stock Consideration be less than 50% of the BVT Merger Consideration, pro rata adjustments being made if holders of Buffalo Valley Common Stock elect more than 50% of the BVT Merger Consideration in the form of the BVT Cash Consideration. Immediately before the Buffalo Valley Effective Date, there will be 899,154 shares of Buffalo Valley Common Stock outstanding and consequently, the maximum number of C-TEC BVT Preferred shares that could be issued is 899,154.

  Cash Option. In the event that the shareholders of C-TEC do not approve the C-TEC Preferred Stock (Proposal 3) or do not approve the issuance of the C-TEC Preferred Stock in the Buffalo Valley Merger (Proposal 4), then Buffalo Valley will have the option to proceed with the Buffalo Valley Merger on the terms described above, except that each share of Buffalo Valley Common Stock outstanding immediately prior to the Buffalo Valley Effective Date will be converted into the right to receive $61.00 in cash. If the Buffalo Valley Merger is consummated in accordance with the preceding sentence, then, assuming all shares of Buffalo Valley Common Stock are converted pursuant to the Buffalo Valley Merger, the aggregate consideration to be received by holders of Buffalo Valley Common Stock would be $54.8 million in cash. As a result of the foregoing, the consummation of the Buffalo Valley Merger is not necessarily dependent upon C-TEC shareholder approval.

 Covenants, Representations and Warranties; Indemnities

  The Buffalo Valley Merger Agreement contains representations, warranties and covenants of the parties customary for a transaction of this type. No indemnities are provided by either party, except that C-TEC agrees to cause the surviving corporation to indemnify present and former directors and officers of Buffalo Valley from and after the Buffalo Valley Effective Date.

 Conditions to the Merger

  The obligations of each of Buffalo Valley, C-TEC and C-TEC Sub to consummate the Buffalo Valley Merger are subject to satisfaction in all material respects of the following conditions: (a) the holders of Buffalo Valley Common Stock shall have duly approved the Buffalo Valley Merger Agreement and the transactions contemplated thereby; (b) subject to Buffalo Valley's option described above under "Conversion and Exchange of Shares--Cash Option", the shareholders of C-TEC shall have duly approved the amendment to C-TEC's Articles of Incorporation authorizing the C-TEC Preferred Stock; (c) Buffalo Valley shall have redeemed 8,000 shares of Buffalo Valley Cumulative Preferred Stock, par value $50.00 per share; (d) no injunction, order, decree or ruling of any court or governmental authority prohibiting the consummation of the Buffalo Valley Merger shall have been issued; (e) there shall be no action, suit or proceeding against C-TEC or Buffalo Valley brought by the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC"), pending or threatened which challenges the consummation of the Buffalo Valley Merger; (f) C-TEC and Buffalo Valley shall have made all filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the waiting periods under the HSR Act, and any extensions thereof, shall have expired or been terminated in accordance with the provisions thereof; (g) the parties shall have made all required filings under the Pennsylvania Public Utilities Code and received the required approval from the Pennsylvania Public Utility Commission (the "PPUC"); (h) NASDAQ shall have approved the listing of all shares of C-TEC Common Stock issuable upon conversion of the C-TEC BVT Preferred issued pursuant to the Buffalo Valley Merger; (i) the Registration Statement under the Securities Act for the C-TEC BVT Preferred shall have been declared effective and no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission.

  The obligations of C-TEC and C-TEC Sub to effect the Buffalo Valley Merger are subject to the satisfaction in all material respects of the following additional conditions: (a) the representations and warranties of Buffalo Valley shall be true and correct on and as of the Buffalo Valley Effective Date in all material respects, and all of the obligations, covenants and agreements of Buffalo Valley shall have been duly performed and complied with in all material respects; (b) C-TEC shall have received from Buffalo Valley a letter regarding certain affiliates of Buffalo Valley; (c) holders of no more than five percent of the outstanding shares of Buffalo Valley Common Stock shall have exercised appraisal rights; (d) C-TEC shall have received a ruling from the Internal Revenue Service or an opinion of Swidler & Berlin, special tax counsel to C-TEC, regarding certain tax matters; (e) C-TEC shall have received an opinion dated the Buffalo Valley Effective Date from Morgan, Lewis & Bockius, special counsel to Buffalo Valley; (f) C-TEC shall have received written resignations of those directors and officers of Buffalo Valley designated by C-TEC; and (g) the results of a phase I environmental review of Buffalo Valley's properties shall have been received by C-TEC.

  The obligations of Buffalo Valley to effect the Buffalo Valley Merger are subject to the satisfaction in all material respects of the following additional conditions: (a) the representations and warranties of C-TEC and C-TEC Sub shall be true and correct on and as of the Buffalo Valley Effective Date in all material respects and all of the obligations, covenants and agreements of C-TEC and C-TEC Sub shall have been duly performed and complied with in all material respects; and (b)

Buffalo Valley shall have received the written opinion of its financial advisor, Snyder & Co., that the Merger Consideration to be received by shareholders of Buffalo Valley is fair to such shareholders from a financial point of view.

REGULATORY APPROVALS

  The consummation of the Buffalo Valley Merger is subject to the following conditions: (a) all filings required under the HSR Act shall have been made and all waiting periods under the HSR Act, and any extensions thereof, shall have expired or been terminated in accordance with the provisions thereof, and (b) all filings required under the Pennsylvania Public Utility Code shall have been made and the required approval from the PPUC shall have been received.

  Pursuant to the requirements of the HSR Act, C-TEC expects shortly to file a Notification and Report Form with respect to the Buffalo Valley Merger with the Antitrust Division and the FTC. The waiting period applicable to the Buffalo Valley Merger would be expected to expire 30 days thereafter unless early termination is granted. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Buffalo Valley Merger. Pursuant to the requirements of the Pennsylvania Public Utility Code, C-TEC expects to file an Application for the approval of the Buffalo Valley Merger. The PAPUC should approve this Application within 90 days from the initial filing. However, in the event that there is a protest filed then the approval process may take an additional 90 days.

ACCOUNTING AND TAX TREATMENT

  C-TEC will account for the Buffalo Valley Merger under the purchase method of accounting described in APB 16. The purchase price allocation is based on preliminary estimates of the fair value of the assets acquired and preferred stock to be issued and is subject to adjustment as additional information becomes available in 1995. For information on the pro forma effect of the Buffalo Valley Merger, see "Unaudited Pro Forma Condensed Consolidated Financial Statements."

  The Buffalo Valley Merger will constitute a tax-free reorganization under
Section 368a(2)(D) of the Internal Revenue Code if carried out in the manner set forth in the Buffalo Valley Merger Agreement. Consequently, no gain or loss will be recognized by C-TEC Sub as a result of the transaction. C-TEC Sub will obtain a carryover basis in the assets of Buffalo Valley.

DESCRIPTION OF C-TEC BVT PREFERRED

 General

  The following is a summary of certain material provisions that will be contained in the Certificate of Designation authorizing the issuance of C-TEC BVT Preferred if the C-TEC shareholders authorize the C-TEC Preferred Stock (Proposal 3) and approve the issuance of the C-TEC Preferred Stock in the Buffalo Valley Merger (Proposal 5). This summary is qualified in its entirety by reference to such Certificate of Designation, the form of which has been filed as an exhibit to C-TEC's Current Report on Form 8-K dated May 25, 1995 and are incorporated herein by reference. The C-TEC BVT Preferred is designated in the Certificate of Designation as "Series AA Convertible Preferred Stock."

  When issued, the C-TEC BVT Preferred will be fully paid and nonassessable. The holders of the C-TEC BVT Preferred will have no preemptive rights with respect to any shares of capital stock of C-TEC or any other securities of C-TEC convertible into or carrying rights or options to purchase any such shares.

 Dividends

  Holders of shares of C-TEC BVT Preferred will be entitled to receive, as and if declared by the Board of Directors of C-TEC, but in no event more frequently than semi-annually, cash dividends of $3.20 per share per annum. The dividends shall be cumulative from the first day of the calendar month in which the shares are issued; and accruals of dividends will not bear interest. No dividends or distributions on C-TEC Common Equity may be paid or set apart for payment unless all cumulative dividends payable on the C-TEC BVT Preferred have been fully paid.

 Liquidation Rights

  In the event of any liquidation, dissolution or winding up of C-TEC, the holders of shares of the C-TEC BVT Preferred will be entitled to receive, out of the assets of C-TEC, payment in cash of sixty-one dollars ($61) per share (as used in this Description of C-TEC BVT Preferred, the "Stated Value") plus an amount equal to the dividends accrued and unpaid on such shares, whether or not earned or declared, before any distribution of the assets of C-TEC will be made to the holders of C-TEC Common Equity.

 Voting Rights

  Holders of the C-TEC BVT Preferred will not have voting rights except as set forth below or as otherwise required by law. If C-TEC shall fail to pay dividends on the C-TEC BVT Preferred in an amount equal to three full semi-annual dividends or shall fail to redeem the C-TEC BVT Preferred if so required, then the holders of the C-TEC BVT Preferred, together with the holders of any other shares of C-TEC preferred stock of the same series (which includes the C-TEC TC Preferred), voting separately as a class, shall be entitled to elect one (1) Director to the Board, thus increasing the size thereof by one (1) Director. Such Director will remain on the Board until all accumulated and unpaid dividends on such preferred stock and all redemptions of such preferred stock shall have been paid in full, but no longer.

  C-TEC will not, without the consent of at least a majority of the holders of C-TEC preferred stock of the same series (which includes the C-TEC TC Preferred), voting as a class, (i) create or authorize any class or series of stock of C-TEC ranking prior to the C-TEC BVT Preferred with respect to the payment of dividends or upon dissolution, liquidation or winding up of C-TEC, or (ii) merge, consolidate, divide or participate in a share exchange with any other corporation if the surviving corporation would have more authorized stock ranking prior to C-TEC BVT Preferred than the amount of authorized C-TEC stock ranking prior to C-TEC BVT Preferred existing at the time of such transaction. C-TEC will not amend, alter, change or repeal any of the express terms of the C-TEC BVT Preferred so as to affect the holders thereof adversely without the consent of 50% of the holders thereof.

  At all meetings at which holders of C-TEC BVT Preferred have the right to vote as provided above, each holder of such stock shall have one vote, or fraction thereof, for each $10, or fraction thereof, of the Stated Value of shares of C-TEC BVT Preferred held.

 Conversion at the Election of Holders

  Shares of C-TEC BVT Preferred will be convertible into such number of shares of C-TEC Common Stock (the "Converted Common Stock") as is equal to the aggregate Stated Value of the shares of C-TEC BVT Preferred which are being converted divided by the conversion price. The conversion price will be 125% of the average market price of a share of C-TEC Common Stock for the ten consecutive business days commencing 3 business days before the Buffalo Valley Effective Date; provided, however, that the conversion price may not be less than $24.00 nor more than the greater of (i) $36 or (ii) such average market price. (Assuming all holders of Buffalo Valley Common Stock elect to receive C-TEC BVT Preferred, and assuming the conversion price is the minimum amount of

$24.00, the maximum number of shares of C-TEC Common Stock into which the C-TEC BVT Preferred could be converted would be 1,142,675, representing approximately 6% of the shares of C-TEC Common Stock outstanding as of the date hereof.) Holders of shares of C-TEC BVT Preferred may elect to convert their shares at any time or from time to time. The conversion price shall be subject to certain customary anti-dilution adjustments.

 Redemption

  Redemption at the Election of C-TEC. At any time on or after the second anniversary of the Buffalo Valley Effective Date, C-TEC may elect to call for redemption, in whole or in part, shares of C-TEC BVT Preferred by payment in cash of the redemption price plus accrued and unpaid cumulative dividends. The redemption price shall equal $61.00 multiplied by the applicable percentage, ranging from 105.25% as of the second anniversary of the Buffalo Valley Effective Date to 100% as of the seventh anniversary of the Buffalo Valley Effective Date.

  Redemption at the Option of the Holders of C-TEC BVT Preferred. At any time on or after the first anniversary of the Buffalo Valley Effective Date, each holder of C-TEC BVT Preferred shall have the right to require C-TEC to redeem all or a portion of such holder's shares at a redemption price of $61.00, plus accrued and unpaid cumulative dividends.

                      INFORMATION REGARDING BUFFALO VALLEY

  Information regarding Buffalo Valley has been provided by Buffalo Valley.

DESCRIPTION OF BUSINESS

  Buffalo Valley is an independent local exchange carrier with its principal executive office located at 20 South Second Street, Lewisburg, Pennsylvania, 17837 and its telephone number is (717) 523-1211. It operates two telephone exchanges, one in Lewisburg, Pennsylvania and one in Mifflinburg, Pennsylvania. As of March 31, 1995, BVT had approximately 17,450 main access lines. BVT's rates for basic services are the lowest in the Commonwealth of Pennsylvania.

  BVT has made substantial investments in upgrading its facilities. It has a 100% digital network and is able to offer customer services not readily found within its operating territory. This network will enable BVT to provide new revenue sources which are not dependent upon or subject to regulatory approval.

  Based on the fact that BVT's operating territory is primarily rural, competition focuses on telecommunications equipment sales and services. This revenue source does not represent a significant portion of BVT's business.

  Intralata toll bypass and alternative local access telephone service providers are potential competitive threats. Intralata toll and access revenue comprises a significant portion of BVT's business.

  The following table indicates the development of BVT by summarizing, as of December 31 of each of the last five years and as of March 31, 1995 and 1994, the number of access lines.

                                    AS OF
                                  MARCH 31,           AS OF DECEMBER 31,
                                ------------- ----------------------------------
                                 1995   1994   1994   1993   1992   1991   1990
                                ------ ------ ------ ------ ------ ------ ------
Access lines................... 17,450 16,907 17,280 16,823 16,403 15,965 15,501

 Properties

  BVT owns and maintains in good operating condition switching centers, cables and wires connecting BVT and its customers with the switching centers and other telephone instruments and equipment.

 Legal Proceedings

  On August 1, 1994 a representative of the United States Environmental Protection Agency notified BVT that it has been designated as a potentially responsible party for participation in the clean up of a hazardous waste site. BVT allegedly sold to a salvage yard scrap lead cable which has been identified as a contaminant. A representative of the current owners of the scrap yard has indicated that there were approximately twelve (12) other additional potentially responsible parties. Management of BVT currently monitoring the progress of the clean-up of the site to assess its potential liability and based on information known to date believes that its ultimate liability should not have a material adverse effect on its financial position. In the normal course of business, there are various other legal proceedings outstanding. In the opinion of management of BVT, these proceedings will not have a material adverse effect on its financial position.

SELECTED HISTORICAL FINANCIAL DATA

  The following table presents selected historical financial information for BVT. The selected financial data set forth for each of the years in the five-year period ended December 31, 1994 are derived from the financial statements of BVT. The selected financial data for the three months ended

March 31, 1995 and 1994, are derived from unaudited financial statements of BVT, which in the opinion of BVT management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results for such interim periods are not necessarily indicative of the results for the full fiscal year. The historical financial information is not necessarily indicative of future operations. This information should be read in conjunction with the historical financial statements and notes thereto of BVT included elsewhere in this Proxy Statement. See "Index to Financial Statements."

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              THREE
                          MONTHS ENDED
                            MARCH 31,            YEAR ENDED DECEMBER 31,
                         --------------- ---------------------------------------
                          1995    1994    1994    1993    1992    1991    1990
                         ------- ------- ------- ------- ------- ------- -------
BVT
Sales................... $ 2,788 $ 2,822 $11,435 $10,532 $10,668 $ 9,498 $ 9,851
Income from continuing
 operations............. $   610 $   654 $ 2,853 $ 2,490 $ 2,798 $ 2,176 $ 2,650
Income per average
 common share from
 continuing operations.. $   .67 $   .72 $  3.15 $  2.75 $  3.08 $  2.40 $  2.93
Dividends per share..... $   .45 $   .42 $  1.68 $  1.60 $  1.48 $  1.40 $  1.32
Total assets............ $27,841 $28,521 $29,240 $29,033 $27,726 $26,200 $24,821
Long-term obligations
 and redeemable
 preferred stock........ $ 1,885 $ 1,966 $ 1,885 $ 1,966 $ 3,047 $ 3,128 $ 3,209
Net book value per
 common share........... $ 22.00 $ 20.61 $ 21.79 $ 20.76 $ 19.16 $ 17.57 $ 16.57

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF BUFFALO VALLEY

 Operations--First Quarter 1995 vs First Quarter 1994

  For the first quarter of 1995, operating sales decreased by $34,542 to $2,787,509 from $2,822,051 for the same period in 1994. Details of the 1995 sales decrease are as follows:

                                                               INCREASE
                                                              (DECREASE) PERCENT
                                                              ---------- -------
   Local.....................................................  $ 15,902     3.4
   Network Access............................................  $(22,304)   (1.4)
   Long Distance.............................................  $(34,634)   (7.1)
   Miscellaneous.............................................  $  3,518     1.2
   Uncollectible.............................................  $ (2,976)  (11.8)
                                                               --------
                                                               $(34,542)   (1.2)
                                                               ========

  Network access and long distance revenues reflect lower minutes of use and messages as compared to the same period last year. This is attributable to the severe winter weather conditions in early 1994 which confined customers' mobility and therefore stimulated phone usage.

  Operating expenses increased a nominal $10,381 or 0.6% and primarily relate to increases in certain salary and wages, employee benefits, insurance and operating taxes, partially offset by lower maintenance cost. These maintenance costs are directly related to the adverse weather conditions in 1994.

  Interest expense decreased by $19,797 or 35.9% in the first quarter 1995 due to the repayment of a $1,000,000 promissory note in April of 1994.

  BVT's effective tax rate was approximately 39.0% the first quarter of 1995 and 1994.

 Operations 1994 vs 1993

  In 1994, operating sales increased by $903,000 to $11,435,000 compared to $10,532,000 in 1993. Details of the 1994 sales increase are as follows:

                                                               INCREASE
                                                              (DECREASE) PERCENT
                                                              ---------- -------
   Local.....................................................  $ 71,000     3.8
   Network Access............................................  $656,000    11.4
   Long Distance.............................................  $ 80,000     4.6
   Miscellaneous.............................................  $ 66,000     5.2
   Uncollectible.............................................  $(30,000)  (23.1)
                                                               --------
                                                               $903,000     8.6
                                                               ========

  Access lines in service increased by 457 or 2.7% as a result of population growth and economic stability throughout BVT's rural operating territory. The above revenue improvement primarily reflects increased usage or access of BVT's local exchange network for long distance calling.

  Network access revenues primarily relate to services provided to interexchange carriers in connection with the completion of long distance telephone calls. Substantially all of BVT's interstate network access revenues are received through pooling arrangements administered by the National Exchange Carrier Association ("NECA") based on cost separations studies and average schedule settlement agreements. The NECA receives access charges billed by BVT and other participating local exchange carriers to interstate long distance carriers for their use of the local exchange network to complete long distance calls. These charges to the long distance carriers are based on tariffed access rates filed with the FCC by the NECA on behalf of BVT and other participating local exchange telephone companies. Long distance and intrastate network access revenues are based on access rates, cost separations studies or special settlement arrangements with intrastate long distance carriers.

  Miscellaneous sales include revenues related to billing and collection services for interexchange long distance carriers and directories.

  Operating expenses increased by $492,000 or 8.7% and primarily relate to increases in salaries and wages, employee benefits, insurance and operating taxes. In addition, the 1994 operating expenses include approximately $100,000 in connection with costs directly related to the sale of BVT. Increases in depreciation expense relate to a higher level of plant in service.

  Interest expense decreased by $61,000 or 27% in the year 1994 due to the repayment of a $1,000,000 promissory note in April of 1994.

 Operations 1993 vs 1992

  BVT's operating sales decreased by $136,000 to $10,532,000 compared to $10,668,000 in 1992. Details of the 1993 sales decrease are as follows:

                                                               INCREASE
                                                              (DECREASE)  PERCENT
                                                              ----------  -------
   Local..................................................... $ 110,000     6.2
   Network Access............................................ $(150,000)   (2.5)
   Long Distance............................................. $ (23,000)   (1.3)
   Miscellaneous............................................. $  (1,000)   (0.0)
   Uncollectible............................................. $  72,000    12.4
                                                              ---------
                                                              $(136,000)   (1.3)
                                                              =========

  The major portion of the decrease was due to a decline in Interstate Access Service Revenues. This decline is attributed to a decision in late 1992 by a major university, BVT's largest customer, that elected to by-pass BVT's regulated toll network. BVT successfully countered competitive bids from outside carriers and as a result continues to provide toll services to that university through deregulated long-distance operations, however, now at lower negotiated rates.

  Operating sales were additionally affected by a rise in uncollectibles, resulting from adjustments to correct prior years' underestimated forecasts attributed, in part, to restrictions on collection processes mandated by regulations.

  BVT continued to prosper from population increases in its market region, officially identified in census reports as among the fastest growing areas in Pennsylvania. Ongoing population gains helped push Local Service Revenues to a 1993 increase of 6.2% over 1992, which accounted for 17.8% of all operating sales. In addition, access lines increased 2.6% to 16,823 in 1993.

  Operating expenses for 1993 were held to an overall increase of only 2.6%, primarily as a result of an increase in the net periodic pension credit for $175,000. This net period pension credit related to Statement of Financial Accounting Standards No. 87 "Employers Accounting For Pensions"("SFAS 87"). SFAS 87 was adopted by BVT in 1992. Excluding the benefit associated with pension income, 1993 expenses increased approximately $65,000 or 1.1% over 1992.

 Income Taxes

  The provision for Income Taxes increased by approximately $153,000 in 1994 compared to an increase of approximately $15,000 in 1993. BVT's effective tax rate was approximately 39.1%, 39.0% and 36.8% in 1994, 1993 and 1992, respectively.

 Liquidity and Capital Resources

  BVT relies on cash provided by operations to provide all of its cash needs. The telephone operations have historically provided a stable source of cash flow which has helped BVT to continue its program of capital improvements and to pay dividends. Net cash provided by operating activities was $4,404,000 and $2,447,000 in 1994 and 1993, respectively. 1993 reflects an investment of $2,000,000 in temporary cash investments. Net cash provided by operating activities was $1,067,407 and $1,362,253 in the first quarters of 1995 and 1994, respectively.

  BVT has moved forward aggressively with its plan to modernize its plant in order to offer new optional residential and business calling features. BVT plant facility additions in 1994 and 1993 totaled $2,699,000 and $1,301,000, respectively. BVT plant facility additions in the first quarters of 1995 and 1994 totaled $790,248 and $1,442,404, respectively. Although capital expenditures were lower during the first quarter of 1995, total capital expenditures for 1995 are expected to approximate the 1994 year end level.

  In 1994, BVT reduced debt by $1,000,000 using existing cash reserves. There were no credit facilities available to BVT as of March 31, 1995.

 Regulatory Accounting Principles

  BVT follows the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71--"Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). SFAS 71 recognizes the economic effect of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities.

  BVT annually reviews the continued applicability of SFAS 71 based upon the current regulatory and competitive environment and currently expects to follow the accounting prescribed by SFAS 71 in the foreseeable future. If BVT were required to discontinue the application of accounting principles for regulated entities (SFAS 71), the impact on the financial statements would be to write off the regulatory assets and liabilities.

 Pennsylvania Public Utility Commission

  On August 25, 1993, the PPUC reversed itself by vacating and terminating its May 1992 Order to show cause filed against BVT. The Order raised issues regarding whether BVT was in an excess earnings position.

  Whenever the PPUC desires to institute a proceeding against a person under statutory or other authority, the PPUC may commence the action where appropriate by an order to show cause setting forth the grounds for the action. Such an order generally contains a statement of the particular matter about which the PPUC is inquiring, which is deemed to be tentative and for the purpose of framing issues for consideration and decision by the PPUC in the proceeding. The PPUC concluded in this case, upon proper investigation, that BVT was not in an excess earnings position.

 Environmental Matters

  BVT has been designated as a potentially responsible party for participation in an Environmental Protection Agency clean up of a hazardous waste site. BVT allegedly sold to a salvage yard scrap lead cable which has been identified as a contaminant. BVT's liability, if any, for sharing in the clean up of costs is unknown to date. BVT, however, believes that its ultimate liability should not have a material adverse effect on its financial position.

         SELECTED FINANCIAL INFORMATION AND COMPARATIVE PER SHARE DATA

  The following tables present selected historical financial information for C-TEC and selected unaudited pro forma consolidated financial information and comparative per share data for C-TEC, BVT and Twin County. The selected financial data set forth below for C-TEC for each of the years in the five-year period ended December 31, 1994, are derived from the financial statements of C-TEC. The selected financial data for C-TEC for the three months ended March 31, 1995 and 1994, are derived from the unaudited financial statements of C-TEC, which in the opinion of C-TEC management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the interim periods. The results for such interim periods are not necessarily indicative of the results for the full fiscal year. The historical and unaudited pro forma financial information are not necessarily indicative of future operations or the actual results that would have occurred had the Twin County Acquisition and the BVT Merger (collectively, the "Acquisitions") been consummated at the beginning of the periods presented and should not be construed as representative of future operations. This information should be read in conjunction with the unaudited pro forma combined condensed financial statements and notes thereto and with the historical financial statements and notes thereto of the separate companies included elsewhere in this Proxy Statement. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Index to Financial Statements." Information regarding Twin County and Buffalo Valley has been provided by Twin County and Buffalo Valley, respectively.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               THREE
                           MONTHS ENDED
                             MARCH 31,               YEAR ENDED DECEMBER 31,
                         ----------------- ----------------------------------------------
                           1995     1994     1994   1993(1)   1992(1)  1991(1)   1990(1)
                         -------- -------- -------- --------  -------- --------  --------
C-TEC
Sales................... $ 73,163 $ 64,924 $268,884 $251,428  $231,263 $215,248  $188,976
Income (loss) from
 continuing operations.. $  5,202 $  3,004 $  2,827 $ (3,788) $  4,568 $(10,804) $ (6,434)
Income (loss) per
 average common share
 from continuing
 operations............. $    .19 $    .18 $    .17 $   .(23) $    .27 $   (.66) $   (.39)
Dividends per share(2).. $     -- $     -- $     -- $     --  $     -- $     --  $     --
Total assets............ $802,573 $570,012 $792,525 $579,564  $586,366 $596,000  $580,429
Long-term debt, net of
 current maturities..... $279,124 $392,538 $273,376 $409,293  $421,780 $432,482  $364,970
Net book value per
 share.................. $  12.88 $   3.63 $  12.73 $   3.66  $   4.05 $   4.18  $   4.73

- --------
(1) Operating results have been restated to reflect a disposition accounted for as discontinued operations and for certain reporting format changes to conform with the 1994 reporting format.
(2) Based on average shares of C-TEC Common Stock and C-TEC Class B Stock.

            SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                                                                       YEAR
                                                       THREE          ENDED
                                                   MONTHS ENDED    DECEMBER 31,
                                                 MARCH 31, 1995(1)    1994(1)
                                                 ----------------- ------------
Sales...........................................      $82,750        $303,994
Income (loss) from continuing operations........        1,995         (19,011)
Income (loss) per average common share from
 continuing operations..........................      $   .07        $  (1.11)

                                                               MARCH 31, 1995(1)
                                                               -----------------
Total assets..................................................     $964,790
Long term debt, net of current maturities.....................     $308,720
Redeemable Preferred Stock....................................     $ 79,424
Net book value per common share...............................     $  12.88

- --------
(1) The unaudited pro forma combined balance sheet data assumes the Acquisitions took place on March 31, 1995, and combines C-TEC's March 31, 1995 balance sheet data with BVT's March 31, 1995 balance sheet data and Twin County's April 30, 1995 balance sheet data. The unaudited pro forma statement of operations data assumes that the Acquisitions took place as of the beginning of each of the periods presented and combines the statement of operations data for C-TEC and BVT for the year ended December 31, 1994 with Twin County's statement of operations data for the year ended October 31, 1994. Additionally, the interim unaudited pro forma statement of operations combines C-TEC's and BVT's statement of operations data for the three months ended March 31, 1995 with Twin County's statement of operations data for the three months ended January 31, 1995.

COMPARATIVE PER SHARE DATA

  The following table reflects: (a) the historical income from continuing operations per share of C-TEC Common Stock and C-TEC Class B Stock in comparison with the unaudited pro forma income (loss) from continuing operations per share after giving effect to the proposed Acquisitions; (b) the historical net income per share of BVT Common Stock; and (c) the historical net income per share of Twin County Common Stock. The information presented in this table should be read in conjunction with the unaudited pro forma financial information and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein. The results for interim periods are not necessarily indicative of the results for the full fiscal year. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the Acquisitions been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                   THREE
                                                MONTHS ENDED     YEAR ENDED
                                               MARCH 31, 1995 DECEMBER 31, 1994
                                               -------------- -----------------
HISTORICAL--C-TEC
  Income from continuing operations per share.    $   .19          $   .17
  Book value per share........................    $ 12.88          $ 12.73
HISTORICAL--BVT
  Income from continuing operations per share.    $   .67          $  3.15
  Book value per share........................    $ 22.00          $ 21.79
HISTORICAL--TWIN COUNTY
  Income from continuing operations per share
   (three months ended January 31, 1995 and
   year ended October 31, 1994, respectively).    $ 33.08          $ 87.64
  Book value per share (April 30, 1995).......    $551.35          $544.13
PRO FORMA COMBINED PER C-TEC SHARE: (1)
  Income (loss) from continuing operations per
   share......................................    $   .07          $ (1.11)
  Book value per share........................    $ 12.88              N/A

- --------
(1) The pro forma combined per C-TEC share amounts are based upon the amounts in the unaudited pro forma financial information. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1995 gives effect to the Acquisitions as though they had occurred on March 31, 1995. The following unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 1995 and the year ended December 31, 1994 give effect to the Acquisitions as though they had occurred on January 1, 1994. Additionally, the Condensed Consolidated Statement of Operations for the year ended December 31, 1994 gives effect to the January 24, 1995 acquisition of a 40% interest in Megacable S.A. de C.V. as though it had occurred on January 1, 1994. These pro forma financial statements should be read in conjunction with (i) the historical financial statements and notes thereto of Twin County and Buffalo Valley contained in this Proxy Statement and
(ii) the historical consolidated financial statements and notes thereto contained in C-TEC's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A filed with the Commission on April 3, 1995 and Form 10-K/A filed with the Commission on July 31, 1995, and in C-TEC's Quarterly Report on Form 10-Q for the three months ended March 31, 1995, which reports are incorporated herein by reference. The Pro Forma Condensed Consolidated Statements of Operations and Balance Sheet are not necessarily indicative of the actual results of operations or financial position which would have been reported if the Acquisitions had occurred on the respective dates referred to above nor do they purport to indicate the results of future operations or the future financial position of C-TEC. In the opinion of management, all adjustments necessary to present fairly such pro forma financial statements have been made. The results for interim periods are not necessarily indicative of the results for the full fiscal year. Information regarding Twin County and Buffalo Valley has been provided by Twin County and Buffalo Valley, respectively.

                               C-TEC CORPORATION

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                          TWIN COUNTY    BUFFALO VALLEY BUFFALO VALLEY
                             C-TEC         TWIN COUNTY       TRANS         TELEPHONE      TELEPHONE
                          CORPORATION   TRANS VIDEO, INC. VIDEO, INC.    COMPANY MARCH     COMPANY
                         MARCH 31, 1995  APRIL 30, 1995   ACQUISITION       31, 1995     ACQUISITION         PRO
                            (ACTUAL)      (ACTUAL) (F)    ADJUSTMENTS       (ACTUAL)     ADJUSTMENTS        FORMA
                         -------------- ----------------- -----------    -------------- --------------     --------
Current Assets
 Cash and temporary cash
  investments...........    $ 89,661         $   113       $(42,867)(a)     $   391            --          $ 47,298
 Short term investments.     124,700             --             --            4,107        $(1,966)(h)      126,841
 Other current assets...      58,426           3,755            --            3,256            --            65,437
 Deferred income taxes..       7,664             335            --              --             --             7,999
                            --------         -------       --------         -------        -------         --------
 Total current assets...     280,451           4,203        (42,867)          7,754         (1,966)         247,575
                            --------         -------       --------         -------        -------         --------
Property, Plant and
 Equipment
 Telephone plant........     406,252             --             --           27,834            --           434,086
 Cable plant............     199,201          44,684            --              --             --           243,885
 Mobile services........       2,578             --             --              --             --             2,578
 Other property, plant
  and equipment.........      13,455             --             --            2,204            --            15,659
                            --------         -------       --------         -------        -------         --------
 Total property, plant
  and equipment.........     621,486          44,684            --           30,038            --           696,208
 Accumulated
  depreciation..........     275,748          25,554        (20,572)(b)      11,312            --           292,042
                            --------         -------       --------         -------        -------         --------
 Net property, plant and
  equipment.............     345,738          19,130         20,572          18,726            --           404,166
                            --------         -------       --------         -------        -------         --------
Investments.............     100,033             --          (5,000)(a)         180            --            95,213
                            --------         -------       --------         -------        -------         --------
Intangible Assets, Net..      50,391              43        104,251 (c)         --          35,063 (i)      189,748
                            --------         -------       --------         -------        -------         --------
Deferred Charges and
 Other Assets...........      25,960           3,675         (2,729)          1,182            --            28,088
                            --------         -------       --------         -------        -------         --------
Total Assets............    $802,573         $27,051       $ 74,227         $27,842        $33,097         $964,790
                            ========         =======       ========         =======        =======         ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current Liabilities
 Current maturities of
  long-term debt and
  preferred stock.......    $  9,010             --             --          $    81        $ 1,747 (h)(i)  $ 10,838
 Advance billings and
  customer deposits.....       8,857         $ 5,069            --                2            --            13,928
 Accrued taxes..........      22,956             --             --              671            --            23,627
 Accrued interest.......       2,182             --             --              --             --             2,182
 Accrued contract
  settlements...........       5,150             --             --              --             --             5,150
 Other current
  liabilities...........      48,243           2,723            --            1,474            --            52,440
                            --------         -------       --------         -------        -------         --------
 Total current
  liabilities...........      96,398           7,792            --            2,228          1,747          108,165
                            --------         -------       --------         -------        -------         --------
Long-Term Debt..........     279,124          12,441       $ (8,441)(a)       1,485         24,111 (h)(i)   308,720
                            --------         -------       --------         -------        -------         --------
Deferred Income Taxes
 and Investment Tax
 Credits................      45,772           1,410         35,752 (d)       3,621            --            86,555
                            --------         -------       --------         -------        -------         --------
Other Deferred Credits..      27,705             324            --              323            --            28,352
                            --------         -------       --------         -------        -------         --------
Redeemable Preferred
 Stock..................         --              --          52,000 (a)         400         27,024 (h)(i)    79,424
                            --------         -------       --------         -------        -------         --------
Common Shareholders'
 Equity
 Common stock...........      27,823             300           (300)            600           (600)          27,823
 Additional paid-in
  capital...............     227,031             --             --              467           (467)         227,031
 Retained earnings......     105,062           4,784         (4,784)         18,757        (18,757)         105,062
 Treasury stock at cost,
  377,842 shares at
  March 31, 1995........      (5,288)            --             --              (39)            39           (5,288)
 Cumulative translation
  adjustments...........      (1,054)            --             --              --             --            (1,054)
                            --------         -------       --------         -------        -------         --------
Total Shareholders'
 Equity.................     353,574           5,084         (5,084)         19,785        (19,785)         353,574
                            --------         -------       --------         -------        -------         --------
Total Liabilities and
 Shareholders' Equity...    $802,573         $27,051       $ 74,227         $27,842        $33,097         $964,790
                            ========         =======       ========         =======        =======         ========

See Accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

                               C-TEC CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                          C-TEC           TWIN COUNTY                         BUFFALO VALLEY
                       CORPORATION     TRANS VIDEO, INC.     TWIN COUNTY    TELEPHONE COMPANY   BUFFALO VALLEY
                    THREE MONTHS ENDED THREE MONTHS ENDED TRANS VIDEO, INC. THREE MONTHS ENDED TELEPHONE COMPANY
                      MARCH 31, 1995    JANUARY 31, 1995     ACQUISITION      MARCH 31, 1995      ACQUISITION
                         (ACTUAL)         (ACTUAL) (F)       ADJUSTMENTS         (ACTUAL)         ADJUSTMENTS    PRO FORMA
                    ------------------ ------------------ ----------------- ------------------ ----------------- ----------
Sales.............      $   73,163           $6,799                               $2,788                         $   82,750
Cost and Expenses.          61,136            6,040            $ 4,017(e)          1,740            $   588(i)       73,521
                        ----------           ------            -------            ------            -------      ----------
Operating Income..          12,027              759             (4,017)            1,048               (588)          9,229
Interest & Divi-
dend Income.......           4,839                4                                   56                              4,899
Interest Expense..          (6,347)            (272)               222(o)            (35)              (523)(k)      (6,955)
Other Income, Net.             257              --                                   (49)                               208
                        ----------           ------            -------            ------            -------      ----------
Income from Con-
tinuing Operations
Before Income Tax-
es................          10,776              491             (3,795)            1,020             (1,111)          7,381
Provision
(Benefit) for
Income Taxes......           2,937              185             (1,328)(e)           410               (465)(i)       1,739
                        ----------           ------            -------            ------            -------      ----------
Income from
Continuing
Operations Before
Preferred
Dividends,
Minority Interest
and Equity in
Unconsolidated
Entities..........           7,839              306             (2,467)              610               (646)          5,642
Preferred
Dividends and
Minority Interest
in (Income) of
Consolidated
Entities..........             (35)             --                (650)(n)            (4)              (356)(m)      (1,045)
Equity in (Loss)
of Unconsolidated
Entities..........          (2,602)             --                 --                --                 --           (2,602)
                        ----------           ------            -------            ------            -------      ----------
Income (Loss) From
Continuing
Operations
Available for
Common Stock......      $    5,202           $  306            $(3,117)           $  606            $(1,002)     $    1,995
                        ==========           ======            =======            ======            =======      ==========
Earnings (Loss)
Per Average Common
Share:
Income (Loss) From
Continuing
Operations........      $      .19                                                                               $      .07
                        ==========                                                                               ==========
Average Common
Shares
Outstanding.......      27,445,167                                                                               27,445,167

      See accompanying Notes to Pro Forma Condensed Consolidated Financial
                                  Statements.

                               C-TEC CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                        C-TEC          TWIN COUNTY
                     CORPORATION    TRANS VIDEO, INC.    TWIN COUNTY     MEGACABLE      BUFFALO VALLEY    BUFFALO VALLEY
                     YEAR ENDED        YEAR ENDING    TRANS VIDEO, INC. S.A. DE CV     TELEPHONE COMPANY TELEPHONE COMPANY
                  DECEMBER 31, 1994 OCTOBER 31, 1994     ACQUISITION    ACQUISITION    DECEMBER 31, 1994    ACQUISITION
                      (ACTUAL)        (ACTUAL) (F)       ADJUSTMENTS    ADJUSTMENTS        (ACTUAL)         ADJUSTMENTS
                  ----------------- ----------------- ----------------- -----------    ----------------- -----------------
Sales...........     $  268,884          $23,675               --             --            $11,435                 0
Costs & Ex-
penses..........        235,265           21,346           $16,173(e)         --              6,759           $ 2,351(i)
                     ----------          -------          --------       --------           -------           -------
Operating In-
come............         33,619            2,329           (16,173)           --              4,676            (2,351)
Interest and
Dividend Income.          6,926               27               --             --                203
Interest Ex-
pense...........        (34,562)            (898)              698 (o)        --               (165)           (2,092)(k)
Other Income,
Net.............          1,017              --                --             --                (33)
                     ----------          -------          --------       --------           -------           -------
Income from Con-
tinuing Opera-
tions Before In-
come Taxes......          7,000            1,458           (15,475)           --              4,681            (4,443)
Provision (bene-
fit) for Income
Taxes...........          3,820              650            (5,416)(e)     (4,748)(g)         1,828            (1,862)(i)
                     ----------          -------          --------       --------           -------           -------
Income from Con-
tinuing Opera-
tions Before
Preferred divi-
dends, Minority
Interest and Eq-
uity in Uncon-
solidated Enti-
ties............          3,180              808           (10,059)         4,748             2,853            (2,581)
Preferred Divi-
dends and Minor-
ity Interest in
(Income) of Con-
solidated Enti-
ties............            (95)             --             (2,600)(n)        --                (16)           (1,424)(m)
Equity in (Loss)
of
Unconsolidated
Entities........           (258)             --                --         (13,567)(g)             0
                     ----------          -------          --------       --------           -------           -------
Income (Loss)
from Continuing
Operations
Available for
Common Stock
Before
Extraordinary
Item and
Cumulative
Effect of
Accounting
Principle
Change..........     $    2,827          $   808          $(12,659)      $ (8,819)          $ 2,837           $(4,005)
                     ==========          =======          ========       ========           =======           =======
Earnings (Loss)
Per Average
Common Share:
Income from
Continuing
Operations
Before
Extraordinary
Item and
Cumulative
Effect of
Accounting
Principal
Change..........     $      .17
                     ==========
Average Common
Shares Outstand-
ing.............     17,078,842
                  PRO FORMA
                  -----------
Sales...........  $  303,994
Costs & Ex-
penses..........     281,894
                  -----------
Operating In-
come............      22,100
Interest and
Dividend Income.       7,156
Interest Ex-
pense...........     (37,019)
Other Income,
Net.............         984
                  -----------
Income from Con-
tinuing Opera-
tions Before In-
come Taxes......      (6,779)
Provision (bene-
fit) for Income
Taxes...........      (5,728)
                  -----------
Income from Con-
tinuing Opera-
tions Before
Preferred divi-
dends, Minority
Interest and Eq-
uity in Uncon-
solidated Enti-
ties............      (1,051)
Preferred Divi-
dends and Minor-
ity Interest in
(Income) of Con-
solidated Enti-
ties............      (4,135)
Equity in (Loss)
of
Unconsolidated
Entities........     (13,825)
                  -----------
Income (Loss)
from Continuing
Operations
Available for
Common Stock
Before
Extraordinary
Item and
Cumulative
Effect of
Accounting
Principle
Change..........  $  (19,011)
                  ===========
Earnings (Loss)
Per Average
Common Share:
Income from
Continuing
Operations
Before
Extraordinary
Item and
Cumulative
Effect of
Accounting
Principal
Change..........  $    (1.11)
                  ===========
Average Common
Shares Outstand-
ing.............  17,078,842

      See accompanying Notes to Pro Forma Condensed Consolidated Financial
                                  Statements.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  (a) Adjustments to reflect the consideration for the ultimate acquisition of all of the outstanding shares of Twin County and the expected repayment of outstanding debt of Twin County of approximately $11 million. The adjustments assume that the consideration for the entire acquisition and a related noncompetition agreement will be cash of approximately $37 million (which includes an aggregate $5 million deposit made in 1994 and the first quarter of 1995 and which is included in investments in the C-TEC March 31, 1995 historical balance sheet), a promissory note of $4 million, and preferred stock of either C-TEC or C-TEC Cable with an aggregated stated value of $52 million in either case. The purchase price will reflect the fair value of the preferred stock to be issued in the acquisition; such fair value may differ from the stated value used in the preparation of the pro forma statements. If the Company determines that neither Company nor C-TEC Cable preferred stock may be issued on or before December 31, 1995, for any reason, then the cash portion of the purchase price will be increased approximately by $57 million.

  (b) Adjustments to record the estimated fair value of property, plant and equipment acquired in the acquisition of Twin County. The purchase price has been allocated based on preliminary appraisals of the fair market values of the tangible and identifiable intangible assets acquired and liabilities assumed. The final allocation may differ from assumptions used in the preparation of the pro forma statements.

  (c) Adjustments to record the estimated fair value of identifiable intangible assets and goodwill acquired in the acquisition of Twin County. Identifiable intangible assets primarily include subscriber base and franchise operating rights and a non-compete agreement. The purchase price has been allocated based on preliminary appraisals of the tangible and identifiable intangible assets acquired and liabilities assumed. The final allocation may differ from assumptions used in the preparation of the pro forma statements.

  (d) Adjustment to record deferred taxes on the differences between the assumed tax basis and fair value of tangible and identifiable intangible assets acquired in the acquisition of Twin County.

  (e) Adjustment to reflect additional depreciation and amortization and related tax benefits resulting from recording the fair value of tangible and identifiable intangible assets and goodwill acquired in the acquisition of Twin County.

  (f) Twin County has a fiscal year ending October 31. Twin County's most recent interim historical balance sheet as of April 30, 1995 is included in the pro forma condensed consolidated balance sheet. Twin County's statement of operations for the year ended October 31, 1994 is included in the pro forma condensed consolidated statement of operations for the year ended December 31, 1994. Twin County's statement of operations for the three months ended January 31, 1995 which is included in the pro forma condensed consolidated statement of operations for the three months ended March 31, 1995, was derived from its most recent interim historical Statement of Operations for the six months ended April 30, 1995, as follows:

                                      SIX MONTHS                 THREE MONTHS
                                        ENDED                       ENDED
                                    APRIL 30, 1995 ADJUSTMENTS JANUARY 31, 1995
                                    -------------- ----------- ----------------
Sales.............................      13,720       (6,921)        6,799
Costs & Expenses..................      13,081       (7,041)        6,040
                                        ------       ------         -----
Operating Income..................         639          120           759
Interest Income...................           7           (3)            4
Interest Expense..................        (542)         270          (272)
Gain on sale of certain Pennsylva-
 nia Cable Properties.............         --           --            --
Other Income, net.................         --           --            --
                                        ------       ------         -----
Income Before Income Taxes........         104          387           491
Provision for Income Taxes........          38          147           185
                                        ------       ------         -----
Income Before Minority Interest
 and Equity in Unconsolidated
 Entities.........................          66          240           306
Equity in Income of Unconsolidated
 Entities.........................         --           --            --
Minority Interest in Income of
 Consolidated Entities............         --           --            --
                                        ------       ------         -----
Income Before Extraordinary Charge
 and Cumulative Effect of
 Accounting Principle Changes.....          66          240           306
                                        ======       ======         =====

  (g) Adjustments to reflect C-TEC's proportionate share of losses and amortization of excess investment over underlying equity in the net assets of Megacable S.A. de C.V. ("Megacable"), a 40% interest in which was acquired by C-TEC in January 1995. The excess of the purchase price over C-TEC's underlying equity in the net assets of Megacable is assumed to be amortized on a straight line basis over fifteen years, which period is subject to adjustment as additional information becomes available during 1995. C-TEC's proportionate share of Megacable's losses included in the 1994 pro forma statement of operations includes approximately $11 million of foreign currency transaction losses. The adjustments also reflect associated tax benefits.

  (h) Adjustments to record the redemption of outstanding Buffalo Valley Preferred Stock and outstanding debt of Buffalo Valley at closing.

  (i) Adjustments to record consideration for the pending acquisition of Buffalo Valley and the related acquisition adjustment (excess cost over net assets acquired) for the difference between the purchase price and book value of assets and liabilities acquired as mandated by regulators. Also, adjustments to record the issuance of C-TEC BVT Preferred and debt in equal proportions of approximately $27 million each to fund this pending acquisition (half of the consideration in cash and the other half in C-TEC BVT Preferred). This debt assumes a principal repayment of fifteen consecutive equal annual installments.

  (j) Adjustment to reflect amortization of acquisition adjustment over fifteen years, subject to regulatory approval.

  (k) Adjustment to reflect interest on debt at approximately 7.63% to be used to help fund the pending BVT acquisition and the reduction in interest expense due to the assumed repayment of outstanding debt of BVT.

  (l) Adjustment to reflect tax benefits associated with the amortization of acquisition adjustment and interest expense.

  (m) Adjustment to reflect dividends on C-TEC BVT Preferred to be used to help fund the pending BVT acquisition, at $3.20 per share per annum.

  (n) Adjustment to reflect dividends on C-TEC TC Preferred to be used to help fund the ultimate acquisition of all outstanding shares of Twin County, at 5% per annum.

  (o) Adjustment to reflect reduction in interest expense due to the assumed repayment of outstanding debt of Twin County, and additional interest at 5% per annum on the $4 million promissory note used to help fund the acquisition.

                                  PROPOSAL 6:

                      RATIFICATION OF INDEPENDENT AUDITORS

  The Company is asking the shareholders to ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending December 31, 1995.

  If the shareholders do not ratify this appointment, other independent auditors will be considered by the Board of Directors. Notwithstanding the shareholders' ratification of the selection of the independent auditors, the Board reserves the right to select other independent auditors at its discretion.

  Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  Ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending December 31, 1995 requires the affirmative vote of a majority of the votes cast by the holders of C-TEC Common Stock and C-TEC Class B Stock voting together as a single class.

  The Board recommends that the shareholders vote FOR the ratification of the selection of Coopers & Lybrand L.L.P. to serve as the Company's independent auditors for the year ending December 31, 1995.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote the Proxy in accordance with their judgment on such matters.

                              GENERAL INFORMATION

FINANCIAL INFORMATION

  A copy of the Company's 1994 Annual Report to Shareholders containing the Consolidated Financial Statements of the Company, including the report thereon dated March 10, 1995 of Coopers & Lybrand L.L.P., independent accountants, was sent to Shareholders on May 2, 1995.

  UPON THE WRITTEN REQUEST OF ANY PERSON WHO ON AUGUST 1, 1995 WAS A RECORD OWNER OF C-TEC COMMON STOCK OR C-TEC CLASS B STOCK, OR WHO REPRESENTS IN GOOD FAITH THAT HE WAS ON SUCH DATE A BENEFICIAL OWNER OF SUCH STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1994, AS AMENDED BY FORM 10-K/A FILED WITH THE COMMISSION ON APRIL 3, 1995, AND BY FORM 10-K/A FILED WITH THE COMMISSION ON JULY 31, 1995, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND EXHIBITS, FILED WITH THE COMMISSION AND THE OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE. WRITTEN REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO:

                             INVESTOR RELATIONS DEPARTMENT
                             C-TEC CORPORATION
                             105 CARNEGIE CENTER
                             PRINCETON, NEW JERSEY 08540
                             ATTN: VALERIE HAERTEL
                                   DIRECTOR, INVESTOR RELATIONS

SOLICITATION OF PROXIES

  The Company will bear the cost of solicitation of Proxies. In addition to the use of the mail, Proxies may be solicited by officers, directors and regular employees of the Company, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.

  It is important that Proxies be returned promptly. Therefore, shareholders are urged to promptly fill in, date, sign and return the enclosed Proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

SHAREHOLDERS' PROPOSALS

  Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy statement and proxy of the Company relating to the 1996 Annual Meeting of Shareholders must submit such proposal in writing to the Company by December 15, 1995. Such proposals should be hand delivered or mailed, return receipt requested, to the Secretary of the Company.

                                         By order of the Board of Directors.

                                         /s/ Raymond B. Ostroski

                                         Raymond B. Ostroski
                                          Executive Vice President,
                                          General Counsel and
                                          Corporate Secretary

Dated: August 4, 1995

                                                                         ANNEX A

                                   AMENDMENT

APPROVAL OF PROPOSALS 2 AND 3

  If the proposal to amend the Articles of Incorporation of the Company to increase the authorized C-TEC Common Stock and C-TEC Class B Stock (Proposal 2) and the proposal to amend the Articles of Incorporation to authorize a new class of C-TEC Preferred Stock (Proposal 3) are approved, Sections 9. A. and 9.
B. (1) of the Articles of Incorporation will be substituted with the following new Sections 9. A. and 9. B. (1):

    "9. A. Class and Number of Shares. The total number of shares of stock which the Corporation shall have authority to issue is 125,000,000, consisting of 85,000,000 shares of Common Stock, par value $1.00, per share ("Common Stock"), 15,000,000 shares of Class B Common Stock, par value $1.00 per share ("Class B Stock"), and 25,000,000 shares of Preferred Stock ("Preferred Stock").

    The Board of Directors is hereby empowered to the extent permitted by the Business Corporation Law of the Commonwealth of Pennsylvania, as amended from time to time, to amend these Amended and Restated Articles of Incorporation by resolution or resolutions from time to time to divide the Preferred Stock into one or more classes or series, to determine the designation and the number of shares of any class or series of Preferred Stock, to determine the voting rights, preferences, limitations and special rights, if any, and other terms of the shares of any class or series of Preferred Stock and to increase or decrease the number of shares of any such class or series.

    9. B. Powers and Rights of the Common Stock and the Class B Stock. The designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions in respect of the shares of the Common Stock and the Class B Stock are as follows:

      (1) Voting Rights and Powers. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, except as provided herein, the holders of the outstanding shares of the Common Stock and the holders of any outstanding shares of the Class B Stock shall vote together without regard to class, and every holder of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his name, and every holder of any outstanding shares of the Class B Stock shall be entitled to cast thereon fifteen (15) votes in person or by proxy for each share of the Class B Stock standing in his name. With respect to any proposed amendment, other than an amendment made by action of the Board of Directors of the Company pursuant to the second paragraph of Section 9. A. hereof, which would (i) increase or decrease the par value of any class, (ii) alter or change the preferences, qualifications, limitations, restrictions or special or relative rights of the shares of any class so as to affect the holders of such class adversely, (iii) increase the authorized number of shares of any class, authorize a new class of shares (iv) senior or superior in any respect to the shares of any class, or (v) increase the number of authorized shares of any class senior or superior in any respect to the shares of any class then authorized, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and the Class B Stock voting together without regard to class as herein before provided. Except as required by law, no shareholder approval of any amendment made by action of the Board of Directors of the Company pursuant to the second paragraph of Section 9. A. hereof shall be required."

APPROVAL OF PROPOSAL 2 ONLY

  If Proposal 2 is approved and Proposal 3 is not approved, Section 9. A. of the Articles of Incorporation will be substituted with the following new
Section 9. A.:

    "9. A. Class and Number of Shares." The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 consisting of 85,000,000 Shares of Common Stock, par value $1.00 per Share ("Common Stock"), and 15,000,000 Shares of Class B Common Stock, par value $1.00 per share ("Class B Stock")."

APPROVAL OF PROPOSAL 3 ONLY

  If Proposal 3 is approved and Proposal 2 is not approved, Sections 9. A. and
9. B. (1) of the Articles of Incorporation will be substituted with new Sections 9. A. and 9. B. (1) as set forth above under "Approval of Proposals 2 and 3" except that the numbers "125,000,000," "85,000,000" and "15,000,000" in
Section 9. A. would be replaced with the numbers "68,753,203", "35,000,000" and "8,753,203", respectively.

                        BUFFALO VALLEY TELEPHONE COMPANY

                                                                            PAGE
                                                                            ----
Independent Auditor's Report..............................................  F-3
Balance Sheets, December 31, 1994 and 1993................................  F-4
Statements of Income, for the Years Ended December 31, 1994 and 1993......  F-6
Statements of Retained Earnings for the Years Ended December 31, 1994 and
 1993.....................................................................  F-7
Statements of Cash Flows, for the Years Ended December 31, 1994 and 1993..  F-8
Notes to Financial Statements, Years Ended December 31, 1994 and 1993.....  F-9
Independent Auditor's Report..............................................  F-13
Balance Sheets, December 31, 1993 and 1992................................  F-14
Statements of Income for the Years Ended December 31, 1993 and 1992.......  F-16
Statements of Retained Earnings, for the Years Ended December 31, 1993 and
 1992.....................................................................  F-17
Statements of Cash Flows, for the Years Ended December 31, 1993 and 1992..  F-18
Notes to Financial Statements, for the Years Ended December 31, 1993 and
 1992.....................................................................  F-19
Balance Sheet, March 31, 1995 (unaudited) ................................  F-23
Statements of Income for the Three Months Ended March 31, 1995 and 1994
 (unaudited) .............................................................  F-25
Statements of Cash Flows for the Three Months Ended March 31, 1995 and
 1994 (unaudited).........................................................  F-26
Statements of Retained Earnings for the Three Months Ended March 31, 1995
 and 1994 (unaudited) ....................................................  F-27
Condensed Notes to Financial Statements for the Three Months Ended March
 31, 1995 and 1994 (unaudited) ...........................................  F-28
Quarterly Information (unaudited).........................................  F-29

                         TWIN COUNTY TRANS VIDEO, INC.

                                                                            PAGE
                                                                            ----
Independent Auditor's Report..............................................  F-30
Balance Sheets, October 31, 1994 and 1993.................................  F-31
Operating Statements, for the Years Ended October 31, 1994 and 1993.......  F-33
Statements of Retained Earnings for the Years Ended October 31, 1994 and
 1993.....................................................................  F-34
Statements of Cash Flows, for the Years Ended October 31, 1994 and 1993...  F-35
Notes to Financial Statements, Years Ended October 31, 1994 and 1993......  F-36
Independent Auditor's Report..............................................  F-41
Balance Sheets, October 31, 1993 and 1992.................................  F-42
Operating Statements, for the Years Ended October 31, 1993 and 1992.......  F-44
Statements of Retained Earnings, for the Years Ended October 31, 1993 and
 1992.....................................................................  F-45
Statements of Cash Flows, for the Years Ended October 31, 1993 and 1992...  F-46
Notes to Financial Statements, for the Years Ended October 31, 1993 and
 1992.....................................................................  F-47
Balance Sheets, January 31, 1995 (unaudited) .............................  F-52
Statements of Income for the Three Months Ended January 31, 1995 and 1994
 (unaudited)..............................................................  F-54
Statements of Retained Earnings for the Three Months Ended January 31,
 1995 and 1994 (unaudited) ...............................................  F-55
Statements of Cash Flows for the Three Months Ended January 31, 1995 and
 1994 (unaudited).........................................................  F-56
Condensed Notes to Financial Statements for the Three Months Ended January
 31, 1995 and 1994 (unaudited) ...........................................  F-57
Quarterly Information (unaudited).........................................  F-58

                         INDEPENDENT AUDITOR'S REPORT


Buffalo Valley Telephone Company 20 South Second Street Lewisburg, Pennsylvania 17837

Gentlemen:

  I have audited the accompanying balance sheets of the Buffalo Valley Telephone Company as of December 31, 1994 and 1993 and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

  I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

  In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Buffalo Valley Telephone Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  My audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The statements of operating expenses, telephone plant in service, and accumulated depreciation are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in my opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                          William R. Maslo
                                          Reading, Pennsylvania
                                          February 24, 1995

                        BUFFALO VALLEY TELEPHONE COMPANY

                                 BALANCE SHEETS

                    DECEMBER 31, 1994 AND DECEMBER 31, 1993

                                            DECEMBER 31, 1994 DECEMBER 31, 1993
                                            ----------------- -----------------
ASSETS
CURRENT ASSETS
  Cash and Equivalents.....................  $ 2,501,313.80    $ 3,377,926.87
  Temporary Cash Investments...............    1,989,931.00      2,000,000.00
  Accounts Receivable......................    2,662,815.53      2,605,913.89
  Material and Supplies--At Average Costs..      240,882.51        285,520.03
  Prepaid Expenses.........................    2,326,407.92      1,960,785.00
                                             --------------    --------------
    Total Current Assets...................    9,721,350.76     10,230,145.79
                                             --------------    --------------
NONCURRENT ASSETS
  Investments in Nonaffiliated Companies--
   at Cost.................................       46,847.93         54,849.58
   (Market Value-12/31/94--$107,910.16)
   (Market Value-12/31/93--$244,132.17)
  Nonregulated Investments--Deregulated
   Equipment...............................    2,085,010.60      2,086,616.02
  Unamortized Debt Issuance Expense........        1,371.45          2,026.13
  Other Noncurrent Assets..................      816,647.79        998,879.05
  Deferred Extraordinary Retirements.......      125,459.28        158,238.12
  Deferred Charges.........................      119,117.04        151,567.26
                                             --------------    --------------
    Total Noncurrent Assets................    3,194,454.09      3,452,176.16
                                             --------------    --------------
PROPERTY, PLANT AND EQUIPMENT
  Telephone Plant in Service...............   26,278,393.06     24,955,797.82
  Telephone Plant Under Construction.......      850,778.58        296,201.56
  Non-Operating Plant......................       28,051.89         28,051.89
                                             --------------    --------------
                                              27,157,223.53     25,280,051.27
  Less: Accumulated Depreciation...........   10,832,670.91      9,928,942.01
                                             --------------    --------------
    Net Telephone Property.................   16,324,552.62     15,351,109.26
                                             --------------    --------------
TOTAL ASSETS...............................  $29,240,357.47    $29,033,431.21
                                             ==============    ==============

    The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                                 BALANCE SHEETS

                    DECEMBER 31, 1994 AND DECEMBER 31, 1993

                                             DECEMBER 31, 1994 DECEMBER 31, 1993
                                             ----------------- -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current Maturities of Long-Term Debt.....   $    81,000.00    $ 1,081,000.00
  Accounts Payable.........................     1,071,362.73      1,220,135.73
  Customer Deposits........................         2,140.00          2,270.00
  Accrued Taxes--Income....................     1,977,086.99      1,635,385.44
  Accrued Taxes--Other.....................       464,858.85        454,718.61
  Accrued Interest, Pension and Other......       228,944.12        236,417.94
                                              --------------    --------------
    Total Current Liabilities..............     3,825,392.69      4,629,927.72
                                              --------------    --------------
LONG-TERM DEBT
  Notes Payable............................     1,485,000.00      1,566,000.00
                                              --------------    --------------
    Total Long-Term Debt...................     1,485,000.00      1,566,000.00
                                              --------------    --------------
OTHER LIABILITIES AND DEFERRED CREDITS
  Unamortized Investment Tax Credit--Net...       393,670.76        455,303.34
  Deferred Income Taxes....................     3,249,637.49      3,679,518.97
  Other Deferred Credits...................       298,230.87         40,183.51
                                              --------------    --------------
    Total Other Liabilities and Deferred
     Credits...............................     3,941,539.12      4,175,005.82
                                              --------------    --------------
STOCKHOLDERS' EQUITY
  Common Stock--900,000 Shares--No Par.....       600,000.00        600,000.00
  Preferred Stock--8,000 Shares--$50.00
   Par.....................................       400,000.00        400,000.00
                                              --------------    --------------
    Total Stock Issued.....................     1,000,000.00      1,000,000.00
  Additional Paid-In Capital...............       467,279.96        467,279.96
  Less: Treasury Stock--846 Common Shares..        38,628.36         38,628.36
  Retained Earnings........................    18,559,774.06     17,233,846.07
                                              --------------    --------------
    Total Stockholders' Equity.............    19,988,425.66     18,662,497.67
                                              --------------    --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.   $29,240,357.47    $29,033,431.21
                                              ==============    ==============

    The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                              STATEMENTS OF INCOME

         FOR THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 1994 AND 1993

                                                      1994            1993
                                                 --------------  --------------
OPERATING REVENUES
  Local Service................................. $ 1,942,071.82  $ 1,871,107.84
  Interstate Access Service.....................   3,745,432.69    3,265,079.10
  Intrastate Access Service.....................   2,665,357.90    2,489,753.18
  Long Distance Service.........................   1,837,614.04    1,757,527.48
  Miscellaneous.................................   1,344,073.73    1,278,495.19
  Less: Uncollectibles..........................      99,509.29      130,028.52
                                                 --------------  --------------
    Total Operating Revenue.....................  11,435,040.89   10,531,934.27
                                                 --------------  --------------
OPERATING EXPENSES
  Plant Specific................................   1,267,403.11    1,168,598.54
  Plant Non-Specific
   Network and Other............................   1,322,031.57    1,213,571.38
   Depreciation and Amortization................   1,781,245.76    1,727,777.42
  Customer Operations...........................   1,026,726.25      989,155.17
  Corporate Operations..........................     893,621.35      699,911.06
                                                 --------------  --------------
    Total Operating Expenses....................   6,291,028.04    5,799,013.57
                                                 --------------  --------------
NET OPERATING REVENUE...........................   5,144,012.85    4,732,920.70
                                                 --------------  --------------
OPERATING TAXES
  Investment Credit--Net........................     (61,632.58)     (62,541.07)
  Income Taxes--Current.........................   1,909,010.88    1,678,702.16
  Income Taxes--Deferred........................     (19,118.88)      58,230.46
  Other Operating Taxes.........................     467,671.65      436,293.13
                                                 --------------  --------------
    Total Operating Taxes.......................   2,295,931.07    2,110,684.68
                                                 --------------  --------------
NET OPERATING INCOME............................   2,848,081.78    2,622,236.02
                                                 --------------  --------------
OTHER INCOME AND EXPENSES
  Dividend Income...............................       8,656.30        9,664.37
  Interest Income...............................     194,518.46      128,120.88
  Other Income and Expense--Net.................     (50,022.36)     (10,796.71)
  Deregulated Activities--Net...................      16,715.38      (32,076.11)
                                                 --------------  --------------
    Total Other Income and Expenses.............     169,867.78       94,912.43
                                                 --------------  --------------
INCOME AVAILABLE FOR FIXED CHARGES..............   3,017,949.56    2,717,148.45
                                                 --------------  --------------
FIXED CHARGES
  Interest and Amortization.....................     165,442.85      226,679.03
                                                 --------------  --------------
NET INCOME...................................... $ 2,852,506.71  $ 2,490,469.42
                                                 ==============  ==============
EARNINGS PER SHARE--COMMON STOCK................ $         3.15  $         2.75

    The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                        STATEMENTS OF RETAINED EARNINGS

                       FOR THE TWELVE MONTH PERIODS ENDED
                           DECEMBER 31, 1994 AND 1993

                                                        1994           1993
                                                   -------------- --------------
BALANCE AT JANUARY 1.............................. $17,233,846.07 $16,198,023.05
                                                   -------------- --------------
  ADDITIONS:
    Net Income....................................   2,852,506.71   2,490,469.42
                                                   -------------- --------------
      Total Additions.............................   2,852,506.71   2,490,469.42
                                                   -------------- --------------
  DEDUCTIONS:
    Common Dividends..............................   1,510,578.72   1,438,646.40
    Preferred Dividends...........................      16,000.00      16,000.00
                                                   -------------- --------------
      Total Deductions............................   1,526,578.72   1,454,646.40
                                                   -------------- --------------
BALANCE AT DECEMBER 31............................ $18,559,774.06 $17,233,846.07
                                                   ============== ==============



    The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                      1994           1993
                                                  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income..................................... $2,852,506.71  $2,490,469.42
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities
   Depreciation..................................  1,896,828.12   1,788,130.77
   Amortization..................................     33,433.52      33,940.08
   Deferred Income Taxes and Investment Tax
    Credit.......................................    (65,614.73)     23,377.95
   Net gain on Sale of Stock in Non Affiliated
    Companies....................................   (119,969.74)          0.00
  Net Changes in:
   Temporary Cash Investments (Increase)
    Decrease.....................................     10,069.00  (2,000,000.00)
   Accounts Receivable (Increase) Decrease.......    (56,901.64)     (4,864.09)
   Material and Supplies (Increase) Decrease.....     44,637.52     101,681.97
   Prepaid Expenses (Increase) Decrease..........   (365,622.92)     43,513.90
   Prepaid Pension Asset (Increase) Decrease.....     10,407.00    (123,622.62)
   Deferred Charges (Increase) Decrease..........     32,450.22     (10,777.42)
   Accounts Payable Increase (Decrease)..........   (148,773.00)     94,702.77
   Customer Deposits Increase (Decrease).........       (130.00)       (100.00)
   Accrued Expenses Increase (Decrease)..........    344,367.97      71,869.38
   Other Deferred Credits and Reserves Increase
    (Decrease)...................................    (63,286.36)    (61,676.23)
                                                  -------------  -------------
    Cash Provided by Operating Activities........  4,404,401.67   2,446,645.88
                                                  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Addition of Plant (Including Work Under
   Construction)................................. (2,699,345.22) (1,301,428.84)
  Addition of Deregulated Telephones and Other...    (35,581.39)   (232,546.83)
  Salvage from Plant Retired.....................     30,318.00      36,077.66
  Cost of Removal of Plant Retired...............    (52,883.06)    (52,482.83)
  Purchase of Interest in NonAffiliated
   Companies.....................................     (8,259.30)     (9,644.37)
  Increase in Cash Surrender Value...............    (43,915.74)    (42,224.45)
  Sale of Stock in NonAffiliated Companies.......    136,230.69           0.00
                                                  -------------  -------------
    Cash Used by Investing Activities............ (2,673,436.02) (1,602,249.66)
                                                  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal Payments of Long-Term Debt........... (1,081,000.00)    (81,000.00)
  Dividends Paid................................. (1,526,578.72) (1,454,646.40)
                                                  -------------  -------------
    Cash Used by Financing Activities............ (2,607,578.72) (1,535,646.40)
                                                  -------------  -------------
NET INCREASE (DECREASE) IN CASH..................   (876,613.07)   (691,250.18)
CASH AND CASH EQUIVALENTS--BEGINNING OF YEAR.....  3,377,926.87   4,069,177.05
                                                  -------------  -------------
CASH AND CASH EQUIVALENTS--END OF YEAR........... $2,501,313.80  $3,377,926.87
                                                  =============  =============

SUPPLEMENTAL DISCLOSURES

  The Company paid interest totalling $171,950 and $226,378 during 1994 and 1993, respectively.

  The Company paid federal and state income taxes of $2,005,999 and $1,506,886 during 1994 and 1993, respectively.

    The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

NOTE 1--ACCOUNTING POLICIES

  The Company's accounting policies are in conformity with generally accepted accounting principles as prescribed by the Pennsylvania Public Utility Commission. Revenues and expenses are recorded on the accrual basis in order to match them with the period to which they apply. Effective January 1, 1988, the Company adopted certain accounting changes which substantially restructured the system of accounts.

  Telephone Plant--Telephone plant is recorded by the Company at original cost. Normal additions and replacements and renewals of property, considered to be units of property, are charged to telephone plant accounts. Retirements are eliminated from the telephone plant accounts at original costs, and these costs plus removal expense, less salvage, are charged to accumulated depreciation. Ordinary repairs and replacements of items considered to be less than units of property are charged to maintenance. No gain or loss is recognized in connection with ordinary retirements of depreciable property.

  Depreciation--For financial reporting purposes, depreciation is computed using straight-line method over the estimated useful lives of the plant in service. For income tax purposes all additions commencing in 1974 are depreciated using accelerated methods. For assets acquired after January 1, 1981, depreciation is calculated using the Accelerated Cost Recovery System
(ACRS) and modified ACRS for assets purchased after January 1, 1987.

  Cash Equivalents--All highly liquid investments, with original maturity of three months or less, having insignificant risk of changes in value are classified as cash equivalents.

  Temporary Cash Investments--Temporary cash investments at December 31, 1994 consisted of various U.S. Treasury Notes with maturities through September 30, 1996. At December 31, 1993, this account consisted of stock in a short term bond fund. The investment is recorded at cost. Premium and discount on the U.S. Treasury Notes is amortized using the straight-line method.

  Income Taxes--The company adopted Statement of Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" effective for fiscal 1993. Under the provisions of this pronouncement, an entity recognizes deferred tax assets and liabilities for the future tax consequences of events that have been previously recognized in the Company's financial statements or tax returns. Regulated companies, such as telephone companies, are required to record regulatory assets or liabilities when adjusting their deferred income tax liabilities.

  There was no significant income statement impact related to the adoption of FAS 109.

  The difference between the statutory income tax rate and the Company's effective tax rate is due primarily to Pennsylvania Corporate Net Income Tax and deferred timing differences such as depreciation, provision for pensions, amortization of investment tax credit, amortization of extraordinary retirements, and allowance for uncollectible accounts.

  Investment Tax Credit--The investment tax credits recorded have been deferred and are being amortized to income at the rate of 5% per annum.

  Unamortized Debt Expense--Unamortized debt expense is being amortized by charges to income over the life of the related issue.

                        BUFFALO VALLEY TELEPHONE COMPANY

                               DECEMBER 31, 1994
  Extraordinary Retirement--The early retirement of plant due to obsolescence is being amortized by charges to income over a period of ten years.

  Capital Stock Expense--Expenses relating to the issuance of common stock are deferred indefinitely, and are charged to Additional Paid-In Capital.

  Treasury Stock--Treasury stock is reported at cost.

NOTE 2--PREFERRED STOCK

  The stock is preferred as to liquidation and dividends which are cumulative at 4% per annum. Shares are callable on any dividend payment date at par value plus accrued dividends. There are no dividends in arrears.

NOTE 3--COMMON STOCK AND RETAINED EARNINGS

  Covenants contained in the note agreement covering long-term debt include a provision that the Company will not declare or pay any dividends on any shares of its capital stock of any class (other than dividends in shares of its common stock); or to make any payment to purchase, redeem or otherwise acquire any such shares, if the aggregate amount of all dividends, distributions, and payments made on all shares of its capital stock of all classes after December 31, 1977, would exceed an amount equal to the retained earnings accumulated after December 31, 1977. The unrestricted retained earnings at December 31, 1994 is $16,393,126.62.

NOTE 4--LONG-TERM DEBT

  The Company issued $2,700,000.00 in long-term notes as of May 31, 1978. The terms of the note agreement required an annual payment on account of principal in the amount of $81,000.00 commencing on June 1, 1981, and continuing to and including June 1, 1997, and a final payment of the balance of $1,323,000.00 shall be made on June 1, 1998. The note bears interest at a rate of 8.5% payable semi-annually on the unpaid balance commencing December 1, 1978.

  See Note 3 for covenants contained in the note agreement which restrict retained earnings.

  Following are maturities of long-term debt for each of the next five years.

   1995............................................................    81,000.00
   1996............................................................    81,000.00
   1997............................................................    81,000.00
   1998............................................................ 1,323,000.00
   1999............................................................         0.00

NOTE 5--CONCENTRATION OF CREDIT RISK

  The Company's revenue is derived primarily from the providing of public utility telephone service in Union and Northumberland Counties of Pennsylvania.

NOTE 6--EMPLOYEE BENEFIT PLANS

  The Company has a noncontributing defined benefit pension plan covering substantially all employees. The plan provides benefits based upon years of service and compensation levels.

                        BUFFALO VALLEY TELEPHONE COMPANY

                               DECEMBER 31, 1994
Contributions are intended to provide not only benefits attributed to service to date but also for those expected to be earned in the future.

  A summary of the components of net periodic income for the plan for 1994 is as follows:

   Service cost--benefits earned during the period.................. $ 118,075
   Interest cost on projected benefit obligation....................   196,474
   Expected return on plan assets...................................   (49,693)
   Net amortization and deferral....................................  (318,797)
                                                                     ---------
   Net periodic pension income...................................... $ (53,941)
                                                                     =========

  The discount rate and rate of increase in future compensation levels (where applicable) used in determining the actuarial present value of the projected benefit obligation were 7.5 percent and 5.5 percent, respectively. The expected long--term rate on plan assets was 8.50 percent.

  The following table sets forth the funded status and amounts recognized in the balance sheet at December 31, 1994 for the Company's defined benefit plan:

   Actuarial present value of benefit obligations:
     Vested benefit obligation.................................... $ 1,571,467
                                                                   ===========
     Accumulated benefit obligation............................... $ 1,994,013
                                                                   ===========
   Projected benefit obligation................................... $(2,797,945)
   Plan assets at fair value......................................   3,667,392
                                                                   -----------
   Plan assets in excess of projected benefit obligation..........     869,447
   Unrecognized net gain..........................................     428,114
   Unrecognized net assets at January 1, 1991, net of
    amortization..................................................    (804,456)
                                                                   -----------
   Net pension asset recognized in the balance sheet.............. $   493,105
                                                                   ===========

  Plan assets at December 31, 1994 and 1993 were invested in listed common stocks, U.S. Government securities, short-term money market instruments, and corporate bonds and mortgages.

  The Company also has a 401(k) plan whereby participants may contribute up to fifteen percent of their salaries. The Company currently contributes up to twenty-five percent of the employees' contribution up to the first eight percent of their salaries. The Company contributed $31,024 during 1994 and $26,675 during 1993.

  The Company has a nonqualified supplemental retirement plan for certain management employees. The pension liability, as determined by an actuary, under this plan at December 31, 1994 was $64,168.

  The Financial Accounting Standards Board requires implementation of Statement Of Financial Accounting Standard 106, "Employers' Accounting for Postretirement Benefits other Than Pensions" (SFAS 106) effective in 1993. SFAS 106 requires benefit costs to be recognized on an accrual basis as benefits are earned by employees. The Company does not have a material liability for postretirement benefits other than those previously stated.

                        BUFFALO VALLEY TELEPHONE COMPANY

                               DECEMBER 31, 1994

NOTE 7--CONTINGENCIES

  The Company has been notified of potential liability for participation in an Environmental Protection Agency clean up of a hazardous waste site. The Company allegedly sold scrap lead cable to a salvage yard which has been identified as a contaminant. The Company's liability, if any, for sharing in the clean up costs is unknown at this date, however the Company believes that its ultimate liability should not have a material adverse effect on its financial position.

NOTE 8--RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

  Certain reclassifications have been made to the 1993 financial statements to conform to the 1994 financial statement presentation. Such reclassification had no effect on net income as previously reported.

NOTE 9--SUBSEQUENT EVENT

  On April 20, 1995, the Board of Directors of Buffalo Valley Telephone Company agreed in principal for C-TEC Corporation (a diversified telecommunications and high technology company) to acquire the stock of the Company for cash and preferred stock.

                                     [ART]

                          INDEPENDENT AUDITOR'S REPORT


Buffalo Valley Telephone Company
20 South Second Street
Lewisburg, Pennsylvania 17837

Gentlemen:

  I have audited the accompanying balance sheets of the Buffalo Valley Telephone Company as of December 31, 1993 and 1992 and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

  I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

  In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Buffalo Valley Telephone Company as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  My audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The statements of operating expenses, telephone plant in service, and accumulated depreciation are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in my opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                          William R. Maslo
                                          Reading, Pennsylvania
                                          February 17, 1994

                        BUFFALO VALLEY TELEPHONE COMPANY

                                 BALANCE SHEETS

                    DECEMBER 31, 1993 AND DECEMBER 31, 1992

                                            DECEMBER 31, 1993 DECEMBER 31, 1992
                                            ----------------- -----------------
ASSETS
CURRENT ASSETS
  Cash and Equivalents.....................  $ 3,377,926.87    $ 4,069,177.05
  Temporary Cash Investments...............    2,000,000.00              0.00
  Accounts Receivable......................    2,605,913.89      2,601,049.80
  Material and Supplies--At Average Costs..      285,520.03        387,202.00
  Prepaid Expenses.........................    1,960,785.00      2,004,298.90
                                             --------------    --------------
    Total Current Assets...................   10,230,145.79      9,061,727.75
                                             --------------    --------------
NONCURRENT ASSETS
  Investments in Nonaffiliated Companies--
   at Cost.................................       54,849.58         45,205.21
   (Market Value-12/31/93--$244,132.17)
   (Market Value-12/31/92--$198,714.57)
  Nonregulated Investments--Deregulated
   Equipment...............................    2,086,616.02      2,031,931.25
  Unamortized Debt Issuance Expense........        2,026.13          3,187.37
  Other Noncurrent Assets..................      998,879.05        514,723.60
  Deferred Extraordinary Retirements.......      158,238.12        191,016.96
  Deferred Charges.........................      151,567.26        140,789.84
                                             --------------    --------------
    Total Noncurrent Assets................    3,452,176.16      2,926,854.23
                                             --------------    --------------
PROPERTY, PLANT AND EQUIPMENT
  Telephone Plant in Service...............   24,955,797.82     24,079,760.29
  Telephone Plant Under Construction.......      296,201.56        123,848.63
  Non-Operating Plant......................       28,051.89         28,051.89
                                             --------------    --------------
                                              25,280,051.27     24,231,660.81
  Less: Accumulated Depreciation...........    9,928,942.01     8,493,751.301
                                             --------------    --------------
    Net Telephone Property.................   15,351,109.26     15,737,909.51
                                             --------------    --------------
TOTAL ASSETS...............................  $29,033,431.21    $27,726,491.49
                                             ==============    ==============

    The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                                 BALANCE SHEETS

                    DECEMBER 31, 1993 AND DECEMBER 31, 1992

                                             DECEMBER 31, 1993 DECEMBER 31, 1992
                                             ----------------- -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current Maturities of Long-Term Debt.....   $    81,000.00    $    81,000.00
  Accounts Payable.........................     1,220,135.73      1,125,432.96
  Customer Deposits........................         2,270.00          2,370.00
  Accrued Taxes--Income....................     1,635,385.44      1,566,382.46
  Accrued Taxes--Other.....................       454,718.61        472,311.42
  Accrued Interest, Pension and Other......       236,417.94        215,958.73
                                              --------------    --------------
    Total Current Liabilities..............     3,629,927.72      3,463,455.57
                                              --------------    --------------
LONG-TERM DEBT
  Funded Debt..............................     1,566,000.00      1,647,000.00
  Other....................................     1,000,000.00      1,000,000.00
                                              --------------    --------------
    Total Long-Term Debt...................     2,566,000.00      2,647,000.00
                                              --------------    --------------
OTHER LIABILITIES AND DEFERRED CREDITS
  Unamortized Investment Tax Credit--Net...       455,303.34        517,844.41
  Deferred Income Taxes....................     3,679,518.97      3,313,711.95
  Other Deferred Credits...................        40,183.51        157,804.91
                                              --------------    --------------
    Total Other Liabilities and Deferred
     Credits...............................     4,175,005.82      3,989,361.27
                                              --------------    --------------
STOCKHOLDERS' EQUITY
  Common Stock--900,000 Shares--No Par.....       600,000.00        600,000.00
  Preferred Stock--8,000 Shares--$50.00
   Par.....................................       400,000.00        400,000.00
                                              --------------    --------------
    Total Stock Issued.....................     1,000,000.00      1,000,000.00
  Additional Paid-In Capital...............       467,279.96        467,279.96
  Less: Treasury Stock--846 Common Shares..        38,628.36         38,628.36
  Retained Earnings........................    17,233,846.07     16,198,023.05
                                              --------------    --------------
    Total Stockholders' Equity.............    18,662,497.67     17,626,674.65
                                              --------------    --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.   $29,033,431.21    $27,726,491.49
                                              ==============    ==============

    The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                              STATEMENTS OF INCOME

         FOR THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 1993 AND 1992

                                                      1993            1992
                                                 --------------  --------------
OPERATING REVENUES
  Local Service................................. $ 1,871,107.84  $ 1,762,216.79
  Interstate Access Service.....................   3,265,079.10    3,478,847.21
  Intrastate Access Service.....................   2,489,753.18    2,425,584.45
  Long Distance Service.........................   1,757,527.48    1,780,642.57
  Miscellaneous.................................   1,278,495.19    1,278,674.68
  Less: Uncollectibles..........................     130,028.52       58,401.47
                                                 --------------  --------------
    Total Operating Revenue.....................  10,531,934.27   10,667,564.23
                                                 --------------  --------------
OPERATING EXPENSES
  Plant Specific................................   1,168,598.54    1,180,028.58
  Plant Non-Specific
   Network and Other............................   1,213,571.38    1,264,344.75
   Depreciation and Amortization................   1,727,777.42    1,654,731.74
  Customer Operations...........................     989,155.17      968,627.91
  Corporate Operations..........................     699,911.06      768,422.47
  Other Operating Income and Expenses...........           0.00     (185,144.00)
                                                 --------------  --------------
    Total Operating Expenses....................   5,799,013.57    5,651,011.45
                                                 --------------  --------------
NET OPERATING REVENUE...........................   4,732,920.70    5,016,552.78
                                                 --------------  --------------
OPERATING TAXES
  Investment Credit--Net........................     (62,541.07)     (63,732.22)
  Income Taxes--Current.........................   1,678,702.16    1,576,758.63
  Income Taxes--Deferred........................      58,230.46      147,078.55
  Other Operating Taxes.........................     436,293.13      507,449.15
                                                 --------------  --------------
    Total Operating Taxes.......................   2,110,684.68    2,167,554.11
                                                 --------------  --------------
NET OPERATING INCOME............................   2,622,236.02    2,848,998.67
                                                 --------------  --------------
OTHER INCOME AND EXPENSES
  Dividend Income...............................       9,664.37       12,003.39
  Interest Income...............................     128,120.88      106,949.31
  Other Income and Expense--Net.................     (10,796.71)      82,692.37
  Deregulated Activities--Net...................     (32,076.11)     (18,390.00)
                                                 --------------  --------------
    Total Other Income and Expenses.............      94,912.43      183,255.07
                                                 --------------  --------------
INCOME AVAILABLE FOR FIXED CHARGES..............   2,717,148.45    3,032,253.74
                                                 --------------  --------------
FIXED CHARGES
  Interest and Amortization.....................     226,679.03      233,689.84
                                                 --------------  --------------
NET INCOME...................................... $ 2,490,469.42  $ 2,798,563.90
                                                 ==============  ==============
EARNINGS PER SHARE--COMMON STOCK................ $         2.75  $         3.09

    The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                        STATEMENTS OF RETAINED EARNINGS

                       FOR THE TWELVE MONTH PERIODS ENDED

                           DECEMBER 31, 1993 AND 1992

                                                        1993           1992
                                                   -------------- --------------
BALANCE AT JANUARY 1,............................. $16,198,023.05 $14,747,146.13
                                                   -------------- --------------
  ADDITIONS:
    Net Income....................................   2,490,469.42   2,798,563.90
                                                   -------------- --------------
      Total Additions.............................   2,490,469.42   2,798,563.90
                                                   -------------- --------------
  DEDUCTIONS:
    Common Dividends..............................   1,438,646.40   1,331,686.98
    Preferred Dividends...........................      16,000.00      16,000.00
                                                   -------------- --------------
      Total Deductions............................   1,454,646.40   1,347,686.98
                                                   -------------- --------------
BALANCE AT DECEMBER 31,........................... $17,233,846.07 $16,198,023.05
                                                   ============== ==============



    The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                     1993            1992
                                                --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................... $ 2,490,469.42  $ 2,798,563.90
  Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities
    Depreciation...............................   1,788,130.77    1,688,547.05
    Amortization of Extraordinary Retirements..      33,940.08       33,939.74
    Deferred Income Taxes and Investment Tax
     Credit....................................      23,377.95       94,231.70
    Accounts Receivable (Increase) Decrease....      (4,864.09)    (211,355.40)
    Material and Supplies (Increase) Decrease..     101,681.97     (160,540.81)
    Prepaid Expenses (Increase) Decrease.......      43,513.90     (170,761.41)
    Prepaid Pension Asset (Increase) Decrease..    (123,622.62)    (277,321.00)
    Deferred Charges (Increase) Decrease.......     (10,777.42)      68,735.26
    Accounts Payable Increase (Decrease).......      94,702.77      (87,019.63)
    Customer Deposits Increase (Decrease)......        (100.00)        (280.00)
    Accrued Expenses Increase (Decrease).......      71,869.38      367,781.96
    Deferred Credits and Reserves Increase
     (Decrease)................................     (61,676.23)       1,091.56
                                                --------------  --------------
    Cash Provided by Operating Activities......   4,446,645.88    4,145,612.92
                                                --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Addition of Plant (Including Work Under
   Construction)...............................  (1,301,428.84)  (1,378,739.83)
  Addition of Deregulated Telephones and Other.    (232,546.83)    (138,596.30)
  Salvage from Plant Retired...................      36,077.66       37,192.57
  Cost of Removal of Plant Retired.............     (52,482.83)     (45,739.29)
  Purchase of Interest in NonAffiliated
   Companies...................................  (2,009,644.37)      (9,032.99)
  Increase in Cash Surrender Value.............     (42,224.45)     (38,341.40)
  Purchase of Treasury Stock...................           0.00      (63,193.44)
  Sale of Treasury Stock.......................           0.00       24,565.08
                                                --------------  --------------
    Cash Used in Investing Activities..........  (3,602,249.66)  (1,611,885.60)
                                                --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal Payments of Long-Term Debt.........     (81,000.00)     (81,000.00)
  Dividends Paid...............................  (1,454,646.40)  (1,347,686.98)
                                                --------------  --------------
    Cash Used by Financing Activities..........  (1,535,646.40)  (1,428,686.98)
                                                --------------  --------------
NET INCREASE (DECREASE) IN CASH................    (691,250.18)   1,105,040.34
CASH AND CASH EQUIVALENTS--BEGINNING OF YEAR...   4,069,177.05    2,964,136.71
                                                --------------  --------------
CASH AND CASH EQUIVALENTS--END OF YEAR......... $ 3,377,926.87  $ 4,069.177.05
                                                ==============  ==============

- --------

SUPPLEMENTAL DISCLOSURES

(1) The Company considers short-term debt securities purchased in money market funds to be cash equivalents.
(2) The Company paid interest totaling $226,378.41 and $231,599.69 during 1993 and 1992, respectively.
(3) The Company paid Federal and State Income Taxes of $1,506,886.00 and $1,454,075.17 for 1993 and 1992, respectively.

    The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1993

NOTE 1--ACCOUNTING POLICIES

  The Company's accounting policies are in conformity with generally accepted accounting principles as prescribed by the Pennsylvania Public Utility Commission. Revenues and expenses are recorded on the accrual basis in order to match them with the period to which they apply. Effective January 1, 1988, the Company adopted certain accounting changes which substantially restructured the system of accounts.

  Telephone Plant--Telephone plant is recorded by the Company at original cost. Normal additions and replacements and renewals of property, considered to be units of property, are charged to telephone plant accounts. Retirements are eliminated from the telephone plant accounts at original costs, and these costs plus removal expense, less salvage, are charged to accumulated depreciation. Ordinary repairs and replacements of items considered to be less than units of property are charged to maintenance. No gain or loss is recognized in connection with ordinary retirements of depreciable property.

  Depreciation--For financial reporting purposes, depreciation is computed using straight-line method over the estimated useful lives of the plant in service. For income tax purposes all additions commencing in 1974 are depreciated using accelerated methods. For assets acquired after January 1, 1981, depreciation is calculated using the Accelerated Cost Recovery System
(ACRS) and modified ACRS for assets purchased after January 1, 1987.

  Temporary Cash Investments--The Company has an investment in a short term bond fund at 12/31/93. The investment is carried at cost. Market value is $1,980,392.16 at 12/31/93.

  Income Taxes--Effective for the current fiscal year, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (FAS 109). Under the provisions of FAS 109, an entity recognizes deferred tax assets and liabilities for future tax consequences of events that have been previously recognized in the Company's financial statements or tax returns. Specific provisions of FAS 109 require regulated companies, such as telephone companies, to record regulatory assets or liabilities when adjusting their deferred income tax liabilities.

  As a result of implementing this provision, the Company recorded a regulatory asset of $279,888. This asset resulted from recording deferred taxes relating to the cumulative amount of federal income taxes previously flowed through to the ratepayers.

  There was no significant income statement impact related to the adoption of FAS 109.

  The difference between the statutory income tax rate and the Company's effective tax rate is due primarily to Pennsylvania Corporate Net Income Tax and deferred tax timing differences such as depreciation, provision for pensions, and amortization of investment tax credits.

  Investment Tax Credit--The investment tax credits recorded have been deferred and are being amortized to income at the rate of 5% per annum.

  Unamortized Debt Expense--Unamortized debt expense is being amortized by charges to income over the life of the related issue.

                        BUFFALO VALLEY TELEPHONE COMPANY

                               DECEMBER 31, 1993

  Extraordinary Retirement--The early retirement of plant due to obsolescence is being amortized by charges to income over a period of ten years.

  Capital Stock Expense--Expenses relating to the issuance of common stock are deferred indefinitely, and are charged to Additional Paid-In Capital.

  Treasury Stock--Treasury stock is reported at cost.

NOTE 2--PREFERRED STOCK

  The stock is preferred as to liquidation and dividends which are cumulative at 4% per annum. Shares are callable on any dividend payment date at par value plus accrued dividends. There are no dividends in arrears.

NOTE 3--COMMON STOCK AND RETAINED EARNINGS

  Covenants contained in the note agreement covering long-term debt include a provision that the Company will not declare or pay any dividends on any shares of its capital stock of any class (other than dividends in shares of its common stock); or to make any payment to purchase, redeem or otherwise acquire any such shares, if the aggregate amount of all dividends, distributions, and payments made on all shares of its capital stock of all classes after December 31, 1977, would exceed an amount equal to the retained earnings accumulated after December 31, 1977. The unrestricted retained earnings at December 31, 1993 is $15,067,198.63.

NOTE 4--LONG-TERM DEBT

  The Company issued $2,700,000.00 in long-term notes as of May 31, 1978. The terms of the note agreement required an annual payment on account of principal in the amount of $81,000.00 commencing on June 1, 1981, and continuing to and including June 1, 1997, and a final payment of the balance of $1,323,000.00 shall be made on June 1, 1998. The note bears interest at a rate of 8.5% payable semi-annually on the unpaid balance commencing December 1, 1978.

  See Note 3 for covenants contained in the note agreement which restrict retained earnings.

  In addition to the above, there is a $1,000,000.00 promissory note dated April 30, 1982, payable to the Penn Mutual Life Insurance Company (formerly Penn Diversified Insurance and Annuity Company), due April 30, 1994. The rate of interest shall equal 117.5% of Moody's Investor Service, Inc. three-year index of yields on U.S. Treasury Issues. Effective May 1, 1991 the rate is 8.25% payable semi-annually on June 1, and December 1, each year.

  Following are maturities of long-term debt for each of the next five years.

     1994......................................................... $1,081,000.00
     1995.........................................................     81,000.00
     1996.........................................................     81,000.00
     1997.........................................................     81,000.00
     1998.........................................................  1,323,000.00

                        BUFFALO VALLEY TELEPHONE COMPANY

                               DECEMBER 31, 1993

NOTE 5--CONCENTRATION OF CREDIT RISK

  The Company's revenue is derived primarily from the providing of public utility telephone service in Union and Northumberland Counties of Pennsylvania.

NOTE 6--EMPLOYEE BENEFIT PLANS

  The Company has a noncontributing defined benefit pension plan covering substantially all employees. The plan provides benefits based upon years of service and compensation levels. The Company's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only benefits attributed to service to date but also for those expected to be earned in the future.

  In 1992, the Company adopted FASB No. 87, "Employers' Accounting for Pensions", the effect of the adoption was to record pension income of $277,321 in 1992, of which $92,177 related to 1991 and prior. Pension expense for 1991 has not been restated. Pension Income for 1993 was $162,043.

  A summary of the components of net periodic income for the plan for 1993 is as follows:

   Service cost--benefits earned during the period.................. $  83,528
   Interest cost on projected benefit obligation....................   160,023
   Expected return on plan assets...................................  (329,052)
   Net amortization and deferral....................................   (76,542)
                                                                     ---------
   Net periodic pension income...................................... $(162,043)
                                                                     =========

  The discount rate and rate of increase in future compensation levels (where applicable) used in determining the actuarial present value of the projected benefit obligation were 7.5 percent and 5.5 percent, respectively. The expected long-term rate on plan assets was 9 percent.

  The following table sets forth the funded status and amounts recognized in the balance sheet at December 31, 1993 for the Company's defined benefit plan:

   Actuarial present value of benefit obligations:
     Vested benefit obligation.................................... $ 1,850,996
                                                                   ===========
     Accumulated benefit obligation............................... $ 2,011,881
                                                                   ===========
   Projected benefit obligation................................... $(2,374,861)
   Plan assets at fair value......................................   3,913,356
                                                                   -----------
   Plan assets in excess of projected benefit obligation..........   1,538,495
   Unrecognized net gain..........................................    (221,543)
   Unrecognized net assets at January 1, 1991, net of
    amortization..................................................    (877,588)
                                                                   -----------
   Net pension asset recognized in the balance sheet.............. $   439,364
                                                                   ===========

  Plan assets at December 31, 1993 and 1992 were invested in listed common stocks, U.S. Government securities, short-term money market instruments, and corporate bonds and mortgages.

                        BUFFALO VALLEY TELEPHONE COMPANY

                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

                               DECEMBER 31, 1993

  The Company also has a 401(k) plan whereby participants may contribute up to fifteen percent of their salaries. The Company currently contributes up to twenty-five percent of the employees' contribution up to the first eight percent of their salaries. The Company contributed $26,675 during 1993 and $21,252 during 1992.

  The Financial Accounting Standards Board requires implementation of Statement Of Financial Accounting Standard 106, "Employers' Accounting for Postretirement Benefits other Than Pensions" (FAS 106) effective in 1993. FAS 106 requires benefit costs to be recognized on an accrual basis as benefits are earned by employees. The Company does not have a material liability for postretirement benefits other than pension.

                        BUFFALO VALLEY TELEPHONE COMPANY

                                 BALANCE SHEETS

                                  (UNAUDITED)

                                               MARCH 31, 1995 DECEMBER 31, 1994
                                               -------------- -----------------
ASSETS
CURRENT ASSETS
  Cash and Equivalents........................  $   390,552      $ 2,501,314
  Temporary Cash Investments..................    4,106,997        1,989,931
  Accounts Receivable.........................    2,592,724        2,662,815
  Material and Supplies--At Average Cost......      226,237          240,883
  Prepaid Expenses............................      438,307        2,326,408
                                                -----------      -----------
    Total Current Assets......................    7,754,817        9,721,351
                                                -----------      -----------
NONCURRENT ASSETS
  Investments in Nonaffiliated Companies--At
   Cost.......................................      179,889           46,848
  Nonregulated Investments--Deregulated
   Equipment..................................    2,203,510        2,085,011
  Unamortized Debt Issuance Expense...........        1,271            1,371
  Other Noncurrent Assets.....................      824,881          816,648
  Deferred Extraordinary Retirements..........      117,265          125,459
  Deferred Charges............................      238,521          119,117
                                                -----------      -----------
    Total Noncurrent Assets...................    3,565,337        3,194,454
                                                -----------      -----------
PROPERTY, PLANT AND EQUIPMENT
  Telephone Plant in Service..................   26,545,625       26,278,393
  Telephone Plant Under Construction..........    1,259,813          850,778
  Non-Operating Plant.........................       28,052           28,052
                                                -----------      -----------
                                                 27,833,490       27,157,223
                                                -----------      -----------
  Less: Accumulated Depreciation                 11,312,533       10,832,671
                                                -----------      -----------
    Net Telephone Property....................   16,520,957       16,324,552
                                                -----------      -----------
TOTAL ASSETS..................................  $27,841,111      $29,240,357
                                                ===========      ===========

         The Accompanying Notes are an Integral Part of this Statement.

                        BUFFALO VALLEY TELEPHONE COMPANY

                                 BALANCE SHEETS

                                  (UNAUDITED)

                                               MARCH 31, 1995 DECEMBER 31, 1994
                                               -------------- -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current Maturities of Long Term Debt........  $    81,000      $    81,000
  Accounts Payable ...........................    1,097,122        1,071,363
  Customer Deposits...........................        2,140            2,140
  Accrued Taxes--Income.......................      531,370        1,977,087
  Accrued Taxes--Other........................      139,554          464,859
  Accrued Interest, Pension and Other ........      374,876          228,944
                                                -----------      -----------
    Total Current Liabilities.................    2,226,062        3,825,393
                                                -----------      -----------
LONG-TERM DEBT
  Notes Payable...............................    1,485,000        1,485,000
                                                -----------      -----------
    Total Long-Term Debt......................    1,485,000        1,485,000
                                                -----------      -----------
OTHER LIABILITIES AND DEFERRED CREDITS
  Unamortized Investment Tax Credit-Net.......      378,494          393,671
  Deferred Income Taxes.......................    3,242,932        3,249,637
  Other Deferred Credits......................      323,039          298,230
                                                -----------      -----------
    Total Other Liabilities and Deferred
     Credits..................................    3,944,465        3,941,538
                                                -----------      -----------
STOCKHOLDERS' EQUITY
  Common Stock--900,000 Shares--No Par........      600,000          600,000
  Preferred Stock--8,000 Shares--$50.00 Par...      400,000          400,000
                                                -----------      -----------
    Total Stock Issued........................    1,000,000        1,000,000
  Additional Paid-In Capital..................      467,280          467,280
  Less: Treasury Stock--846 Common Shares.....       38,628           38,628
  Retained Earnings...........................   18,756,932       18,559,774
                                                -----------      -----------
    Total Stockholders' Equity................   20,185,584       19,988,426
                                                -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....  $27,841,111      $29,240,357
                                                ===========      ===========

         The Accompanying Notes are an Integral Part of this Statement.

                        BUFFALO VALLEY TELEPHONE COMPANY

                              STATEMENTS OF INCOME

                                   UNAUDITED

                                                   FOR THE THREE MONTHS ENDING
                                                            MARCH 31,
                                                   ----------------------------
                                                       1995           1994
                                                   -------------  -------------
OPERATING REVENUES
  Local Service................................... $     487,683  $     471,781
  Interstate Access Service.......................       929,276        907,675
  Intrastate Access Service.......................       652,659        696,564
  Long Distance Service...........................       450,977        485,611
  Miscellaneous...................................       289,144        285,626
  Less: Uncollectibles............................        22,230         25,206
                                                   -------------  -------------
    Total Operating Revenue.......................     2,787,509      2,822,051
                                                   -------------  -------------
OPERATING EXPENSES
  Plant Specific..................................       313,668        353,826
  Plant Non-Specific
   Network and Other..............................       318,611        353,101
   Depreciation and Amortization..................       460,274        453,014
  Customer Operations.............................       282,831        236,158
  Corporate Operations............................       251,622        220,526
                                                   -------------  -------------
    Total Operating Expenses......................     1,627,006      1,616,625
                                                   -------------  -------------
NET OPERATING REVENUE.............................     1,160,503      1,205,426
                                                   -------------  -------------
OPERATING TAXES
  Investment Credit--Net..........................       (15,176)       (15,408)
  Income Taxes--Current...........................       431,886        459,827
  Income Taxes--Deferred..........................        (6,505)        (9,268)
  Other Operating Taxes...........................       112,729        106,829
                                                   -------------  -------------
    Total Operating Taxes.........................       522,934        541,980
                                                   -------------  -------------
  NET OPERATING INCOME............................       637,569        663,446
                                                   -------------  -------------
OTHER INCOME AND EXPENSES
  Dividend Income.................................         1,046          2,499
  Interest Income.................................        55,382         49,064
  Other Income and Expense--Net...................       (15,173)       (22,684)
  Deregulated Activities--Net.....................       (33,711)        16,734
                                                   -------------  -------------
    Total Operating Income and Expenses...........         7,544         45,613
                                                   -------------  -------------
  INCOME AVAILABLE FOR FIXED CHARGES..............       645,113        709,059
                                                   -------------  -------------
FIXED CHARGES
  Interest and Amortization.......................        35,336         55,133
                                                   -------------  -------------
NET INCOME........................................ $     609,777  $     653,926
                                                   =============  =============
EARNINGS PER SHARE--COMMON STOCK.................. $        0.67  $        0.72
                                                   =============  =============

         The Accompanying Notes are an Integral Part of this Statement.

                        BUFFALO VALLEY TELEPHONE COMPANY

                            STATEMENTS OF CASH FLOWS

                                   UNAUDITED

                                                  FOR THE THREE MONTHS ENDING
                                                           MARCH 31,
                                                  ----------------------------
                                                      1995           1994
                                                  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income..................................... $     609,777  $     653,926
  Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities
   Depreciation..................................       485,468        491,594
   Amortization..................................         8,195          8,195
   Deferred Income Taxes and Investment Tax
    Credit.......................................       (21,882)       (29,713)
   Other.........................................      (387,659)      (110,221)
  Net Changes in:
   Accounts Receivable Decrease..................        70,092         14,348
   Material and Supplies Decrease................        14,645          5,438
   Prepaid Expenses Decrease.....................     1,888,101      1,126,230
   Accounts Payable Increase.....................        25,760        404,154
   Accrued Expenses Decrease.....................    (1,625,090)    (1,201,698)
                                                  -------------  -------------
    Cash Provided by Operating Activities........     1,067,407      1,362,253
                                                  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Addition of Plant (Including Work Under
   Construction).................................       790,248      1,442,404
  Other..........................................      (141,764)        10,624
                                                  -------------  -------------
    Cash Used by Investing Activities............       648,484      1,453,028
                                                  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends Paid.................................       412,619        385,645
                                                  -------------  -------------
    Cash Used by Financing Activities............       412,619        385,645
                                                  -------------  -------------
NET INCREASE (DECREASE) IN CASH..................         6,304       (476,420)
                                                  -------------  -------------
CASH AND CASH EQUIVALENTS--BEGINNING OF QUARTER.. $   4,491,245  $   5,377,927
                                                  -------------  -------------
CASH AND CASH EQUIVALENTS--END OF QUARTER........ $   4,497,549  $   4,901,507
                                                  =============  =============

         The Accompanying Notes are an Integral Part of this Statement.

                        BUFFALO VALLEY TELEPHONE COMPANY

                        STATEMENTS OF RETAINED EARNINGS

           FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

                                  (UNAUDITED)

                                                            1995        1994
                                                         ----------- -----------
Balance at January 1.................................... $18,559,774 $17,233,846
                                                         ----------- -----------
 ADDITIONS:
  Net Income............................................     609,777     653,926
                                                         ----------- -----------
    TOTAL ADDITIONS.....................................     609,777     653,926
                                                         ----------- -----------
 DEDUCTIONS:
  Common Dividends......................................     408,619     381,645
  Preferred Dividends...................................       4,000       4,000
                                                         ----------- -----------
    TOTAL DEDUCTIONS....................................     412,619     385,645
                                                         ----------- -----------
Balance at March 31..................................... $18,756,932 $17,502,127
                                                         =========== ===========


         The Accompanying Notes are an Integral Part of this Statement.

                        BUFFALO VALLEY TELEPHONE COMPANY

                     NOTES TO INTERIM FINANCIAL STATEMENTS

                                 MARCH 31, 1995

  (a) The Interim Financial Statements included herein have been prepared by BVT, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of the management of BVT, the Interim Financial Statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information. The Interim Financial Statements should be read in conjunction with BVT's 1994, 1993 and 1992 financial statements and notes thereto included herein.

                        BUFFALO VALLEY TELEPHONE COMPANY

                       QUARTERLY INFORMATION (UNAUDITED)

                                       FIRST      SECOND     THIRD      FOURTH
                                      QUARTER    QUARTER    QUARTER    QUARTER
                                     ---------- ---------- ---------- ----------
1994
OPERATING SALES..................... $2,822,000 $2,902,000 $2,796,000 $2,915,000
OPERATING INCOME.................... $1,098,000 $1,268,000 $1,112,000 $1,198,000
NET INCOME..........................   $654,000   $781,000   $692,000   $726,000
NET INCOME PER COMMON SHARE.........       $.72       $.86       $.77       $.80
1993
OPERATING SALES..................... $2,591,000 $2,680,000 $2,709,000 $2,552,000
OPERATING INCOME.................... $1,012,000 $1,016,000 $1,140,000 $1,129,000
NET INCOME..........................   $570,000   $610,000   $653,000   $657,000
NET INCOME PER COMMON SHARE.........       $.63       $.67       $.72       $.73



         The Accompanying Notes are an Integral Part of this Statement.

                          INDEPENDENT AUDITOR'S REPORT

Twin County Trans Video, Inc.
5508 Nor-Bath Boulevard
Northampton, Pennsylvania

Gentlemen:

We have audited the accompanying balance sheets of Twin County Trans Video, Inc. as of October 31, 1994 and 1993, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Twin County Trans Video, Inc. as of October 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Very truly yours,

Adams & Associates, P.C.
Bethlehem, Pennsylvania

February 25, 1995

                         TWIN COUNTY TRANS VIDEO, INC.

                                 BALANCE SHEETS

                           OCTOBER 31, 1994 AND 1993

                                                   1994             1993
                                              ---------------  ---------------
Current Assets:
  Cash and temporary cash equivalents........ $    721,747.94  $    470,134.77
  Accounts receivable (net of allowance for
   doubtful accounts of $41,670.94 in 1994
   and $132,300.00 in 1993)..................      332,622.87       605,639.00
  Certificate of deposit.....................            0.00       101,024.57
  Prepaid expenses...........................      235,842.94       212,565.72
  Inventory..................................      845,841.06       598,922.38
  Prepaid taxes..............................          300.00           300.00
  Deferred tax assets........................    1,371,474.37     1,372,838.37
                                              ---------------  ---------------
    TOTAL CURRENT ASSETS.....................    3,507,829.18     3,361,424.81
Property, Plant and Equipment:
  Land and building..........................      767,416.08       554,236.08
  Master antennae............................    1,675,047.47     1,628,055.22
  Trunk and distribution lines...............   24,873,045.69    22,626,421.51
  Microwave equipment........................      812,557.83       812,557.83
  Operating and test equipment...............      763,117.96       814,220.29
  Automotive equipment.......................    1,752,254.96     1,617,534.88
  Office furniture and equipment.............    1,242,214.53     1,165,362.60
  Cablecasting and studio equipment..........      572,778.87       568,313.88
  Pay television equipment...................    7,839,296.96     7,279,688.96
  Capitalized drop line costs................    2,181,942.36     2,411,303.92
                                              ---------------  ---------------
    TOTAL PROPERTY, PLANT AND EQUIPMENT......   42,479,672.71    39,477,695.17
Less accumulated depreciation and
 amortization................................  (24,008,444.85)  (22,695,773.85)
                                              ---------------  ---------------
                                                18,471,227.86    16,781,921.32
  Construction in progress...................      983,951.17       382,508.00
Other Assets.................................      726,996.35       745,993.55
Unamortized loan procurement fees (net of
 accumulated amortization of $90,442.20 and
 $64,720.80 in 1994 and 1993)................      154,328.41       180,049.81
Unamortized franchises (net of accumulated
 amortization of $126,133.31 and $119,873.09
 in 1994 and 1993)...........................       45,645.96        51,906.18
Cash surrender value-officer's life
 insurance...................................    2,459,039.23     1,987,553.79
                                              ---------------  ---------------
    TOTAL ASSETS............................. $ 26,349,018.16  $ 23,491,357.46
                                              ===============  ===============

   The accompanying notes are an integral part of these financial statements

                         TWIN COUNTY TRANS VIDEO, INC.

                                 BALANCE SHEETS

                           OCTOBER 31, 1994 AND 1993

                                                       1994           1993
                                                  -------------- --------------
Current Liabilities:
  Accounts payable............................... $ 2,098,030.50 $ 1,429,318.60
  Accrued payroll and commission.................     252,830.40     217,899.76
  Taxes payable other than income and capital
   stock.........................................      75,397.85      21,391.19
  Income and capital stock taxes.................      77,266.03      70,397.95
  Accrued expenses...............................     906,186.92     601,462.22
  Accrued pension expense........................     368,545.00     298,911.00
  Service prepaid by customers...................   3,132,815.34   3,121,254.00
                                                  -------------- --------------
    TOTAL CURRENT LIABILITIES....................   6,911,072.04   5,760,634.72
Long term liabilities:
  Term loan......................................  12,640,991.11  11,940,991.11
  Customer refundable deposits...................     319,650.00     347,975.00
  Deferred tax liability.........................   1,460,383.26   1,232,926.26
                                                  -------------- --------------
    TOTAL LONG TERM LIABILITIES..................  14,421,024.37  13,521,892.37
Commitments and Contingencies
Stockholders' Equity:
  Capital stock--30,000 Authorized, 3,720.20
   issued and outstanding, no par value Common
   "A" Non-Voting................................     200,000.00     200,000.00
  Capital stock--10,000 authorized, 5,500 issued
   and outstanding, no par value Common "B"
   Voting........................................     100,000.00     100,000.00
  Retained earnings..............................   4,716,921.75   3,908,830.37
                                                  -------------- --------------
    TOTAL STOCKHOLDERS' EQUITY...................   5,016,921.75   4,208,830.37
                                                  -------------- --------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY... $26,349,018.16 $23,491,357.46
                                                  ============== ==============


   The accompanying notes are an integral part of these financial statements.

                         TWIN COUNTY TRANS VIDEO, INC.

                              OPERATING STATEMENTS

                 FOR THE YEARS ENDED OCTOBER 31, 1994 AND 1993

                                 1994             1993
                            ---------------  ---------------
Income:
  Sales...................  $ 23,675,334.44  $ 19,999,070.70
Operating Expenses:
  Payroll.................     2,419,451.55     1,811,739.30
  Employee benefits.......       638,819.00       480,126.60
  Program expense.........     4,033,122.54     2,916,512.52
  Pole rental.............       331,124.73       305,593.91
  Maintenance.............     1,942,162.22     2,123,549.82
  Operating overhead......       562,331.40     1,106,195.02
  Vehicle expense.........       237,096.38       216,146.29
  Abandonment of cable and
   equipment..............     1,738,783.51     1,507,660.31
  Amortization,
   installations and
   franchises.............       156,863.29       153,861.18
  Depreciation, fixed
   assets.................     2,567,618.22     2,664,680.55
                            ---------------  ---------------
                              14,627,372.84    13,286,065.50
Selling and Administrative
 Expenses:
  Payroll.................     1,596,756.46     1,147,047.72
  Employee benefits.......       363,334.97       283,499.09
  Selling expense.........       672,697.15       715,527.51
  General business
   expense................       278,567.25       491,286.85
  Provision for doubtful
   accounts...............       419,296.25       349,118.80
  Professional services...       519,631.54       174,994.56
  Franchise taxes.........     1,933,091.51     1,252,284.52
  Taxes other than income.       365,043.67       133,642.08
  Office expense..........       544,934.40       599,937.42
  Amortization, loan
   procurement fees.......        25,721.40        25,721.40
                            ---------------  ---------------
                               6,719,074.60     5,173,059.95
Operating Income..........     2,328,887.00     1,539,945.25
Other income and
 (expenses):
  Interest expense........     ( 897,545.17)    ( 801,637.31)
  Interest income.........        26,496.11        15,598.82
                            ---------------  ---------------
Income before taxes.......     1,457,837.94       753,906.76
Provision for income
 taxes....................     ( 649,746.56)    ( 285,862.75)
                            ---------------  ---------------
Net income................  $    808,091.38  $    468,044.01
                            ===============  ===============

   The accompanying notes are an integral part of these financial statements.

                         TWIN COUNTY TRANS VIDEO, INC.

                        STATEMENTS OF RETAINED EARNINGS

                           OCTOBER 31, 1994 AND 1993

                                                       1994           1993
                                                  -------------- --------------
Balance retained earnings--beginning
 November 1, 1993 and November 1, 1992........... $ 3,908,830.37 $ 3,440,786.36
Profit: Twelve months ended October 31,
 1994 and 1993...................................     808,091.38     468,044.01
Balance retained earnings--ending
 October 31, 1994 and 1993.......................   4,716,921.75   3,908,830.37



   The accompanying notes are an integral part of these financial statements.

                         TWIN COUNTY TRANS VIDEO, INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDING OCTOBER 31, 1994 AND 1993

                                                     1994            1993
                                                --------------  --------------
Cash Flows from Operating Activities:
Net income..................................... $   808,091.38  $   468,044.01
Adjustment to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization................   2,750,202.91    2,844,263.13
  (Increase) decrease in accounts receivable...     363,645.19     (262,110.00)
  Increase (decrease) in allowance for doubtful
   accounts....................................     (90,629.06)      43,300.00
  (Increase) decrease in certificate of
   deposits....................................     101,024.57       73,939.66
  (Increase) decrease in prepaid operating
   expenses, prepaid taxes and other assets....      (4,280.02)     (18,355.15)
  Decrease in Advances to manufacturers........           0.00      608,687.45
  (Increase) in inventory......................    (246,918.68)      (6,105.19)
  (Increase) decrease in deferred tax assets...       1,364.00     (269,197.39)
  (Increase) in cash surrender--officer's life.    (471,485.44)    (495,138.34)
  Increase (decrease) in current liabilities...   1,150,437.32    1,367,006.53
  Increase (decrease) in refundable deposits...     (28,325.00)     (41,800.00)
  Increase in deferred tax liability...........     227,457.00       70,603.85
  Abandonment of cable and equipment...........   1,738,783.51    1,507,660.31
                                                --------------  --------------
NET CASH PROVIDED BY OPERATING ACTIVITIES......   6,299,367.68    5,890,798.87
Cash Flows Used By Investing Activities:
Net capital expenditures.......................  (6,747,754.51)  (5,240,954.96)
                                                --------------  --------------
NET CASH USED BY INVESTING ACTIVITIES..........  (6,747,754.51)  (5,240,954.96)
Cash Flows Provided by (Used In) Financing
 Activities:
Net borrowings (repayments) under line of
 credit........................................     700,000.00     (300,000.00)
                                                --------------  --------------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES....................................     700,000.00     (300,000.00)
Net increase in cash and temporary cash
 equivalents...................................     251,613.17      349,843.91
Cash and cash equivalents--beginning of year...     470,134.77      120,290.86
                                                --------------  --------------
Cash and cash equivalents--end of year......... $   721,747.94  $   470,134.77
                                                ==============  ==============
Additional disclosures:
Cash paid for income taxes..................... $   530,300.00      635,968.00
Cash paid for interest......................... $   873,691.00      798,380.57

   The accompanying notes are an integral part of these financial statements.

                         TWIN COUNTY TRANS VIDEO, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           OCTOBER 31, 1994 AND 1993

FOOTNOTE I--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Twin County Trans Video, Inc. (the Company), is a Pennsylvania C Corporation. Its financial statements are reported on the accrual basis. The Company uses an October 31 fiscal year for both financial statements and tax reporting.

  The Company supplies cable television services, including local origination television programming, to the Greater Lehigh Valley area. Receivables are based over a concentrated geographic and homogeneous grouping.

  The Company adheres to accounting policies and procedures set forth in Statement of Financial Accounting Standard No. 51, Financial Reporting by Cable Television Companies.

  The Company maintains money market accounts at financial institutions over the F.D.I.C. insured limits.

 Cash Flows

  For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of six months or less to be temporary cash equivalents.

 Inventory

  Inventory is carried at lower of average cost or market and consists of material, parts and other various items regularly used in the construction of cable television facilities.

 Property, Plant and Equipment

  Property, plant and equipment is carried at original cost less accumulated depreciation. Trunk and distribution lines reflect original cost of construction, including payroll and related employee benefits and other general administrative costs. Removal of these lines is based on average cost.

  Depreciation is calculated using the straight line method based on estimated useful lives of various depreciable property as follows:

     Building and improvements...................................... 15-40 years
     Cable lines and equipment......................................  7-10 years
     Automobiles....................................................     5 years
     Other equipment................................................    10 years

  Gain or loss is recognized on major retirements and dispositions. Major replacements and betterments are capitalized. Repairs of property, plant and equipment and minor replacements and renewals are expensed as incurred.

 Amortization

  The Company amortizes the cost of drop lines and franchises over their useful life with a maximum life of 40 years. The Company also amortizes the cost to originate the line of credit over the life of the loan.

                         TWIN COUNTY TRANS VIDEO, INC.

                           OCTOBER 31, 1994 AND 1993
 Cash Surrender Value--Officers Life Insurance

  At October 31, 1994 and 1993, the C.S.V. of Officers Life Insurance policies amount to $2,459,039.23 and $1,987,553.79 respectively. The increase in cash value each year is netted against the premiums paid and included in General Business expense. The policies' beneficiaries assigned to the Company the cash value of the policies under a revocable limited assignment.

FOOTNOTE II

 Other Assets

  Other assets consist of prepaid fees under apartment service contracts and equipment maintenance agreements.

FOOTNOTE III

 Taxes Payable other than Income

                                                              1994       1993
                                                           ---------- ----------
   Withheld and accrued payroll tax....................... $57,703.78   9,070.80
   Pennsylvania sales and accrued use tax.................  17,694.07  12,320.39
                                                           ---------- ----------
                                                           $75,397.85 $21,391.19

FOOTNOTE IV

 Income Taxes

  Effective November 1, 1992 the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). The cumulative effect on prior years of the change to this new standard is reported in prior years' financial statements that have been restated to apply provisions of SFAS 109.

  The adoption of SFAS 109 changes the Company's method of accounting for income taxes from the deferred approach to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities.

  The Provision (Benefit) for Income Taxes consists of the following:

                                                              1994      1993
                                                            --------- ---------
   Current payable--
     Federal............................................... $ 394,808 $ 343,992
     State.................................................   166,105   140,510
                                                            --------- ---------
       Total Current.......................................   560,913   484,502
   Deferred, net--
     Federal...............................................    55,521  (139,047)
     State.................................................    33,313   (59,592)
                                                            --------- ---------
       Total Deferred......................................    88,834  (198,639)
   Provision for income taxes.............................. $ 649,747 $ 285,863
                                                            ========= =========

                         TWIN COUNTY TRANS VIDEO, INC.

                           OCTOBER 31, 1994 AND 1993

  Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at October 31, 1994 are as follows:

                                                       DEFERRED TAX DEFERRED TAX
                                                          ASSET      LIABILITY
                                                       ------------ ------------
   Benefit plans......................................  $  168,937   $        0
   Property, plant and equipment......................           0    1,460,383
   Intangible assets..................................     102,202            0
   Customer prepaids and receivables..................   1,100,335            0
                                                        ----------   ----------
   Subtotal...........................................   1,371,474    1,460,383
   Valuation allowance................................           0            0
                                                        ----------   ----------
   Total Deferred Taxes...............................  $1,371,474   $1,232,926
                                                        ==========   ==========

  In the opinion of management, based on the future reversal of existing taxable temporary differences, primarily depreciation, and its expectations of future operating results, the Company will realize substantially all of its deferred tax assets.

  Reconciliations of the differences between income taxes computed at federal statutory tax rates and provisions for income taxes are as follows:

                                                                1994     1993
                                                              -------- --------
   Income taxes computed at federal statutory tax rate....... $450,329 $207,985
   State tax provisions......................................  199,418  103,236
   Prior year credits........................................        0  (25,358)
                                                              -------- --------
                                                              $649,747 $285,863
                                                              ======== ========

  In 1994 and 1993, the provision for deferred income taxes of $88,834 and $(198,639), respectively, were provided for significant timing differences in recognition of revenue and expense for tax and financial statement purposes which consisted primarily of timing differences between book and tax depreciation.

  At October 31, 1994, the cumulative minimum tax credit was $5,535.29. This amount can be carried forward indefinitely to reduce regular tax liabilities that exceed the AMT in future years.

FOOTNOTE V

 Long Term Debt

  In August of 1992, the Company entered into a financial arrangement with First Union National Bank of North Carolina. An $18,600,000 reducing revolver credit line with interest at prime plus .5% was established at this time. At October 31, 1994, the outstanding loan amount was $12,640,991.11 all of which is considered long term with a total commitment of $16,000,000 at October 31, 1994 and $17,300,000 at October 31, 1993. Payout of the remaining balance is based upon a pre-determined schedule that is based upon the balance outstanding under the line. At the present level, no repayment of principal is presently due. The line is collateralized by inventory, accounts receivable, and fixed assets of the Company. In addition, the Company has available a $2,500,000 standby letter of credit facility with First Union National Bank of North Carolina.

                         TWIN COUNTY TRANS VIDEO, INC.

                           OCTOBER 31, 1994 AND 1993
  The retirement of debt is as follows:

     YEAR ENDED
     OCTOBER 31,                                                      AMOUNT
     -----------                                                  --------------
     1995........................................................ $         0.00
     1996........................................................     440,991.11
     1997........................................................   2,500,000.00
     1998........................................................   2,900,000,00
     1999........................................................   3,300,000.00
     2000 and Thereafter.........................................   3,500,000.00
                                                                  --------------
                                                                  $12,640,991.11
                                                                  ==============

  The Company is in compliance with various covenants set forth as terms and conditions of the loan agreement, the most restrictive of which is maintenance of minimum operating cash flow.

FOOTNOTE VI

 Retirement Plans

  The Company's defined benefit pension plan covers the majority of its employees. Aggregate pension costs for fiscal 1994 and 1993 were $198,166 and $168,964, respectively. The plan provides for benefits based on compensation earned during the five years of service immediately preceding retirement. The Company's actuarial cost method for its plan is the unit benefit cost method. The plan has adopted a fiscal year ending February 28. Actuarial assumptions and calculations are performed annually. Balances at October 31, 1993 are estimates derived by utilization of straight line amortization.

  The Company's funding policy for retirement plans is consistent with the relevant governmental and tax regulations. The pre-retirement rate of return is 8% and post retirement return is 7%. An interest cost of 8% was used in the actuarial calculations of the projected benefit obligation. The compensation rate increase was calculated at 1% each year.

  Plan assets consist primarily of pooled funds under management by an insurance company.

  Pension cost for the defined benefit plan of the Company includes the following components:

                                               OCTOBER 31, 1994 OCTOBER 31, 1993
                                               ---------------- ----------------
Service cost-benefits earned during the year.     $  92,701        $ 114,573
Interest cost on projected benefit
 obligation..................................       134,720          113,391
Net (increase) decrease in fair value of
 plan's assets...............................       (29,255)         (59,000)
                                                  ---------        ---------
Net Pension Cost.............................     $ 198,166        $ 168,964
                                                  =========        =========

                         TWIN COUNTY TRANS VIDEO, INC.

                           OCTOBER 31, 1994 AND 1993
  The plan's status at October 31, 1993 and 1992 was as follows:

                                              OCTOBER 31, 1994 OCTOBER 31, 1993
                                              ---------------- ----------------
   Vested benefits...........................    $1,889,781       $1,495,333
   Nonvested benefits........................        10,977           35,588
                                                 ----------       ----------
   Accumulated benefit obligation............    $1,900,758       $1,530,921
   Projected benefit obligation..............     1,944,293        1,684,005
   Plan assets at fair value.................     1,575,748        1,385,094
                                                 ----------       ----------
   Plan Assets in Excess of (Less Than)
    Projected Benefits Obligations...........    $ (368,545)      $ (298,911)
                                                 ==========       ==========

FOOTNOTE VII

 Related Party Transactions

  The Company leases storage space from a partnership which has common ownership with the Company. The lease is month to month at a payment monthly of $3,000.

  The Company has paid the Pennsylvania Capital Franchise Tax for a related corporation which is inactive. The annual payment of $300 has been expensed each year.

  The Company leases storage and office space from a stockholder at $800 monthly. The lease is month to month.

FOOTNOTE VIII

  In years prior to fiscal 1992, the Company retired 19,425 shares of treasury stock purchased at a cost of $1,717,850.90 and related warrants at a cost of $1,000,000.00. While not formally retired, management has deemed these shares and warrants as constructively retired and has charged the cost of repurchase to retained earnings.

FOOTNOTE IX

  Subsequent to the balance sheet date of October 31, 1994, the Company entered into negotiations to merge the outstanding stock of the Company into a publicly traded company in the cable and communications industry.

                          INDEPENDENT AUDITOR'S REPORT

Twin County Trans Video, Inc.
5508 Nor-Bath Boulevard
Northampton, Pennsylvania

Gentlemen:

  We have audited the accompanying balance sheets of Twin County Trans Video, Inc. as of October 31, 1993 and 1992, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Twin County Trans Video, Inc. as of October 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  As discussed in Note IX to the financial statements, the Company has restated the financial statements for the years ending October 31, 1993 and 1992.

                                          Very truly yours,

                                          Adams & Associates, P.C.

Edward W. Adams, CPA
Bethlehem, Pennsylvania

November 9, 1994

                         TWIN COUNTY TRANS VIDEO, INC.

                                 BALANCE SHEETS

                           OCTOBER 31, 1993 AND 1992

                                                      1993            1992
                                                 --------------  --------------
Current Assets:
  Cash and temporary cash equivalents..........  $   470,134.77  $   120,290.86
  Accounts receivable (net of allowance for
   doubtful accounts of $132,300.00 in 1993 and
   $89,000.00 in 1992).........................      605,639.00      386,829.00
  Certificate of deposit.......................      101,024.57      174,964.23
  Prepaid expenses.............................      212,565.72      215,249.49
  Advances to manufacturers....................            0.00      608,687.45
  Inventory....................................      598,922.38      592,817.19
  Prepaid taxes................................          300.00          363.00
  Deferred tax assets..........................    1,372,838.37    1,103,640.98
                                                 --------------  --------------
    TOTAL CURRENT ASSETS.......................    3,361,424.81    3,202,842.20
Property, Plant and Equipment:
  Land and building............................      554,236.08      513,236.08
  Master antennae..............................    1,628,055.22    1,196,606.60
  Trunk and distribution lines.................   22,626,421.51   20,841,426.82
  Microwave equipment..........................      812,557.83      810,557.83
  Operating and test equipment.................      814,220.29      633,821.85
  Automotive equipment.........................    1,617,534.88    1,279,182.81
  Office furniture and equipment...............    1,165,362.60    1,115,255.97
  Cablecasting and studio equipment............      568,313.88      539,556.88
  Pay television equipment.....................    7,279,688.96    6,941,929.66
  Capitalized drop line costs..................    2,411,303.92    2,052,409.93
                                                 --------------  --------------
    TOTAL PROPERTY, PLANT AND EQUIPMENT........   39,477,695.17   35,923,984.43
Less accumulated depreciation and amortization.  (22,695,773.85) (20,089,939.17)
                                                 --------------  --------------
                                                  16,781,921.32   15,834,045.26
  Construction in progress.....................      382,508.00      409,365.92
Other Assets...................................      745,993.55      724,891.63
Unamortized loan procurement fees (net of
 accumulated amortization of $64,720.80 and
 $38,999.40 in 1993 and 1992)..................      180,049.81      205,771.21
Unamortized franchises (net of accumulated
 amortization of $119,873.09 and $113,612.87 in
 1993 and 1992)................................       51,906.18       58,166.40
Cash surrender value-officer's life insurance..    1,987,553.79    1,492,415.45
                                                 --------------  --------------
    TOTAL ASSETS...............................  $23,491,357.46  $21,927,498.07
                                                 ==============  ==============

   The accompanying notes are an integral part of these financial statements

                         TWIN COUNTY TRANS VIDEO, INC.

                                 BALANCE SHEETS

                           OCTOBER 31, 1993 AND 1992

                                                       1993           1992
                                                  -------------- --------------
Current Liabilities:
  Accounts payable............................... $ 1,429,318.60 $   804,499.22
  Accrued payroll and commission.................     217,899.76     189,819.90
  Taxes payable other than income and capital
   stock.........................................      21,391.19      20,209.17
  Income and capital stock taxes.................      70,397.95     204,593.69
  Accrued expenses...............................     601,462.22     562,274.21
  Accrued pension expense........................     298,911.00     267,874.00
  Service prepaid by customers...................   3,121,254.00   2,344,358.00
                                                  -------------- --------------
    TOTAL CURRENT LIABILITIES....................   5,760,634.72   4,393,628.19
Long term liabilities:
  Term loan......................................  11,940,991.11  12,240,991.11
  Customer refundable deposits...................     347,975.00     389,775.00
  Deferred tax liability.........................   1,232,926.26   1,162,317.41
                                                  -------------- --------------
    TOTAL LONG TERM LIABILITIES..................  13,521,892.37  13,793,083.52
Commitments and Contingencies
Stockholders' Equity:
  Capital stock--30,000 Authorized, 3,720.20
   issued and outstanding, no par value Common
   "A" Non-Voting................................     200,000.00     200,000.00
  Capital stock--10,000 authorized, 5,500 issued
   and outstanding, no par value Common "B"
   Voting........................................     100,000.00     100,000.00
  Retained earnings..............................   3,908,830.37   3,440,786.36
                                                  -------------- --------------
    TOTAL STOCKHOLDERS' EQUITY...................   4,208,830.37   3,740,786.36
                                                  -------------- --------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY... $23,491,357.46 $21,927,498.07
                                                  ============== ==============


   The accompanying notes are an integral part of these financial statements

                         TWIN COUNTY TRANS VIDEO, INC.

                              OPERATING STATEMENTS

                 FOR THE YEARS ENDED OCTOBER 31, 1993 AND 1992

                                                     1993            1992
                                                --------------  --------------
Income:
  Sales........................................ $19,999,070.70  $18,266,670.76
Operating Expenses:
  Payroll......................................   1,811,739.30    1,878,373.90
  Employee benefits............................     480,126.60      379,519.75
  Program expense..............................   2,916,512.52    2,705,431.70
  Pole rental..................................     305,593.91      281,983.21
  Maintenance..................................   2,123,549.82    1,843,609.68
  Operating Overhead...........................   1,106,195.02    1,226,641.52
  Vehicle expense..............................     216,146.29      187,113.84
  Abandonment of cable and equipment...........   1,507,660.31    1,043,608.21
  Amortization, installations and franchises...     153,861.18      179,703.47
  Depreciation, fixed assets...................   2,664,680.55    2,314,306.13
                                                --------------  --------------
                                                 13,286,065.50   12,040,291.41
Selling and Administrative Expenses:
  Payroll......................................   1,147,047.72      995,842.42
  Employee benefits............................     283,499.09      229,490.36
  Selling expense..............................     715,527.51      598,171.32
  General business expense.....................     491,286.85      264,905.06
  Provision for doubtful accounts..............     349,118.80      573,948.50
  Professional services........................     174,994.56      196,676.23
  Franchise taxes..............................   1,252,284.52    1,122,108.18
  Taxes Other than Income......................     133,642.08     (399,782.26)
  Office expense...............................     599,937.42      520,695.56
  Amortization, loan procurement fees..........      25,721.40       38,999.40
                                                --------------  --------------
                                                  5,173,059.95    4,141,054.77
Operating Income...............................   1,539,945.25    2,085,324.58
Other Income and (Expenses):
  Interest expense.............................    (801,637.31)    (869,400.33)
  Interest income..............................      15,598.82       15,890.18
  Gain on insurance proceeds...................           0.00       13,076.45
  Write-off of unamortized loan procurement
   fees........................................           0.00     (143,974.31)
                                                --------------  --------------
Income before taxes............................     753,906.76    1,100,916.57
Provision for income taxes.....................    (285,862.75)    (477,950.01)
                                                --------------  --------------
Net income..................................... $   468,044.01  $   622,966.56
                                                ==============  ==============

   The accompanying notes are an integral part of these financial statements

                         TWIN COUNTY TRANS VIDEO, INC.

                        STATEMENTS OF RETAINED EARNINGS

                           OCTOBER 31, 1993 AND 1992

                                                       1993           1992
                                                  -------------- --------------
Balance retained earnings--beginning November 1,
 1992 and November 1, 1991....................... $ 3,440,786.36 $ 2,817,819.80
Profit: Twelve months ended October 31, 1993 and
 1992............................................     468,044.01     622,966.56
Balance retained earnings--ending October 31,
 1993 and 1992...................................   3,908,830.37   3,440,786.36



   The accompanying notes are an integral part of these financial statements

                         TWIN COUNTY TRANS VIDEO, INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDING OCTOBER 31, 1993 AND 1992

                                                     1993            1992
                                                --------------  --------------
Cash Flows from Operating Activities:
Net income....................................  $   468,044.01  $   622,966.56
Adjustment to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization...............    2,844,263.13    2,533,009.00
  (Increase) decrease in accounts receivable..     (262,110.00)     200,403.00
  Increase (decrease) in allowance for
   doubtful accounts..........................       43,300.00      (36,000.00)
  (Increase) decrease in certificate of
   deposits...................................       73,939.66      239,069.10
  (Increase) decrease in prepaid operating
   expenses and prepaid taxes.................      (18,355.15)      54,241.04
  Decrease in advances to manufacturers.......      608,687.45       76,742.80
  (Increase) in inventory.....................       (6,105.19)     (25,199.59)
  (Increase) in deferred tax assets...........     (269,197.39)    (175,467.09)
  (Increase) in cash surrender--officer's
   life.......................................     (495,138.34)    (545,164.54)
  Increase (decrease) in current liabilities..    1,367,006.53     (150,688.82)
  Increase (decrease) in refundable deposits..      (41,800.00)      62,407.75
  Increase in deferred tax liability..........       70,603.85       65,652.51
  Write off of loan procurement fees..........            0.00      143,974.31
  Gain on insurance proceeds..................            0.00      (13,076.45)
  Abandonment of cable and equipment..........    1,507,660.31    1,043,608.21
                                                --------------  --------------
NET CASH PROVIDED BY OPERATING ACTIVITIES.....    5,890,798.87    4,096,477.79
Cash Flows Used By Investing Activities:
Net capital expenditures......................   (5,240,954.96)  (4,205,808.48)
                                                --------------  --------------
NET CASH USED BY INVESTING ACTIVITIES.........   (5,240,954.96)  (4,205,808.48)
Cash Flows Provided by (Used in) Financing Ac-
 tivities:
Net borrowings (repayments) under line of
 credit.......................................     (300,000.00)     115,991.11
                                                --------------  --------------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES...................................     (300,000.00)     115,991.11
Net increase in cash and temporary cash equiv-
 alents.......................................      349,843.91        6,660.42
Cash and cash equivalents--beginning of year..      120,290.86      113,630.44
                                                --------------  --------------
Cash and cash equivalents--end of year........  $   470,134.77  $   120,290.86
                                                ==============  ==============
Additional disclosures:
  Cash paid for income taxes..................  $   635,968.00      450,991.00
  Cash paid for interest......................  $   798,380.57      867,571.00

   The accompanying notes are an integral part of these financial statements

                         TWIN COUNTY TRANS VIDEO, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           OCTOBER 31, 1993 AND 1992

FOOTNOTE I--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Twin County Trans Video, Inc. (the Company), is a Pennsylvania C Corporation. Its financial statements are reported on the accrual basis. The Company uses an October 31 fiscal year for both financial statements and tax reporting.

  The Company supplies cable television services, including local origination television programming, to the Greater Lehigh Valley area. Receivables are based over a concentrated geographic and homogeneous grouping.

  The Company adheres to accounting policies and procedures set forth in Statement of Financial Accounting Standard No. 51, Financial Reporting by Cable Television Companies.

  The Company maintains money market accounts at financial institutions over the F.D.I.C. insured limits.

 Cash Flows

  For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of six months or less to be temporary cash equivalents.

 Inventory

  Inventory is carried at lower of average cost or market and consists of material, parts and other various items regularly used in the construction of cable television facilities.

 Property, Plant and Equipment

  Property, plant and equipment is carried at original cost less accumulated depreciation. Trunk and distribution lines reflect original cost of construction, including payroll and related employee benefits and other general administrative costs. Removal of these lines is based on average cost.

  Depreciation is calculated using the straight line method based on estimated useful lives of various depreciable property as follows:

     Building and improvements ..................................... 15-40 years
     Cable lines and equipment .....................................  7-10 years
     Automobiles ...................................................     5 years
     Other equipment ...............................................    10 years

  Gain or loss is recognized on major retirements and dispositions. Major replacements and betterments are capitalized. Repairs of property, plant and equipment and minor replacements and renewals are expensed as incurred.

 Amortization

  The Company amortizes the cost of drop lines and franchises over their useful life with a maximum life of 40 years. The Company also amortizes the cost to originate the line of credit over the life of the loan.

                         TWIN COUNTY TRANS VIDEO, INC.

                           OCTOBER 31, 1993 AND 1992
 Cash Surrender Value--Officers Life Insurance

  At October 31, 1993 and 1992, the C.S.V. of Officers Life Insurance policies amount to $1,987,553.79 and $1,492,415.45 respectively. The increase in cash value each year is netted against the premiums paid and included in General Business expense. The policies' beneficiaries assigned to the Company the cash value of the policies under a revocable limited assignment.

FOOTNOTE II

 Other Assets

  Other assets consist of prepaid fees under apartment service contracts and equipment maintenance agreements.

FOOTNOTE III

 Taxes Payable other than Income

                                                           1993        1992
                                                        ----------- -----------
   Withheld and accrued payroll tax.................... $  9,070.80 $  7,508.00
   Pennsylvania sales and accrued use tax..............   12,320.39   12,701.17
                                                        ----------- -----------
                                                        $ 21,391.19 $ 20,209.17

FOOTNOTE IV

 Income Taxes

  Effective November 1, 1992 the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). The cumulative effect on prior years of the change to this new standard is reported in prior years' financial statements that have been restated to apply provisions of SFAS 109.

  The adoption of SFAS 109 changes the Company's method of accounting for income taxes from the deferred approach to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities.

The Provision (Benefit) for Income Taxes Consists of the Following:

                                                             1993       1992
                                                           ---------  ---------
   Current payable--
     Federal.............................................. $ 343,992  $ 539,303
     State................................................   140,510    159,927
                                                           ---------  ---------
       Total Current......................................   484,502    699,230
   Deferred, net--
     Federal..............................................  (139,047)  (154,896)
     State................................................   (59,592)   (66,385)
                                                           ---------  ---------
       Total Deferred.....................................  (198,639)  (221,280)
   Provision for income taxes............................. $ 285,863  $ 477,950
                                                           =========  =========

                         TWIN COUNTY TRANS VIDEO, INC.

                           OCTOBER 31, 1993 AND 1992

  Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at October 31, 1993 are as follows:

                                                       DEFERRED TAX DEFERRED TAX
                                                          ASSET      LIABILITY
                                                       ------------ ------------
   Benefit plans......................................  $  138,994   $        0
   Property, plant and equipment......................           0    1,232,926
   Intangible assets..................................      99,510            0
   Customer prepaids and receivables..................   1,134,334            0
                                                        ----------   ----------
   Subtotal...........................................   1,372,838    1,232,926
   Valuation allowance................................           0            0
                                                        ----------   ----------
   Total Deferred Taxes...............................  $1,372,838   $1,232,926
                                                        ==========   ==========

  In the opinion of management, based on the future reversal of existing taxable temporary differences, primarily depreciation, and its expectations of future operating results, the Company will realize substantially all of its deferred tax assets.

  Reconciliations of the differences between income taxes computed at federal statutory tax rates and provisions for income taxes are as follows:

                                                               1993      1992
                                                             --------  --------
   Income taxes computed at federal statutory tax rate...... $207,985  $370,455
   State tax provisions.....................................  103,236   117,624
   Prior year credits.......................................  (25,358)  (10,129)
                                                             --------  --------
                                                             $285,863  $477,950
                                                             ========  ========

  In 1993 and 1992, the provision for deferred income taxes of $(198,639) and $(221,280), respectively, were provided for significant timing differences in recognition of revenue and expense for tax and financial statement purposes which consisted primarily of timing differences between book and tax depreciation.

  At October 31, 1993, the cumulative minimum tax credit was $5,535. This amount can be carried forward indefinitely to reduce regular tax liabilities that exceed the AMT in future years.

FOOTNOTE V

 Long Term Debt

  In August of 1992, the Company entered into a financial arrangement with First Union National Bank of North Carolina. An $18,600,000 reducing revolver credit line with interest at prime plus .5% was established at this time. At October 31, 1993, the outstanding loan amount was $11,940,991.11 all of which is considered long term with a total commitment of $17,300,000 at October 31, 1993 and $18,350,000 at October 31, 1992. Payout of the remaining balance is based upon a pre-determined schedule that is based upon the balance outstanding under the line. At the present level, no repayment of principal is presently due. The line is collateralized by inventory, accounts receivable, and fixed assets of the Company. In addition, the Company has available a $2,500,000 standby letter of credit facility with First Union National Bank of North Carolina.

                         TWIN COUNTY TRANS VIDEO, INC.

                           OCTOBER 31, 1993 AND 1992

  The retirement of debt is as follows:

   YEAR ENDED
    OCTOBER 31,                                                       AMOUNT
   ------------                                                   --------------
   1994.......................................................... $         0.00
   1995..........................................................           0.00
   1996..........................................................           0.00
   1997..........................................................   2,240,991.11
   1998..........................................................   2,900,000.00
   1999 and Thereafter...........................................   6,800,000.00
                                                                  --------------
                                                                  $11,940,991.11
                                                                  ==============

  The Company is in compliance with various covenants set forth as terms and conditions of the loan agreement, the most restrictive of which is maintenance of minimum operating cash flow.

  In 1992 the Company refinanced its existing line of credit and wrote off the remaining balance of loan procurement fees of $143,974.31.

FOOTNOTE VI

 Retirement Plans

  The Company's defined benefit pension plan covers the majority of its employees. Aggregate pension costs for fiscal 1993 and 1992 were $168,964 and $177,985, respectively. The plan provides for benefits based on compensation earned during the five years of service immediately preceding retirement. The Company's actuarial cost method for its plan is the unit benefit cost method. The plan has adopted a fiscal year ending February 28. Actuarial assumptions and calculations are performed annually. Balances at October 31 are estimates derived by utilization of straight line amortization.

  The Company's funding policy for retirement plans is consistent with the relevant governmental and tax regulations. The pre-retirement rate of return is 8% and post retirement return is 7%. An interest cost of 8% was used in the actuarial calculations of the projected benefit obligation. The compensation rate increase was calculated at 1% each year.

  Plan assets consist primarily of pooled funds under management by an insurance company.

  Pension cost for the defined benefit plan of the Company includes the following components:

                                               OCTOBER 31, 1993 OCTOBER 31, 1992
                                               ---------------- ----------------
Service cost-benefits earned during the year.      $114,573         $115,157
Interest cost on projected benefit obliga-
 tion........................................       113,391          121,587
Net (increase) decrease in fair value of
 plan's assets...............................       (59,000)         (58,759)
                                                   --------         --------
Net Pension Cost.............................      $168,964         $177,985
                                                   ========         ========

                         TWIN COUNTY TRANS VIDEO, INC.

                           OCTOBER 31, 1993 AND 1992
  The plan's status at October 31, 1993 and 1992 was as follows:

                                               OCTOBER 31, 1993 OCTOBER 31, 1992
                                               ---------------- ----------------
Vested benefits...............................    $1,495,333       $1,283,210
Nonvested benefits............................        35,588            7,661
                                                  ----------       ----------
Accumulated benefit obligation................    $1,530,921       $1,290,871
Projected benefit obligation..................     1,684,005        1,417,391
Plan assets at fair value.....................     1,385,094        1,149,517
                                                  ----------       ----------
Plan Assets in Excess of (Less Than)
 Projected Benefits Obligations...............    $ (298,911)      $ (267,874)
                                                  ==========       ==========

FOOTNOTE VII

 Related Party Transactions

  The Company leases storage space from a partnership which has common ownership with the Company. The lease is month to month at a payment monthly of $3,000.

  The Company has paid the Pennsylvania Capital Franchise Tax for a related corporation which is inactive. The annual payment of $300 has been expensed each year.

  The Company leases storage and office space from a stockholder at $800 monthly. The lease is month to month.

FOOTNOTE VIII

  In years prior to fiscal 1992, the Company retired 19,425 shares of treasury stock purchased at a cost of $1,717,850.90 and related warrants at a cost of $1,000,000.00. While not formally retired, management has deemed these shares and warrants as constructively retired and has charged the cost of repurchase to retained earnings.

FOOTNOTE IX

  The Company has restated the financial statements for the fiscal years ended October 31, 1993 and 1992 to reflect methods of accounting for deferred income taxes, pension benefits, prepayments by customers, bad debts, and depreciation of plant and equipment in accordance with generally accepted accounting principles. The effect of these restatements is as follows:

                                       AS REPORTED              RESTATED
                                 ----------------------- -----------------------
                                    1992        1993        1992        1993
                                 ----------- ----------- ----------- -----------
Current assets.................. $ 2,075,018 $ 1,724,436 $ 3,202,842 $ 3,361,425
Total assets....................  18,431,670  19,372,575  21,927,498  23,491,357
Current liabilities.............   1,781,396   2,367,452   4,393,628   5,760,635
Long term liabilities...........  12,630,766  12,288,966  13,793,084  13,521,892
Stockholders' equity............   4,019,508   4,716,157   3,740,788   4,208,830
Sales...........................  18,159,473  20,191,696  18,266,671  19,999,071
Operating income................   1,746,235   2,499,201   2,085,325   1,539,945
Provision for income taxes......     389,505     342,212     477,950     285,863
Net income......................     756,097     664,295     622,967     468,044

                         TWIN COUNTY TRANS VIDEO, INC.

                                 BALANCE SHEETS

                      APRIL 30, 1995 AND OCTOBER 31, 1994

                                                      APRIL 30,    OCTOBER 31,
                                                         1995          1994
                                                     ------------  ------------
CURRENT ASSETS
Cash...............................................  $    113,184  $    721,748
Accounts receivable (net of allowance for doubtful
 accounts of $123,532 in 1995 and $41,671 in 1994).       666,452       332,623
Prepaid operating expenses.........................       616,604       235,843
Inventory..........................................     1,340,216       845,841
Prepaid taxes......................................       188,982           300
Deferred tax asset.................................       334,668     1,371,474
Federal income tax refund..........................       942,439             0
                                                     ------------  ------------
  TOTAL CURRENT ASSETS.............................     4,202,545     3,507,829
FIXED ASSETS
  Land & building..................................       767,416       767,416
  Master antennae..................................     1,693,871     1,675,047
  Trunk & distribution lines.......................    26,116,502    24,873,046
  Microwave & AML Equipment........................       812,558       812,558
  Operating & test equipment.......................       775,613       763,118
  Automotive equipment.............................     1,477,568     1,752,255
  Office furniture & equipment.....................     1,218,150     1,242,215
  Cablecasting & studio equipment..................       570,814       572,779
  Pay TV equipment.................................     8,472,033     7,839,297
  Capitalized drop line costs......................     2,192,598     2,181,942
                                                     ------------  ------------
  TOTAL............................................    44,097,123    42,479,673
Less: Accumulated depreciation and amortization....   (25,553,721)  (24,008,445)
                                                     ------------  ------------
                                                       18,543,402    18,471,228
  Construction in progress.........................       587,068       983,951
OTHER ASSETS
Other assets.......................................       816,638       726,997
Unamortized loan procurement fees (Net of accumu-
 lated amortization of $115,302 in 1995 and $90,442
 in 1994)..........................................       129,468       154,328
Franchises (Net of accumulated amortization of
 $129,263 in 1995 and $126,133 in 1994)............        42,516        45,646
Cash surrender value--Officer's Life Insurance.....     2,729,155     2,459,039
                                                     ------------  ------------
    TOTAL ASSETS...................................  $ 27,050,792  $ 26,349,018
                                                     ============  ============

         The Accompanying Notes are an Integral Part of this Statement

                         TWIN COUNTY TRANS VIDEO, INC.

                                 BALANCE SHEETS

                      APRIL 30, 1995 AND OCTOBER 31, 1994

                                                         APRIL 30,  OCTOBER 31,
                                                           1995        1994
                                                        ----------- -----------
          LIABILITIES & STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Accounts payable..................................... $ 1,525,180 $ 2,098,031
  Accrued payroll and commission.......................     204,175     252,830
  Taxes payable other than income and capital stock....     228,613      75,398
  Income and capital stock taxes.......................           0      77,266
  Accrued expenses.....................................     384,921     906,187
  Accrued pension expense..............................     380,256     368,545
  Service prepaid by customers.........................   5,068,734   3,132,815
                                                        ----------- -----------
    TOTAL CURRENT LIABILITIES..........................   7,791,879   6,911,072
LONG TERM LIABILITIES
  Credit Line--First Union Bank of NC..................  12,440,991  12,640,991
  Customer refundable deposits.........................     324,125     319,650
  Deferred tax liability...............................   1,410,247   1,460,383
                                                        ----------- -----------
    TOTAL LONG TERM LIABILITIES........................  14,175,363  14,421,024
STOCKHOLDER'S EQUITY
  Capital Stock--30,000 authorized, 3,720.20 issued and
   outstanding, no par value, Common "A" Non-voting.... $   200,000     200,000
  Capital Stock--10,000 authorized, 5,500 issued and
   outstanding, no par value, Common "B" Voting........     100,000     100,000
  Retained earnings....................................   4,783,550   4,716,922
                                                        ----------- -----------
TOTAL STOCKHOLDER'S EQUITY.............................   5,083,550   5,016,922
                                                        ----------- -----------
TOTAL LIABILITIES & STOCKHOLDER'S EQUITY............... $27,050,792 $26,349,018
                                                        =========== ===========


         The Accompanying Notes are an Integral Part of this Statement

                         TWIN COUNTY TRANS VIDEO, INC.

                              STATEMENTS OF INCOME

           FOR THE THREE AND SIX MONTHS ENDED APRIL 30, 1995 AND 1994

                                  (UNAUDITED)

                           THREE MONTHS   THREE MONTHS    SIX MONTHS     SIX MONTHS
                              ENDED          ENDED          ENDED          ENDED
                          APRIL 30, 1995 APRIL 30, 1994 APRIL 30, 1995 APRIL 30, 1994
                          -------------- -------------- -------------- --------------
INCOME
  Sales.................    $6,921,574     $5,719,103    $13,720,477    $11,224,494
OPERATING EXPENSES
  Payroll...............       713,619        497,146      1,243,697      1,019,315
  Employee benefits.....       147,146        138,339        289,225        265,894
  Program expense.......     1,194,471        874,355      2,386,451      1,779,097
  Pole rental...........        83,399         80,349        167,468        159,082
  Maintenance...........       970,413        314,253      1,436,439        643,659
  Operating overhead....       291,802        405,000        300,737        318,227
  Vehicle expense.......        95,402        160,535        121,250        121,371
  Abandonment of cable
   and equipment........        58,284         63,098        658,451        813,500
  Amortization,
   installations and
   franchises...........        31,138         63,678         95,818        127,059
  Depreciation, fixed
   assets...............     1,116,053        955,048      1,757,958      1,621,218
                            ----------     ----------    -----------    -----------
                             4,701,727      3,551,801      8,457,494      6,868,422
                            ----------     ----------    -----------    -----------
SELLING & ADMINISTRATIVE
 EXPENSES
  Payroll...............       808,797        350,836      1,265,675        679,401
  Employee benefits.....       140,257         96,745        261,799        177,549
  Selling expense.......       197,940        150,124        388,034        317,406
  General business ex-
   pense................       183,436         81,928        271,105        171,375
  Provision for doubtful
   accounts.............       (32,852)       132,991        540,836        471,544
  Professional services.       765,931         57,556        808,040        101,912
  Franchise taxes.......       306,807        493,308        869,770        871,686
  State and local taxes.      (141,925)        68,061        (68,647)       140,189
  Office expense........        98,421        170,533        262,393        323,289
  Amortization, loan
   procurement fees.....        12,431          6,431         24,861         12,861
                            ----------     ----------    -----------    -----------
                             2,339,243      1,608,513      4,623,866      3,267,212
                            ----------     ----------    -----------    -----------
    OPERATING INCOME....      (119,396)       558,789        639,117      1,088,860
OTHER INCOME &
 (EXPENSES)
  Interest expense......      (269,414)      (202,019)      (541,839)      (405,315)
  Interest income.......         2,945          5,727          7,112          9,461
                            ----------     ----------    -----------    -----------
    INCOME BEFORE TAXES.      (385,865)       362,497        104,390        693,006
  Provision for income
   taxes................       147,126       (160,385)       (37,762)      (308,359)
                            ----------     ----------    -----------    -----------
    NET INCOME TO
     RETAINED EARNINGS..    $ (238,739)    $  202,112    $    66,628    $   384,647
                            ==========     ==========    ===========    ===========

         The Accompanying Notes are an Integral Part of this Statement

                         TWIN COUNTY TRANS VIDEO, INC.

                        STATEMENTS OF RETAINED EARNINGS

                            APRIL 30, 1995 AND 1994

                                                           APRIL 30,  APRIL 30,
                                                              1995       1994
                                                           ---------- ----------
Balance Retained Earnings--November 1, 1994 and 1993...... $4,716,922 $3,908,830
Profit: Six Months Ended April 30, 1995 and 1994..........     66,628    384,647
                                                           ---------- ----------
Retained Earnings--April 30, 1995 and 1994................ $4,783,550 $4,293,477
                                                           ========== ==========



         The Accompanying Notes are an Integral Part of this Statement

                         TWIN COUNTY TRANS VIDEO, INC.

                            STATEMENTS OF CASH FLOWS


                 SIX MONTHS ENDED APRIL 30, 1995 AND 1994

                                                  APRIL 30, 1995 APRIL 30, 1994
                                                  -------------- --------------
Cash Flows From Operating Activities:
Net Income......................................    $   66,628    $   384,647
Adjustment to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization.................     1,878,637      1,761,138
  (Increase) decrease in accounts receivable....      (415,690)       256,019
  Increase in allowance for doubtful accounts...        81,861              0
  (Increase) in certificates of deposits--short
   term.........................................             0       (200,000)
  (Increase) in prepaid operating expenses,
   prepaid taxes and other assets...............      (659,085)      (293,990)
  (Increase) in federal tax refund..............      (942,439)             0
  (Increase) in inventory.......................      (494,375)      (306,669)
  Decrease in deferred tax assets...............     1,036,806      1,272,793
  (Increase) in cash surrender-officer's life...      (270,116)      (183,937)
  Increase (decrease) in current liabilities....       880,807       (634,202)
  Increase (decrease) in refundable deposits....         4,475        (12,750)
  Increase (decrease) in deferred tax liability.       (50,136)        66,150
  Abandonment of cable and equipment............       658,451        813,500
                                                    ----------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES.......     1,775,824      2,922,699
Cash Flows Used by Investing Activities:
  Net capital expenditures......................    (2,184,388)    (2,000,602)
                                                    ----------    -----------
    NET CASH USED BY INVESTING ACTIVITIES.......    (2,184,388)    (2,000,602)
Cash Flows from Financing Activities:
  Net (repayments) under line of credit.........      (200,000)             0
                                                    ----------    -----------
    NET CASH USED BY FINANCING ACTIVITIES.......      (200,000)             0
                                                    ----------    -----------
Net (decrease) in cash and temporary cash equiv-
 alents.........................................      (608,564)       922,097
Cash and cash equivalents--beginning of year....       721,748        570,527
                                                    ----------    -----------
Cash and cash equivalents--end of six months....    $  113,184    $ 1,492,624
                                                    ==========    ===========
Additional Disclosures:
  Cash paid for income taxes....................    $  264,805    $   268,300
  Cash paid for interest........................    $  536,471    $   400,821

       The Accompanying Notes are an Integral Part of this Statement

                         TWIN COUNTY TRANS VIDEO, INC.

                     NOTES TO INTERIM FINANCIAL STATEMENTS

                                JANUARY 31, 1995

NOTE I

  The Interim Financial Statements included herein have been prepared by Twin County, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of Management of Twin County, the Interim Financial Statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information. The Interim Financial Statements should be read in conjunction with Twin County's 1994, 1993 and 1992 financial statements and notes thereto included herein.

                         TWIN COUNTY TRANS VIDEO, INC.

                       QUARTERLY INFORMATION (UNAUDITED)

SELECTED QUARTERLY DATA

                                      FIRST      SECOND      THIRD      FOURTH
                                     QUARTER    QUARTER     QUARTER    QUARTER
                                    ---------- ----------  ---------- ----------
1995
SALES.............................. $6,798,903 $6,921,574         N/A        N/A
OPERATING INCOME...................    758,513   (119,396)        N/A        N/A
NET INCOME.........................    305,367   (238,739)        N/A        N/A
NET INCOME PER COMMON SHARE........      33.12     (25.89)        N/A        N/A
1994
SALES.............................. $5,505,391 $5,719,103  $6,018,666 $6,432,174
OPERATING INCOME...................    530,071    558,789     539,556    700,472
NET INCOME.........................    182,535    202,112     170,672    252,773
NET INCOME PER COMMON SHARE........      19.80      21.92       18.51      27.42
1993
SALES..............................  4,712,873  4,849,402   5,052,460  5,384,337
OPERATING INCOME...................    307,066    352,973     347,373    532,533
NET INCOME.........................    116,813    159,399     120,918     70,913
NET INCOME PER COMMON SHARE........      12.67      17.29       13.11       7.69

PROXY
                               C-TEC CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

           for the Annual Meeting of Shareholders on August 2, 1995

   The undersigned, hereby revoking any contrary proxy previously, given, hereby appoints James O. Crowe, Richard R. Jaros and David C. McCourt, and each of them, his true and lawful agents and proxies, with full power of substitution and revocation, to vote as indicated below, all the Common Stock and Class B Common Stock of the undersigned in C-TEC CORPORATION (the "Company") entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey, on August 2, 1995, at 11:00 a.m. local time, and at any adjournment or postponement thereof, all as set forth in the related notice of proxy statement for the 1995 Annual Meeting.

                                                              -----------
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE  SEE REVERSE
                                                                  SIDE
                                                               ----------

[X] votes as in this example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the proposals listed below. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE PROPOSALS BELOW.

1. To elect four (4) Directors to Class II to serve for a term of three (3) years.

Nominees: Thomas C. Stortz, Robert E. Julian, Frank M. Henry and Eugene Roth.


          FOR [  ]        WITHHELD [  ]       MARK HERE   [  ]
                                              IF YOU PLAN
                                              TO ATTEND
                                              THE MEETING


                                               MARK HERE  [  ]
                                               FOR ADDRESS
                                               CHANGE AND
[    ]                                         NOTE BELOW
      ---------------------------------------

For all nominees except as noted above.
To withhold authority for an individual nominee, please write his name on the above line.


                                            FOR      AGAINST    ABSTAIN
2.  To amend the Amended and Restated       [  ]      [  ]       [  ]
    Articles of Incorporation to
    increase the authorized Common
    Stock and Class B Stock.


3.  To amend the Amended and Restated       [  ]      [  ]       [  ]
    Articles of Incorporation to authorize
    a new class of Preferred Stock.


4.  Approval of the Issuance of Preferred   [  ]      [  ]       [  ]
    Stock of the Company in the merger of
    Twin County Trans Video, Inc. into a
    subsidiary of the Company.


5.  Approval of the issuance of Preferred   [  ]      [  ]       [  ]
    Stock of the Company in the merger of
    Buffalo Valley Telephone Company into
    a subsidiary of the Company.


6.  To ratify the selection of Coopers &    [  ]      [  ]       [  ]
    Lybrand LLP as independent auditors
    for the fiscal year ending December
    31, 1995.


7.  To act upon such other matters as may   [  ]      [  ]       [  ]
    properly come before the meeting or
    any adjournment or postponement
    thereof.


The undersigned acknowledged receipt of the notice and proxy statement to the 1995 Annual Meeting and the Company's annual report for 1994.

Signature:                                     Date
          -------------------------------------    -------------

Signature:                                     Date
          -------------------------------------    -------------